    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1999


                                                      REGISTRATION NO. 333-70263

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          WINSTAR COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    4812                                   13-3585278
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
           OF INCORPORATION)                    CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 584-4000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               TIMOTHY R. GRAHAM
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 584-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                With copies to:

        DAVID ALAN MILLER, ESQ.                                 STEPHEN L. BURNS, ESQ.
        GRAUBARD MOLLEN & MILLER                               CRAVATH, SWAINE & MOORE
            600 THIRD AVENUE                                      825 EIGHTH AVENUE
        NEW YORK, NEW YORK 10016                               NEW YORK, NEW YORK 10019
             (212) 818-8800                                         (212) 474-1000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one to be used in connection with an underwritten public offering in the United States and Canada and one to be used in a concurrent underwritten public offering outside the United States and Canada. The two prospectuses are identical except for the front and back cover pages and the "Underwriting" section. The form of U.S. prospectus is included herein and is followed by the alternate pages to be used in the international prospectus. The alternate pages for the international prospectus included herein are each labeled "International Prospectus--Alternate Page." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                       SUBJECT TO COMPLETION, DATED JANUARY 15, 1999
PROSPECTUS

                                                      [LOGO] WINSTAR(Registered)

                                4,200,000 SHARES

                          WINSTAR COMMUNICATIONS, INC.

                                  COMMON STOCK

                               ------------------

     We are selling 4,200,000 shares of our common stock. The U.S. underwriters named in this prospectus may purchase up to 630,000 additional shares of our common stock under certain circumstances.

     Of the 4,200,000 shares of common stock that we are selling, 3,360,000 shares are being offered in the United States and Canada by a syndicate of U.S. underwriters and 840,000 shares are being offered concurrently outside the United States and Canada by a syndicate of international underwriters.


     Our common stock is quoted on the Nasdaq National Market under the symbol "WCII". The last reported sale price of our common stock on Nasdaq on January 14, 1999, was $40.56 per share.


                               ------------------


     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                                                             PER SHARE     TOTAL
                                                                                             ---------    --------
Public offering price.....................................................................    $           $
Underwriting discount.....................................................................    $           $
Proceeds to WinStar (before expenses).....................................................    $           $

     The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about January   ,
1999.

                               ------------------

SALOMON SMITH BARNEY                                  CREDIT SUISSE FIRST BOSTON

January   , 1999

                                   [ARTWORK]

                      WINSTAR'S NETWORK OPERATIONS CENTER



                                   [ARTWORK]

                           A POINT TO POINT HUB SITE
                                   IN CHICAGO



                                   [ARTWORK]

                              A POINT TO POINT HUB
                           SITE AND TARGET BUILDINGS



                                   [ARTWORK]

                          A POINT TO POINT MULTIPOINT
                                  HUB ANTENNA



                                   [ARTWORK]

                            A POINT TO POINT CAPITAL
                              ANTENNA INSTALLATION

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Summary....................................................................................................      2
Risk Factors...............................................................................................      9
Use of Proceeds............................................................................................     17
Capitalization.............................................................................................     18
Dilution...................................................................................................     19
Selected Financial Data....................................................................................     20
Management's Discussion and Analysis of Financial Condition and Results of Operations......................     22
Business...................................................................................................     31
Management.................................................................................................     47
Principal Stockholders.....................................................................................     50
Description of Capital Stock...............................................................................     52
Description of Certain Indebtedness........................................................................     55
Certain United States Federal Tax Considerations for Non-U.S. Holders of Common Stock......................     59
Underwriting...............................................................................................     61
Legal Matters..............................................................................................     63
Experts....................................................................................................     63
Forward-Looking Statements.................................................................................     63
Where You Can Find More Information........................................................................     63
Index to Financial Statements..............................................................................    F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                    SUMMARY


     This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before purchasing our common stock. Unless otherwise stated in this prospectus, references to "we," "us," "our" or "WinStar" refer to WinStar Communications, Inc. and, where appropriate, our subsidiaries. Wireless Fibersm and Office.comsm are service marks, and WinStar(Registered), WinStar for Business(Trademark) and WinStar Business Info Center(Trademark) are trademarks, of WinStar. Unless otherwise indicated, all information contained in this prospectus assumes that the U.S. underwriters will not exercise their option to purchase an additional 630,000 shares.


GENERAL


     WinStar is a facilities-based provider of telecommunications services primarily to businesses in a growing number of major markets throughout the United States. Through our local broadband (i.e., high-capacity) networks, we offer our customers a variety of individual and bundled services, including local and long distance voice services, high-speed data transport, Internet access and other enhanced communications services. We also provide Internet-based information content and services, such as online business resources. We provide our services with a high degree of customer care and at competitive prices, which affords our customers an attractive alternative to the incumbent local exchange carriers ("ILECs") and other service providers. As of September 30, 1998, we had more than 257,000 installed lines serving over 12,000 business customers. We currently provide service in more than 30 major U.S. markets, including Atlanta, Boston, Chicago, Dallas, Los Angeles, New York City, San Diego, San Francisco and Washington, D.C. Revenues from our core telecommunications services for September 1998 were $14.8 million
($176.3 million on an annualized basis) compared to $2.7 million for September 1997 ($33.2 million on an annualized basis).


     In order to take advantage of the benefits derived from early market entry, we recently announced a plan to accelerate the growth of our business by expanding into 60 U.S. markets by the end of 2000, rather than the 40 U.S. markets previously announced. Additionally, we now plan to expand internationally by entering up to 50 foreign markets by the end of 2004. We intend to serve each of these markets primarily with our local broadband network. Our recently announced strategic relationship with Lucent Technologies, Inc. facilitates this expanded rollout. As part of this relationship, Lucent, under our direction, will provide design, engineering and construction services for the buildout of our local broadband networks in the United States and abroad. Lucent has also made financing available for the purchase of up to $2.0 billion of equipment and services necessary for this buildout
($500.0 million of which was made immediately available). At December 31, 1998, we had borrowed $77.5 million under this financing arrangement.

     We also recently announced a plan to interconnect our local broadband networks in the United States with long-haul fiber to create a national end-to-end broadband network. This seamless national network will operate as a true broadband alternative to the existing public telephone networks that are owned and controlled by the incumbent service providers. Our national broadband network will enable us to carry a substantial portion of our customers' voice, data and video transmissions, from point of origination to point of termination. Since this network will reduce our reliance on the facilities of other providers, we will be able to substantially reduce our costs and have greater control over the quality of service we provide. In furtherance of our plan to create such a national broadband network, we recently purchased 25-year indefeasible rights of use ("IRUs") to intracity and intercity fiber facilities being constructed by Metromedia Fiber Network, Inc. ("MFN") and Williams Communications, Inc. We are also integrating our existing national ATM backbone and our network of frame relay data switches into this developing national broadband network.

WINSTAR LOCAL BROADBAND NETWORKS

     Local telephone service has historically been carried by the ILECs across their "legacy" networks. The portion of these legacy networks that ultimately connects to customer buildings, called the "last mile," is typically copper wire. The rapid growth of bandwidth-intensive communications services, such as Internet access and data transport, has created a shortage of capacity across the last mile. We believe that this shortage will become more acute as the use of bandwidth-intensive applications continues to grow. Our local broadband networks offer a solution to this increasing need for bandwidth to a larger addressable market than fiber or copper-based connections.


     An integral part of our local broadband networks is our wireless transmission capability ("Wireless Fiber"), which uses the 38 GHz, 28 GHz and other portions of the radio spectrum to carry voice, data and video transmissions. Our Wireless Fiber services can provide fiber-quality transmission at speeds more than 350 times faster than ISDN, the fastest service currently in general use on legacy networks. We believe that in order to effectively use wireless spectrum for the commercial provision of broadband communications services, a provider must have access to a large amount of spectrum in each of the markets where it operates. We hold licenses that provide us with the largest amount of 38 GHz radio spectrum in the country, as well as a large amount of 28 GHz spectrum and other various spectrum rights. Our spectrum holdings cover markets encompassing more than 200 million people and more than 80% of the business market in the United States.


     We use our Wireless Fiber to establish connections between buildings in which our customers are located and our hub site buildings. Transmissions are carried between these locations using wireless connections between antennas placed on the roof of each building. Accordingly, securing access rights for our antennas is a crucial step in the construction or expansion of our local broadband networks. Currently, we have access rights to more than 4,200 buildings. We select hub site buildings to maximize the number of customer buildings which will have line of sight to the hub. Connections between our hub sites and our switching facilities are made using fiber or, in some instances, a second wireless link. Our switches seamlessly deliver voice, data and video traffic to customers directly connected to our network, the public switched telephone network or the Internet.

BUSINESS STRATEGY AND STRENGTHS

     Our goal is to create one of the first national broadband networks and to drive a high volume of customer traffic across this network. We believe that our Wireless Fiber and switch-based infrastructure provides us with significant competitive advantages, particularly over service providers that rely on wireline connection for the last mile. Our strategy, elements of which are set forth below, is to exploit these advantages in order to attain our goal.

     Rapidly and Cost-effectively Deploy Our Local Infrastructure. We are rapidly and cost-effectively deploying our local broadband networks to create a first-to-market presence in our targeted buildings. Through this presence, we seek to establish a strong customer base ahead of our competitors and to cost-effectively grow our business as our markets mature. In pursuit of this strategy, we are expanding the rollout of our services to 60 U.S. markets by the end of 2000 and up to 50 foreign markets by the end of 2004. The following factors enhance our deployment capabilities:

     o we do not have to lay underground fiber to establish broadband connections to customer buildings;

     o we are a leader in securing the critical building access rights necessary to build out broadband wireless networks;

     o we are able to install a Wireless Fiber antenna and establish a broadband last mile connection to a customer building within a few days after obtaining building access;

     o our technology is scalable and we can create wireless broadband connectivity to a building at a fraction of the cost of a fiber link;

     o we can generally tie capital expenditures directly to demand by connecting a building to our network when it is ready to generate revenue; and

     o our strategic relationship with Lucent provides us with ready access to equipment and services, qualified engineering and installation personnel, and equipment financing.

     These advantages will be accentuated as we integrate point to multipoint technology into our network infrastructure. We began the commercial deployment of point to multipoint technology during the fourth quarter of 1998. Point to multipoint technology adds another dimension to our ability to create network capacity and presents significant advantages over network buildout using only point to point technology, including:

     o the reduction of capital expenditures because a single hub-based multipoint antenna can simultaneously carry transmissions to multiple customer buildings; and

     o the more efficient management of our Wireless Fiber capacity because multipoint technology allows us to allocate the same spectrum among multiple customers to be used when required.

     Interconnect Local Networks to Create a National Broadband Network. We are interconnecting our local broadband networks to create a national broadband network in order to maximize the advantages afforded by our Wireless Fiber-based infrastructure. Our IRUs with Williams and MFN will allow us to complete the intercity and selected intracity portions of this national broadband network on a rapid and cost-effective basis. In addition, our strategic relationship with Lucent substantially enhances the speed at which we can construct and expand our national network.


     Target Customers Located in "On-Net" Buildings. In the past, we entered a new market by reselling the services of the incumbent providers to our customers, intending to transfer these customers to our local broadband network once deployed. Due to our growing size and scale, we recently decided to intensify the focus of our sales and marketing efforts on customers located in buildings connected to our local broadband networks (i.e., "On-Net"). We believe these efforts will result in greater profitability as our local broadband networks continue to expand and a greater percentage of our customers are located in On-Net buildings. As part of this objective, we use unique marketing strategies to expand our customer base. One such program is "Project Millennium," which is currently being offered to businesses located in approximately 1,000 buildings in 13 of our existing markets. Under Project Millennium, first-time customers who sign a one-, two- or three-year service contract prior to January 31, 1999, receive up to $1,000 per month of free local phone service during the first one-third of the contract term.


     Offer Attractive Pricing and Superior Customer Care. We strive to offer our customers attractive pricing and service superior to that of other telecommunications service providers. We believe our Wireless Fiber technology, integrated service offerings, network management and customer support systems enable us to offer such pricing and service. By carrying our customers' local traffic over our Wireless Fiber, instead of the more costly facilities of the ILECs, we are able to provide our customers with more attractive rates. We also tailor our services to the particular needs of our customers through regular customer consultation. We monitor our network 24 hours a day through our new network operations center, allowing us to react quickly to potential service problems and ensuring that we provide our customers with reliable service. We also provide our customers with 24-hour-a-day access to our new centrally-managed customer care and support center. In addition, we are developing customer-centric operations support systems designed to allow us to track ordering, provisioning, billing, servicing and other information for each customer from a central point of access.

     Provide Integrated Voice and Data Telecommunications and Information Services. We offer a full range of basic and enhanced voice and data services. We believe that the customers we target typically prefer to purchase their voice and data communications services as a single package from a single provider. We also believe that the ability to package business information, entertainment and other content and services with telecommunications services will become an increasingly important factor in the business customer's decision to select or retain a telecommunications provider. Accordingly, we seek opportunities to expand our information and content assets and services which we believe will enhance the marketing of our telecommunications services and the value we provide our customers.

RECENT DEVELOPMENTS

     We have recently entered into certain agreements and strategic relationships that will help us achieve our goal of creating one of the first national broadband networks.

  Strategic Relationship with Lucent


     In October 1998, we entered into a long-term strategic supply and financing relationship with Lucent. We have agreed to purchase Lucent equipment for a significant portion of the components needed for our network, to the extent this equipment represents the "best-of-breed" in the marketplace (i.e. the best and most cost-effective with regard to the particular requirements of our network). If Lucent's equipment is not the best-of-breed, we may, subject to certain limitations, purchase network components from other vendors through Lucent or directly from such vendors. Under our direction, a team of Lucent professionals dedicated to WinStar will provide us with design, engineering, deployment, installation and other services in connection with the buildout of our network domestically and abroad. Lucent will also provide us with other assets and services such as access rights to buildings it controls and certain services of its Bell Labs testing facilities. Lucent has also made financing available for the purchase of up to $2.0 billion of best-of-breed equipment and related services necessary for the build out of our network ($500.0 million of which was made immediately available). At December 31, 1998, we had borrowed
$77.5 million under this financing arrangement.


  Purchases of Fiber Capacity

     In December 1998 and July 1998, we entered into agreements to purchase fiber capacity from Williams and MFN, respectively. These agreements will provide us with:

     o a substantial portion of the intercity fiber necessary to interconnect our local broadband networks;

     o a large amount of intracity fiber in six major cities in the United States, which we will use to interconnect our hub and switch facilities in such cities;

     o availabile capacity for our future growth; and

     o reduced costs related to the transmission of our long-haul traffic and intracity back-haul traffic.

     Under our agreement with Williams, we purchased a 25-year IRU to four fiber strands, each on a national route encompassing 14,684 route miles (58,736 fiber miles), and a seven-year option to purchase two additional strands over the same route (29,368 fiber miles). This fiber capacity is being delivered as routes are built and is expected to be completely available by the end of 2001, until which time Williams will fulfill substantially all of our long-haul transport requirements at no additional cost to us. We will pay Williams approximately $640.0 million over the next seven years for the IRU, the capacity option, certain long-haul transport and other network assets. We can exercise the capacity option for approximately $51.0 million, payable in cash and/or services.

     Under our agreement with MFN, we purchased a 25-year IRU to fiber rings consisting of multiple fiber strands in six U.S. cities and multiple strands of intercity fiber connecting major cities in the northeastern United States for $43.6 million. As of December 31, 1998, we have paid $6.5 million of this amount, with additional payments due as additional portions of these facilities are completed. We will use the intracity fiber rings to connect our hub sites and switching facilities in Chicago, New York City, Oakland, Philadelphia, San Francisco, San Jose and Washington, D.C. The intercity fiber will connect our central offices in the northeastern United States. This intracity and intercity fiber capacity is being delivered as routes are built and is expected to be completely available by the second quarter of 2000.

  Sale of Wireless Fiber Capacity

     The large amount of spectrum afforded us under our wireless licenses allows us to create local broadband networks having substantial capacity. This capacity allows us to not only provide broadband services to our customers, but to also provide valuable last mile connectivity to other select service providers for use in extending their own networks, without compromising our ability to deliver our own services. We believe that such capacity sales will allow us to fully realize the value of our local broadband networks. To this end, in December 1998, we sold Williams a 25-year IRU for up to 2% of our current and future local Wireless Fiber capacity in the United States. Williams will pay us $400.0 million for this IRU, with payments due ratably as we construct up to 270 hub sites. We expect to complete construction of at least 270 hub sites over the next four years. In addition, Williams will pay us at least $45.6 million over a ten-year period for network maintenance services that we will provide over the term of the IRU.

CORPORATE INFORMATION

     WinStar was incorporated under the laws of the State of Delaware in September 1990. Our principal office is located at 230 Park Avenue, New York, New York 10169 and our telephone number is (212) 584-4000.

THE OFFERING


Common stock offered:

  U.S. offering (a).........................................  3,360,000 shares

  International offering....................................  840,000 shares

     Total(a)...............................................  4,200,000 shares

Shares outstanding at January 12, 1999 (b)..................  41,544,753 shares

Shares to be outstanding after the offering (a)(b)..........  45,744,753 shares

Use of proceeds.............................................  We intend to use the net proceeds for the general development and growth of our
                                                              operations, both domestically and abroad.

Nasdaq National Market symbol...............................  WCII


------------------
 (a) If the U.S. underwriters exercise their option to purchase additional shares of our common stock, the total number of shares to be offered in the U.S. offering, and to be outstanding after this offering each would increase by up to 630,000 shares.


 (b) Does not include (i) 916,000 shares of common stock issuable upon exercise of options granted or which may be granted under the 1992 Performance Equity Plan, (ii) 9,384,000 shares of common stock issuable upon exercise of options granted or which may be granted under the 1995 Performance Equity Plan, (iii) 8,158,000 shares of common stock issuable upon exercise of other outstanding options and warrants, (iv) 746,000 shares of common stock issuable under the Employee Stock Purchase Plan and
     (v) approximately 13,786,000 shares of common stock issuable upon conversion of our convertible preferred stock and convertible debt. The exercise and conversion prices of a substantial majority of the foregoing are below the current market price of our common stock.

                         SUMMARY FINANCIAL INFORMATION


     The summary historical financial data presented below for the years ended December 31, 1996 and 1997 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, reclassified to reflect the operations of both WinStar Global Products, Inc. ("Global Products"), our merchandising subsidiary, and WinStar Gateway Network, Inc. ("Gateway"), our residential long distance subsidiary, as discontinued operations. The summary historical financial data for the nine months ended September 30, 1997 and as of and for the nine months ended September 30, 1998 have been derived from our unaudited condensed consolidated financial statements and notes included elsewhere in this prospectus, reclassified to reflect the operations of Global Products and Gateway as discontinued operations. In our opinion, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. The summary pro forma data presented below for the year ended December 31, 1997 and as of and for the nine months ended September 30, 1998 have been derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The summary pro forma data presented below for the nine months ended September 30, 1997 has been derived from our unaudited condensed consolidated financial statements adjusted to reflect the 1997 Financing Transactions and the Pro Forma Transactions (each as defined in footnotes (a) and (b) below). The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma financial statements and summary data do not purport to represent what our results of operations or financial condition would actually have been had the 1997 Financing Transactions, the Pro Forma Transactions and this offering in fact occurred on the dates discussed in footnotes (a), (b) and (g) below, or to project our results of operations or financial condition for any future period or date. The financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma, consolidated and condensed consolidated financial statements included elsewhere in this prospectus.



                                                        YEAR ENDED              NINE MONTHS ENDED          NINE MONTHS ENDED
                                    YEAR ENDED       DECEMBER 31, 1997         SEPTEMBER 30, 1997         SEPTEMBER 30, 1998
                                    DECEMBER 31,  -----------------------    -----------------------    -----------------------
                                       1996        ACTUAL    PRO FORMA(a)     ACTUAL    PRO FORMA(a)     ACTUAL    PRO FORMA(b)
                                    ------------  ---------  ------------    ---------  ------------    ---------  ------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OTHER FINANCIAL AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues
  Telecommunications services
    CLEC...........................   $    604    $  22,653   $   22,653     $  13,418   $   13,418     $  85,858   $   85,858
    Other..........................      3,883        7,143      105,426         3,792       78,131        40,276       44,048
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
  Total telecommunications
    services.......................      4,487       29,796      128,079        17,210       91,549       126,134      129,906
  Information services.............     14,650       41,354       41,354        25,693       25,693        37,220       37,220
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
    Total operating revenues.......     19,137       71,150      169,433        42,903      117,242       163,354      167,126
Operating loss
  Telecommunications services......    (40,731)    (147,134)    (235,049)     (102,722)    (171,807)     (150,430)    (150,832)
  Information services.............     (1,409)      (4,092)      (4,092)       (2,632)      (2,632)       (7,036)      (7,036)
  General corporate................    (11,373)     (27,312)     (27,312)      (15,661)     (15,661)      (35,440)     (35,440)
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
    Total operating loss...........    (53,513)    (178,538)    (266,453)     (121,015)    (190,100)     (192,906)    (193,308)
Interest expense...................    (36,748)     (77,257)    (152,752)      (53,074)    (115,671)     (111,704)    (122,461)
Interest income....................     10,515       17,577       12,793        11,052        7,891        23,986       23,986
Other (expense) income, net (c)....         --        4,719         (481)        2,219        2,219         4,000        4,000
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
Loss from continuing operations....    (79,746)    (233,499)    (406,893)     (160,818)    (295,661)     (276,624)    (287,783)
Loss from discontinued
  operations.......................     (3,977)     (15,985)     (15,985)       (5,237)      (5,237)      (24,974)     (24,974)
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
Net loss...........................    (83,723)    (249,484)    (422,878)     (166,055)    (300,898)     (301,598)    (312,757)
Preferred stock dividends..........         --       (5,879)     (45,806)       (3,881)     (34,182)      (31,195)     (34,189)
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
Net loss applicable to common
  stockholders.....................   $(83,723)   $(255,363)  $ (468,684)    $(169,936)  $ (335,080)    $(332,793)  $ (346,946)
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------


Basic and Diluted Loss per Share:
  Actual and Pro Forma:
    Loss per share from continuing
      operations...................   $  (2.86)   $   (7.20)  $   (13.52)    $   (5.00)  $    (9.96)    $   (8.10)  $    (8.46)
    Loss per share from
      discontinued operations......      (0.14)       (0.48)       (0.48)        (0.16)       (0.16)        (0.66)       (0.66)
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
    Loss per share outstanding.....   $  (3.00)   $   (7.68)  $   (14.00)    $   (5.16)  $   (10.12)    $   (8.76)  $    (9.12)
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
    Weighted average common shares
      outstanding..................     27,911       33,249       33,469        32,923       33,099        37,970       38,042
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
                                      --------    ---------   ----------     ---------   ----------     ---------   ----------
  Pro Forma As Adjusted:
    Loss per share from continuing
      operations...................                           $   (12.02)(e)             $    (8.84)(e)             $    (7.62)(f)
    Loss per share from
      discontinued operations......                           $     (.42)(e)             $     (.14)(e)             $     (.59)(f)
                                                              ----------                 ----------                 ----------
    Loss per share outstanding.....                           $   (12.44)(e)             $    (8.98)(e)             $    (8.21)(f)
                                                              ----------                 ----------                 ----------
                                                              ----------                 ----------                 ----------
    Weighted average common shares
      outstanding..................                               37,669 (e)                 37,299 (e)                 42,242 (f)
                                                              ----------                 ----------                 ----------
                                                              ----------                 ----------                 ----------
OTHER FINANCIAL DATA:
Capital expenditures (d)...........   $ 46,651    $ 222,196   $  222,196     $ 103,835   $  103,835     $ 264,481   $  264,481
Depreciation and amortization......      3,764       25,102       52,142        14,649       35,752        48,666       48,824

                                                                   YEAR ENDED        NINE MONTHS ENDED
                                                                  DECEMBER 31,         SEPTEMBER 30,
                                                              --------------------  --------------------
                                                                1996       1997       1997       1998
                                                              ---------  ---------  ---------  ---------
OTHER OPERATING DATA:
Markets - Voice.............................................       10          17       13            27
Switches Installed..........................................        1           8        7            17
Hubs In-service.............................................       --          33       14            58
Building Access Rights......................................      770       2,113    1,794         3,554
Access Lines in Service.....................................    4,417      81,423   51,419       257,663
Employees...................................................      755       1,479    1,329         2,567



                                                                    SEPTEMBER 30, 1998
                                                               ----------------------------
                                                                 ACTUAL      AS ADJUSTED(g)
                                                               ----------    --------------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........   $  473,906      $  635,873
Property and equipment, net.................................      447,186         447,186
Total assets................................................    1,556,826       1,718,793
Current portion of long-term debt and capital lease
  obligations...............................................       19,163          19,163
Long-term debt and capital lease obligations, less curent
  portion...................................................    1,346,271       1,346,271
Total debt..................................................    1,365,434       1,365,434
Exchangeable redeemable preferred stock.....................      194,738         194,738
Convertible redeemable preferred stock......................      200,000         200,000
Common and preferred stock and additional paid-in capital...      394,750         556,717
Stockholders' deficit.......................................     (326,731)       (164,764)


------------------
(a) Gives effect to (i) a private placement in February 1997 ("February 1997 Preferred Stock Placement") of $100.0 million of units, consisting of our 6% Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") and warrants ("Warrants"), (ii) a private placement in March 1997 ("March 1997 Debt Placement") of $100.0 million of our 14 1/2% Senior Deferred Interest Notes Due 2005 ("1997 Senior Notes") and $200.0 million 12 1/2% Guaranteed Senior Secured Notes Due 2004 ("WEC Notes") of WinStar Equipment Corp., our wholly owned subsidiary ("WEC"), (iii) a private placement in August 1997 ("August 1997 Debt Placement") of $50.0 million of 12 1/2% Guaranteed Senior Secured Notes Due 2004 ("WEC II Notes"), of WinStar Equipment II Corp., our wholly owned subsidiary ("WEC II"), (iv) a private placement in October 1997 ("October 1997 Debt Placement") of $100.0 million of our 15% Senior Subordinated Deferred Interest Notes Due 2007 ("1997 Senior Subordinated Notes" and, together with the 1997 Senior Notes, WEC Notes and WEC II Notes, the "1997 Notes"), (v) the acquisition of 12 Lucent switches, leased fiber-optic capacity and related assets in October 1997 ("US ONE Asset Acquisition"), (vi) a private placement in December 1997 ("December 1997 Preferred Stock Placement") of $175.0 million principal amount of our 14 1/4% Senior Cumulative Exchangeable Preferred Stock Due 2007 ("Series C Preferred Stock") ((i)-(vi) collectively, the "1997 Financing Transactions"), (vii) a private placement in March 1998 of
    (A) $200.0 million of our 10% Senior Subordinated Notes Due 2008 ("March 1998 Cash-Pay Notes"), (B) $250.0 million of our 11% Senior Subordinated Deferred Interest Notes Due 2008 ("March 1998 Deferred Interest Notes" and, together with the March 1998 Cash-Pay Notes, the "1998 Notes") and
    (C) $200.0 million principal amount of our 7% Senior Cumulative Convertible Preferred Stock Due 2010 ("Series D Preferred Stock") ((vii)(A)-(C) collectively, the "March 1998 Financing Transactions") and (viii) the acquisition in January 1998 of substantially all of the assets of MIDCOM Communications Inc. (the "Midcom Asset Acquisition"), each as if they had occurred on January 1, 1997. Interest expense has been (1) increased to include approximately $68.0 million and $81.3 million of interest on such debt and amortization of deferred debt offering costs and other related fees for the nine months ended September 30, 1997 and the year ended December 31, 1997, respectively, but not to include interest income earned on additional available cash and (2) reduced by approximately $5.4 million and $5.8 million for the nine months ended September 30, 1997 and the year ended December 31, 1997, respectively, to reflect the repayment of approximately $62.3 million borrowed in connection with the US ONE Asset Acquisition and repaid from the proceeds of the December 1997 Preferred Stock Placement. Depreciation expense has been adjusted to include approximately $4.8 million and $5.1 million for the nine months ended September 30, 1997 and the year ended December 31, 1997, respectively, of depreciation on certain of the assets acquired in the US ONE Asset Acquisition, assuming straight line depreciation over the expected useful lives of the assets which will ultimately be placed in service.


(b) Gives effect to the Midcom Asset Acquisition and the March 1998 Financing Transactions (together, the "Pro Forma Transactions") as if they had occurred on January 1, 1998. Interest expense has been increased to include approximately $10.8 million of interest on such debt and amortization of deferred debt offering costs and other related fees for the nine months ended September 30, 1998, but not to include interest income earned on additional available cash.



(c) The year ended December 31, 1997 and the nine months ended September 30, 1998 include a deferred income tax benefit of $2.5 million and $4.0 million, respectively.



(d) Excludes capital expenditures relating to the operations of Midcom for the year ended December 31, 1997 and prior periods presented and includes assets acquired under capital leases.



(e) Gives pro forma effect to the 1997 Financing Transactions and the Pro Forma Transactions, and as adjusted for this offering, as if each had occurred on January 1, 1997.



(f) Gives pro forma effect to the Pro Forma Transactions and as adjusted for this offering, as if each had occurred on January 1, 1998.



(g) As adjusted for this offering as if it had occurred on September 30, 1998.

                                  RISK FACTORS

     You should carefully consider the risk factors described below, as well as the other information appearing in this prospectus, before making an investment in our common stock.

PAST AND PROBABLE FUTURE LOSSES--WE HAVE A HISTORY OF LOSSES AND EXPECT THAT LOSSES WILL CONTINUE IN THE FUTURE.


     Since our inception, we have incurred significant and growing net losses and significant negative EBITDA. EBITDA means earnings, and negative EBITDA means losses, in each case before interest, income taxes, depreciation and amortization, other income (expense) and discontinued operations. Our net losses and negative EBITDA will continue to increase substantially as a result of the growth of our telecommunications business in some of our existing markets, our expansion into additional domestic and international markets and expenses relating to the servicing of our debt. We incurred net losses and negative EBITDA of approximately $83.7 million and $49.7 million, respectively, for the year ended December 31, 1996, $249.5 million and $153.4 million, respectively, for the year ended December 31, 1997, $166.1 million and $106.4 million, respectively, for the nine months ended September 30, 1997, and $301.6 million and $144.2 million, respectively, for the nine months ended September 30, 1998. After giving effect to the Pro Forma Transactions as if they had occurred on January 1, 1998, we would have had net losses and negative EBITDA of $312.8 million and $144.5 million, respectively, for the nine months ended
September 30, 1998. We cannot assure you that we will ever achieve (or, if achieved, maintain) profitability or positive EBITDA.


REGULATORY COMPLIANCE AND APPROVALS--WE ARE SUBJECT TO EXTENSIVE FEDERAL AND STATE LAWS, RULES AND REGULATIONS. THESE LAWS, RULES AND REGULATIONS COULD CHANGE AT ANY TIME IN AN UNPREDICTABLE MANNER.

     The telecommunications services business is highly regulated domestically at the federal, state and local levels, and abroad by foreign governments. Our continued ability to acquire and maintain wireless licenses, which are extremely important to our success, is also subject to extensive regulation. This regulatory environment directly affects the breadth of services we are able to offer, the rates, terms and conditions of those services and the rates, terms and conditions of necessary underlying services we must secure from other telecommunications providers. We are also affected indirectly by such regulatory environment's effect on companies that offer competing services. This regulatory environment is subject to continual change as a result of new legislation, regulations adopted from time to time by applicable regulatory authorities and judicial interpretation of these laws and regulations. We are not able to predict the extent to which any such change in the regulatory environment would affect our business. We cannot assure you that changes in legislation, regulations and interpretations would not have a significant adverse impact on our ability to operate and achieve our business objectives. See "Business--Government Regulation" for a further discussion of the regulatory environment in which we operate.

COMPETITION--WE OPERATE OUR BUSINESS IN A HIGHLY COMPETITIVE INDUSTRY. MANY OF OUR COMPETITORS ARE BETTER ESTABLISHED AND HAVE SIGNIFICANTLY MORE RESOURCES.

     We face strong competition in each of the telecommunications markets where we operate. Competitors include regional, national and global companies. Moreover, the growing consolidation of telecommunications companies and formation of strategic alliances within the telecommunications industry could give rise to significant new or stronger competitors. Most of our competitors are well-established and have larger and better developed networks and systems, longer-standing relationships with customers and suppliers, greater name recognition and significantly greater financial, technical and marketing resources. Many of these companies have the ability to subsidize competing services with revenues from a variety of their other services. As competition increases in domestic and international telecommunications markets, we anticipate a significant increase in general pricing pressures. We have not obtained significant market share in any of the markets where we offer services, nor do we expect to do so given the size of these markets, the intense competition in these markets and the diversity of customer requirements. We cannot assure you that we will be able to compete effectively in any of our markets. See "Business--Competition" for a further discussion of the competitive environment in which we operate.

     The industry in which our new media subsidiaries operate is also very competitive. The new media industry consists of a large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services (including on-line computer services), telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies and universities. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which our new media subsidiaries compete have significantly greater presence in the various media markets and greater resources, including existing content libraries, financial resources, personnel and existing production and distribution channels. We cannot assure you that we will be able to compete successfully in the emerging new media industry. See "Business--WinStar New Media" for a further discussion of our new media subsidiaries and the industry in which they operate.

RISKS ASSOCIATED WITH RAPID EXPANSION AND ACQUISITIONS--OUR RAPID GROWTH WILL PLACE A SIGNIFICANT STRAIN ON US. MANY FACTORS WILL AFFECT OUR ABILITY TO MANAGE OUR FUTURE GROWTH.

     We are pursuing a strategy of aggressive and rapid growth, including the accelerated rollout of our telecommunications services, acquisitions of businesses and assets (including additional spectrum licenses) and the hiring of additional management and technical and marketing personnel, all of which will result in higher capital expenditures and operating expenses. Our rapid growth has in the past placed, and may in the future place, a significant strain on our business resources. Our ability to manage future growth will depend upon our ability to:

     o manage the simultaneous implementation of our plan in multiple markets in varying stages of development;

     o cope with both predictable and unforseen problems associated with being a relatively new entrant in a rapidly evolving industry;

     o effectively monitor our operations so as to control costs and maintain effective quality controls; and

     o significantly expand our internal management, technical, information and accounting systems.

Our failure to achieve any of the above in an efficient manner and at a pace consistent with the growth of our business could have an adverse effect on our business, financial condition, results of operations, the value of our securities or our or our subsidiaries' abilities to make principal and interest payments on outstanding indebtedness or dividends or distributions on our common and preferred stock.

     As part of our strategy, we may acquire complementary assets or businesses. The pursuit of acquisition opportunities will place significant demands on the time and attention of our senior management and will involve considerable financial and other costs with respect to identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with our existing operations. Employees and customers of acquired businesses may sever their relationships with these businesses during or after such an acquisition. We cannot assure you that we will be able to successfully consummate any acquisitions or integrate any business or assets which we may acquire.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS--WE PLAN ON ENTERING VARIOUS FOREIGN MARKETS BY THE END OF 1999. WE WILL BE SUBJECT TO MANY ADDITIONAL RISKS AS WE SEEK TO ENTER SUCH MARKETS AND AS THEY BECOME OPERATIONAL.

     We are expanding the offering of our telecommunications services into parts of Europe, Asia, Australia and South America. Certain risks inherent in our seeking to enter foreign markets and doing business within such markets include:

     o regulatory limitations delaying, restricting or prohibiting us from providing our services, including the inability to acquire spectrum rights or other licenses;

     o difficulties in staffing and managing our foreign operations;

     o unanticipated changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

     o limitations on our flexibility in structuring our foreign investments imposed by the agreements governing our outstanding indebtedness;

     o longer payment cycles and problems in collecting accounts receivable;

     o political risks;

     o fluctuations in exchange rates of international currencies; and

     o potentially adverse tax consequences resulting from operating in multiple countries with different laws and regulations.

     Furthermore, the international rates charged to customers are likely to decrease in the future for many reasons, including increased competition among existing and new carriers and additional strategic alliances or joint ventures among large international carriers. This pricing pressure is likely to have a significant impact upon the profitability of our operations abroad. We cannot assure you that we will be successful in overcoming these or other risks associated with our international expansion. See "Business--The WinStar Broadband Network--WinStar International" for a more detailed discussion of issues relevant to our international operations.

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OUTSTANDING DEBT OBLIGATIONS.

     Our high level of indebtedness and other payment obligations could have important consequences for holders of our securities as well as our business in general, including:

     o limiting our ability to obtain any necessary additional financing;

     o limiting our flexibility in planning for, or reacting to, changes in our business; and

     o placing us at a competitive disadvantage since our less leveraged competitors would have more free cash flow to invest in their operations.


     At September 30, 1998, we had approximately $1,495.9 million of consolidated liabilities, including capitalized lease obligations and trade payables, and $394.7 million stated value of redeemable preferred stock outstanding. The accrual of interest and dividends on some of this debt and outstanding preferred stock will place significant additional payment obligations on us. We also may need to incur additional indebtedness. We continually evaluate the financing alternatives available to us and may decide to seek additional debt financing in the near future.


ADDITIONAL BORROWINGS AVAILABLE--IN ADDITION TO OUR CURRENT LEVEL OF INDEBTEDNESS, WE AND OUR SUBSIDIARIES HAVE THE ABILITY TO INCUR SUBSTANTIALLY MORE DEBT. THIS ADDITIONAL DEBT COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     Although the agreements governing our indebtedness place certain limitations on the incurrence of additional indebtedness by us and certain of our subsidiaries, under certain circumstances we can incur substantial amounts of additional indebtedness. For example, we may be able to borrow up to $2.0 billion under our financing agreement with Lucent and engage in other equipment financings. At December 31, 1998, we had borrowed $77.5 million under this financing arrangement. Additionally, the agreements governing our indebtedness do not limit the amount of debt that our new media or certain other subsidiaries may incur. If we or our subsidiaries incur additional debt, the related risks discussed above could intensify. See "Description of Certain Indebtedness" for a more detailed discussion of the terms of certain of our indebtedness.

ABILITY TO SERVICE DEBT AND PREFERRED STOCK--WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS AND OUTSTANDING PREFERRED STOCK. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

     A substantial portion of our indebtedness requires cash interest payments commencing in 2001 and will begin to mature in 2004. We may not have sufficient cash flow to make these payments. If we are unable to make the required payments, we may be in default under the terms of substantially all of our outstanding indebtedness. Also, under certain circumstances, holders of such indebtedness may be able to accelerate payments owed them under such indebtedness. In this event, it is unlikely that all of our obligations would be paid in full. We expect that we will need to refinance certain of our indebtedness on or prior to maturity. However, our ability to obtain any such additional financing may be limited by our financial condition, our operating results or the condition of the financial markets. We cannot assure you that we will be able to refinance these obligations or, if refinanced, what the terms of such refinancing will be. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a further discussion of our current liquidity and the sufficiency of such liquidity now and in the near future.

SIGNIFICANT CAPITAL REQUIREMENTS--WE REQUIRE SIGNIFICANT CAPITAL TO EXPAND OUR OPERATIONS AND MAKE ACQUISITIONS.


     The expansion of our telecommunications operations domestically and abroad and the continued funding of operating expenses require substantial capital investment. Additionally, as part of our strategy, we may seek to acquire complementary assets or businesses (including additional spectrum licenses), which also could require substantial capital investment. Under our current business plan, we plan to spend approximately $500.0 to $600.0 million in 1999 for capital equipment. We anticipate, based on this plan and related assumptions (including an assumption of full availability of the $2.0 billion under our Lucent financing arrangement), that the net proceeds from this offering, together with our existing financial resources, payments to be received from Williams and accounts receivable and additional equipment financings that we intend to seek, will be sufficient to fund our operations and capital requirements for approximately 12 to 18 months following the consummation of this offering. We may be required to seek additional sources of capital sooner than we anticipate if:



o our operating assumptions change or prove to be inaccurate;


     o less than $2.0 billion becomes available under the Lucent credit agreement;

     o we fail to secure additional equipment and accounts receivable financing;

     o we consummate any acquisitions of significant businesses or assets (including spectrum licenses); or

     o we further accelerate our plan and enter markets more rapidly.


We continually evaluate the financing alternatives available to us and may decide to seek additional debt financing in the near future. We cannot assure you that additional financing would be available or, if available, that we would be able to obtain it on acceptable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a further discussion of our current and expected future capital requirements and our belief regarding our ability to meet those requirements.


FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS--OUR QUARTERLY RESULTS OF OPERATIONS ARE NOT ALWAYS INDICATIVE OF OUR RESULTS OF OPERATIONS FOR THE FULL YEAR OR OTHERWISE.

     Our quarterly results of operations may vary significantly, depending on factors such as timing of substantial capacity sales, the purchase of intercity or intracity fiber backbones (in place of temporary leased circuits), or the reduction of vendor costs through the renegotiation of term contracts or receipt of refunds or credits resulting from volume or performance standards. Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year or otherwise.

VOLATILITY OF MARKET PRICE OF COMMON STOCK--THE MARKET PRICE OF OUR COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY, SOMETIMES IN A MANNER UNRELATED TO OUR PERFORMANCE.

     The market price of our common stock could vary widely in response to various factors and events, including:

     o the number of shares of our common stock being sold and purchased in the marketplace;

     o variations in our operating results;

     o press reports;

     o regulation and industry trends;

     o rumors of significant events which can circulate quickly in the marketplace, particularly over the Internet; and

     o the difference between our actual results and the results expected by investors and analysts.

Since our common stock has been publicly traded, its market price has fluctuated over a wide range and we expect it to continue to do so in the future. In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies, particularly telecommunications and technology companies. These broad market fluctuations also may adversely affect the market price of our common stock.

USE OF PROCEEDS--WE WILL HAVE BROAD DISCRETION IN HOW WE APPLY PROCEEDS FROM THIS OFFERING.


     A substantial portion of the estimated net proceeds from this offering will be allocated to our working capital and general corporate purposes and may be applied to acquisitions, investments or strategic alliances in the United States or abroad which have not yet been identified. We will analyze numerous, variable factors before we determine how to use such net proceeds. Accordingly, we will have broad discretion in allocating the net proceeds from this offering. In addition, a portion of the net proceeds from the U.S. offering will be received by one of our subsidiaries. Since this subsidiary has been designated an "unrestricted subsidiary" under the agreements governing our indebtedness, there will be few if any restrictions on its ability to use those proceeds.


BUILDING AND DISTANCE LIMITATIONS--WE MUST OBTAIN ACCESS RIGHTS TO BUILDINGS ON WHICH WE WISH TO PLACE OUR ANTENNAS. FURTHERMORE, OUR WIRELESS FIBER SERVICES OPERATE BY LINKING THESE ANTENNAS VIA A WIRELESS SIGNAL, BUT THERE IS A LIMIT ON HOW FAR ANY TWO OF OUR LINKED ANTENNAS CAN BE APART.

     We must obtain rights to access each building or structure where our antennas will be placed. We will not be able to implement our expansion at the rate currently planned if we do not obtain these access rights in a timely manner. We seek to prequalify and obtain rights to buildings required to service potential customers in our licensed areas in advance of anticipated orders. Our prequalification activities may require the payment of option fees to the owners of buildings. We cannot assure you that we will be successful in obtaining the access rights necessary to expand our Wireless Fiber services as planned or in obtaining any construction, zoning, franchises or other governmental permits that may be necessary for us to provide Wireless Fiber service to our customers at reasonable costs or on favorable terms, or at all. Further, we cannot assure you that we will receive orders for Wireless Fiber services which allow us to utilize access rights we do obtain.

     In addition, we may be required to use additional antennas in certain circumstances, which may render the use of Wireless Fiber uneconomical for the provision of our services to certain buildings. Characteristics of Wireless Fiber that may require us to use additional antennas include the following:

     o Wireless Fiber services require an unobstructed line of sight between two linked antennas. Accordingly, the establishment of Wireless Fiber services may require additional antennas to avoid obstacles (such as buildings).

     o The maximum allowable distance between any two corresponding antennas is five miles (although we generally maintain distances of less than two miles, or shorter distances in certain areas, to meet our internal performance standards). Accordingly, additional antennas are required to cover distances in excess of optimal performance distances.

     o Weather conditions, such as rainfall intensity and raindrop size, can adversely impact transmission quality at standard optimal performance distances and may necessitate shorter distances between antennas to maintain desired transmission quality. Accordingly, in areas frequently experiencing such weather conditions, we may be required to use additional antennas to cover required distances.

Where additional antennas are required, we must also obtain corresponding roof rights, which can be a time-consuming and costly undertaking.

MARKET ACCEPTANCE OF SERVICES--AS FIXED WIRELESS TELECOMMUNICATIONS SERVICES ARE NOT YET WIDELY USED, WE ARE UNCERTAIN HOW SUCCESSFUL WE WILL BE IN MARKETING OUR WIRELESS FIBER SERVICES.

     The provision of fixed wireless telecommunications services over 38 GHz and 28 GHz spectrum is an emerging sector of the telecommunications industry and has not yet been widely accepted. Historically, this sector has been associated with the reputation of previous microwave radio technologies for unreliability and lack of security. We have not yet obtained a significant market share in any of the licensed areas where we offer our Wireless Fiber services, although we have been marketing them since December 1994. We cannot assure you that a substantial market will develop for fixed wireless telecommunications services or that we will be able to successfully market our Wireless Fiber services.

TECHNOLOGY CHANGES, NEW SERVICES AND EVOLVING STANDARDS--WE MUST RESPOND TO THE RAPID CHANGES IN TECHNOLOGY, SERVICES AND STANDARDS WHICH CHARACTERIZE OUR INDUSTRY.

     The telecommunications and related technology industries are subject to rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet evolving standards. We cannot predict the extent to which competitors using existing or currently undeployed methods of delivery of telecommunications services will compete with our Wireless Fiber services. Furthermore, we cannot be certain that existing, proposed or as yet undeveloped technologies will not render 38 GHz-based (and other spectrum-based) systems less profitable or less viable. There are several existing and evolving technologies which may allow for broadband transmission, including coaxial cable, unlicensed spectrum and digital subscriber line technology, which allows broadband transmission over existing copper lines. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with future technologies or that equipment held in our inventory will not be rendered obsolete.

DEPENDENCE ON THIRD PARTIES--WE RELY IN LARGE PART ON THIRD PARTIES WITH WHOM WE HAVE BUSINESS ARRANGEMENTS. OUR SUCCESS DEPENDS ON THE ABILITIES OF THESE PARTIES TO PROVIDE RELIABLE SERVICES TO US.

     To operate our growing business, we have negotiated business arrangements with unrelated third parties. The failure of any of these third parties to perform under their respective agreements or the termination or discontinuance of any of these agreements could have an adverse effect on our results of operations or our ability to service our customers. Examples of these arrangements include:

     o Our use of the facilities of ILECs, fiber providers, such as Williams and MFN, and major long distance companies to carry some or all of our customers' traffic.

     o Our use of third parties to market our Wireless Fiber services and maintain our operational systems.

     o Our agreement with Lucent to provide extensive services in connection with the buildout of our broadband network. Our expansion and the buildout of our network could be delayed if Lucent does not adequately perform these services or if we are required to find an alternative to Lucent.

FINANCIAL AND OPERATING RESTRICTIONS--THE AGREEMENTS GOVERNING OUR INDEBTEDNESS AND PREFERRED STOCK IMPOSE SIGNIFICANT RESTRICTIONS ON OUR BUSINESS AND FINANCING ACTIVITIES.

     The agreements and other instruments governing our indebtedness and certain of our preferred stock impose significant operating and financial restrictions on us, including certain limitations on our ability to incur additional indebtedness, create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Our failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of our indebtedness. Moreover, these restrictions could limit our ability to engage in certain business transactions which we may wish to consummate, including joint ventures with foreign partners in connection with our expansion abroad. Our inability to consummate any such transaction could have an adverse effect on our operations, the value of our securities or our or our subsidiaries' abilities to make principal and interest payments on outstanding indebtedness or dividends or distributions on our common and preferred stock.

RELIANCE ON KEY PERSONNEL--WE MUST HIRE AND RETAIN QUALIFIED PERSONNEL TO OPERATE OUR GROWING BUSINESS AND COMPETITION FOR THESE EMPLOYEES IS INTENSE.

     We believe that our growth and future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. The failure to recruit additional qualified personnel in the future could significantly impede our ability to expand our business domestically and abroad, to complete the integration of acquired businesses or to otherwise implement our strategy. Largely due to deregulation and the significant increase in the number of companies providing telecommunications services, competition for qualified personnel in the telecommunications industry is intense. We cannot assure you that we will be able to hire or retain necessary personnel.

YEAR 2000 COMPLIANCE--COMPUTER PROGRAMS AND MICROPROCESSORS THAT HAVE TIME-SENSITIVE SOFTWARE MAY RECOGNIZE A DATE USING "00" AS THE YEAR 1900 RATHER THAN THE YEAR 2000, OR NOT RECOGNIZE THE DATE AT ALL, WHICH COULD RESULT IN MAJOR SYSTEM FAILURES OR MISCALCULATIONS.

     We are currently addressing the issue of whether or to what extent our systems will be vulnerable to potential errors and failures as a result of the "Year 2000" problem, which is the result of certain computer programs being written using two digits, rather than four digits, to define the applicable year. Computer programs and microprocessors that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, or not recognize the date at all, which could result in major system failures or miscalculations. If we or our suppliers or vendors experience Year 2000 problems, these problems could adversely impact our ability to service our customers or otherwise carry on our business, including causing interruptions in the operation of our network, traffic data, customer order processing and provisioning systems, customer billing and invoicing and data interfaces to and from these systems.

     We believe that our exposure to the Year 2000 problem, as it relates to our internal systems, is somewhat limited by the fact that substantially all of our existing systems have been purchased or replaced since 1996 or are currently under development. Notwithstanding this belief, we are working aggressively to identify and remediate potential Year 2000 problems in all of our new and existing mission-critical and business-critical systems and applications, including those supplied by third party vendors. Although we expect to have identified and remediated all Year 2000 problems in our internal systems prior to the end of 1999, if any significant Year 2000 problems in these systems or those of our suppliers or vendors are not uncovered or are not remediated in a timely manner, significant failures of these functions could occur and could have adverse consequences for our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for a more detailed discussion of our response to the Year 2000 problem.

HEALTH RISKS CAUSED BY RADIO FREQUENCY EMISSIONS--EMISSIONS FROM OUR ANTENNAS MAY BE A HEALTH RISK.

     The use of wireless equipment, such as antennas, has been alleged to pose health risks due to radio frequency emissions. Any allegations of health risks, if proven, could result in liability on our part. In addition, we could be required to reduce power in our transmissions or otherwise change the way we operate in order to reduce emissions to acceptable levels. Any of these results could adversely affect our financial condition or results of operations. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of such emissions from FCC-regulated transmitters, including wireless antennas. The updated guidelines and methods generally are more stringent than those previously in effect. We expect that all of our equipment and operations will comply with applicable FCC guidelines. See "Business--Government Regulation" for a more complete discussion of FCC regulations relevant to our equipment and operations.

IMMEDIATE AND SUBSTANTIAL DILUTION--THE NET TANGIBLE BOOK VALUE PER SHARE OF OUR COMMON STOCK AFTER THIS OFFERING WILL BE SUBSTANTIALLY LESS THAN THE PRICE PAID FOR THE SHARES.


     This offering will result in the immediate and substantial dilution of $54.79 per share, representing the difference between our net tangible book value per share after giving effect to this offering and the assumed public offering price of $40.56 per share. See "Dilution" for a more detailed description of the dilution which investors in this offering will experience.


ABSENCE OF CASH DIVIDENDS--WE ARE RESTRICTED FROM PAYING CASH DIVIDENDS. EVEN IF WE WERE NOT SO RESTRICTED, WE DO NOT CURRENTLY INTEND TO PAY DIVIDENDS.

     We have never paid any dividends on our common stock, and we do not intend to pay any dividends in the foreseeable future. We are a holding company with no independent operations. Accordingly, any amounts available for dividends will be dependent on the prior declaration of dividends by our subsidiaries to us. In addition, the terms of the instruments governing our indebtedness and preferred stock restrict our ability to pay cash dividends. We intend to retain our cash for the continued expansion of our business.

ANTI-TAKEOVER PROVISIONS--CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION COULD HAVE EFFECTS THAT CONFLICT WITH THE INTERESTS OF OUR STOCKHOLDERS.

     Certain provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders. For example, our certificate of incorporation allows us to issue preferred stock without stockholder approval. We also have adopted a rights plan which grants certain of our stockholders the right to buy shares of preferred stock if a person acquires 10% or more of our outstanding common stock. Any such issuances of preferred stock could make it more difficult for a third party to acquire us. See "Description of Capital Stock" for a more detailed discussion of the terms of our rights plan and other provisions of our certificate of incorporation which could hinder a third party's attempts to acquire control of WinStar.

EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND OTHER CONVERTIBLE SECURITIES--THE EXERCISE OR CONVERSION OF THESE SECURITIES INTO COMMON STOCK WILL DILUTE THE PERCENTAGE OWNERSHIP OF OUR OTHER STOCKHOLDERS. THE SALE OF SUCH COMMON STOCK IN THE OPEN MARKET COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


     There are outstanding options and warrants to purchase an aggregate of 17,438,000 shares of our common stock and more options will be granted in the future under our employee benefit plans. Additionally, certain of our outstanding securities are currently convertible into approximately 13,786,000 shares of our common stock. Substantially all of the shares of common stock underlying such securities are or will be registered for resale under the Securities Act. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

                                USE OF PROCEEDS


     The net proceeds of this offering are expected to be approximately $162.0 million. If the U.S. underwriters exercise their right to purchase an additional 630,000 shares, the net proceeds will be $186.4 million. These estimates assume that the public offering price is $40.56 per share. Net proceeds is computed by deducting the underwriting discount and our estimated offering expenses from the total public offering price.



     We intend to use the net proceeds we derive from this offering for the general development and growth of our operations, both domestically and abroad, including:


     o working capital, including the hiring of sales, marketing, engineering and customer service personnel and the funding of operating losses;

     o  the continued development of operating support and management systems;

     o  the acquisition of roof rights;

     o  the acquisition of additional spectrum;

     o  capital expenditures not funded under the Lucent credit agreement;

     o  the acquisition of businesses or assets; and

     o  payment of interest on indebtedness.


     A substantial portion of the net proceeds from this offering will be allocated to our working capital and for general corporate purposes and may be applied to acquisitions, investments or strategic alliances domestically or abroad which have not yet been identified. We will analyze numerous, variable factors before we determine how to use such net proceeds. Accordingly, we will have broad discretion in allocating the net proceeds from this offering. In addition, up to 950,000 of the shares offered in the U.S. offering may be sold by our wholly owned subsidiary. We will issue these shares to our subsidiary as a capital contribution immediately prior to the closing of this offering. The net proceeds from the sale of these shares will be received by our subsidiary. Since this subsidiary has been designated an "unrestricted subsidiary" under the agreements governing our indebtedness, there will be few if any restrictions on its ability to use those proceeds.



     We anticipate, based on our business plan and related assumptions (including an assumption of full availability of the $2.0 billion under our Lucent financing arrangement), that the net proceeds from this offering, together with our existing financial resources, payments to be received from Williams and accounts receivable and additional equipment financings that we intend to seek, will be sufficient to fund our operations and capital requirements for approximately 12 to 18 months following the consummation of this offering. We may be required to seek additional sources of capital sooner than we anticipate if:





     o  our operating assumptions change or prove to be inaccurate;


     o less than $2.0 billion becomes available under the Lucent credit agreement;

     o we fail to secure additional equipment and accounts receivable financing;

     o we consummate any acquisitions of significant businesses or assets (including spectrum licenses); or

     o  we further accelerate our plan and enter markets more rapidly.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a further discussion of our current and expected future capital requirements and our belief regarding our ability to meet those requirements.

                                 CAPITALIZATION


     The following table sets forth our cash and capitalization as of September 30, 1998: (1) on an historical basis and (2) as adjusted for this offering as if it had occurred on September 30, 1998. The following table should be read in conjunction with the consolidated and condensed consolidated financial statements included elsewhere in this prospectus.



                                                                                                SEPTEMBER 30, 1998
                                                                                             ------------------------
                                                                                             HISTORICAL   AS ADJUSTED
                                                                                             ----------   -----------
                                                                                              (DOLLARS IN THOUSANDS,
                                                                                                EXCEPT SHARE DATA)
Cash, cash equivalents and short-term investments..........................................  $  473,906   $   635,873
                                                                                             ----------   -----------
                                                                                             ----------   -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS:
  12 1/2% Guaranteed Senior Secured Notes Due 2004 of WEC..................................  $  200,000   $   200,000
  12 1/2% Guaranteed Senior Secured Notes Due 2004 of WEC II...............................      50,000        50,000
  14% Senior Discount Notes Due 2005.......................................................     223,226       223,226
  14 1/2% Senior Deferred Interest Notes Due 2005..........................................     124,004       124,004
  14% Convertible Senior Subordinated Discount Notes Due 2005..............................     111,613       111,613
  15% Senior Subordinated Deferred Interest Notes Due 2007.................................     115,420       115,420
  10% Senior Subordinated Notes Due 2008...................................................     200,000       200,000
  11% Senior Subordinated Deferred Interest Notes Due 2008.................................     264,651       264,651
  Capital lease obligations and other notes (including current portion)....................      76,520        76,520
                                                                                             ----------   -----------
  Total long-term debt and capital lease obligations.......................................   1,365,434     1,365,434
                                                                                             ----------   -----------
Series C 14 1/4% Senior Cumulative Exchangeable Preferred Stock Due 2007 (a)...............     194,738       194,738
                                                                                             ----------   -----------
Series D 7% Senior Cumulative Convertible Preferred Stock Due 2010 (a).....................     200,000       200,000
                                                                                             ----------   -----------

STOCKHOLDERS' EQUITY (DEFICIT):
  Series A 6% Cumulative Convertible Preferred Stock, $.01 par value, 15,000,000 shares
    authorized, 4,089,000 shares issued and outstanding (a)................................          41            41
  Series E Non-Redeemable Junior Convertible Preferred Stock, $.01 par, 75,100 shares
    authorized, issued and outstanding (a).................................................           1             1
  Common Stock, $.01 par value, 200,000,000 shares authorized, 40,565,000 shares issued and
    outstanding and 44,765,000 issued and outstanding as adjusted (b)......................         405           447
  Additional paid-in-capital...............................................................     394,303       556,228
  Accumulated deficit......................................................................    (676,116)     (676,116)
  Accumulated other comprehensive loss.....................................................     (45,365)      (45,365)
                                                                                             ----------   -----------
  Total stockholders' deficit..............................................................    (326,731)     (164,764)
                                                                                             ----------   -----------
  Total capitalization.....................................................................  $1,433,441   $ 1,595,408
                                                                                             ----------   -----------
                                                                                             ----------   -----------


------------------
(a) See "Description of Capital Stock--Preferred Stock" for a description of our Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and existing rights to purchase Series B Preferred Stock.


(b) Does not include (i) 916,000 shares of common stock issuable upon exercise of options granted or which may be granted under the 1992 Performance Equity Plan, (ii) 9,384,000 shares of common stock issuable upon exercise of options granted or which may be granted under the 1995 Performance Equity Plan, (iii) 8,158,000 shares of common stock issuable upon exercise of other outstanding options and warrants, (iv) 746,000 shares of common stock issuable under the Employee Stock Purchase Plan, (v) approximately 13,786,000 shares of common stock issuable upon conversion of our convertible preferred stock and convertible debt and (vi) up to 630,000 shares issuable upon the exercise of the U.S. underwriters' over-allotment option. Also does not include shares of common stock issuable under commitments to pay approximately $1.9 million in common stock in connection with the acquisition of additional spectrum licenses. The exercise and conversion prices of a substantial majority of the foregoing are below the current market price of our common stock as of the date of this prospectus.

                                    DILUTION

     Dilution is the amount by which the offering price paid by the purchasers of our common stock offered hereby will exceed the net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities and redeemable preferred stock from the total book value of our tangible assets and dividing the difference by the number of shares of our common stock deemed to be outstanding at such date.


     Our net tangible book value at September 30, 1998 was a deficit of approximately $(799.0) million, or negative $(19.70) per share. After giving effect to our sale of common stock offered under this prospectus at an assumed public offering price of $40.56 per share (assuming no exercise of the U.S. underwriters' over-allotment option) and our receipt of the net proceeds of this offering, our as adjusted net tangible book value at September 30, 1998 would have been a deficit of approximately $(637.0) million, or negative $(14.23) per share. This represents an immediate increase in net tangible book value of $5.47 per share to existing stockholders and an immediate dilution to new investors purchasing shares of common stock in this offering of $54.79 per share. The following table illustrates this per share dilution:



                                                                                          PER SHARE
                                                                                      ------------------
Assumed public offering price......................................................               $40.56
  Net tangible book value deficiency at September 30, 1998 (a).....................   $ (19.70)
  Increase in net tangible book value attributable to receipt of net proceeds......       5.47
                                                                                      --------
As adjusted net tangible book value deficiency after this offering (a).............               (14.23)
                                                                                                  ------
Dilution of net tangible book value to new investors...............................               $54.79
                                                                                                  ------
                                                                                                  ------

 ------------------
(a) At September 30, 1998, our wireless licenses had an aggregate book value of approximately $284.0 million (or $6.99 per share). They are treated as intangible assets and, accordingly, have been excluded from the calculation of net tangible book value.
                                        19

                            SELECTED FINANCIAL DATA

     The selected financial data presented below for the years ended
February 28, 1994 and 1995, the ten months ended December 31, 1995, and the years ended December 31, 1996 and 1997 have been derived from our audited consolidated financial statements, reclassified to reflect the operations of both Global Products and Gateway as discontinued operations. The selected financial data for the ten months ended December 31, 1994, the year ended December 31, 1995, the nine months ended September 30, 1997 and as of and for the nine months ended September 30, 1998 have been derived from our unaudited condensed consolidated financial statements, reclassified to reflect the operations of Global Products and Gateway as discontinued operations. In our opinion, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and condensed consolidated financial statements included elsewhere in this prospectus.

                                                 YEAR ENDED           TEN MONTHS ENDED                    YEAR ENDED
                                                FEBRUARY 28,            DECEMBER 31,                     DECEMBER 31,
                                              -----------------  --------------------------  ------------------------------------
                                               1994      1995       1994          1995         1995       1996          1997
                                              -------  --------  ------------  ------------  --------  ------------  ------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Telecommunications services
    CLEC..................................... $    --  $     --    $     --      $     --    $    --     $    604     $   22,653
    Other....................................      --       125         105           130        149        3,883          7,143
                                              -------  --------    --------      --------    --------    --------     ----------
  Total telecommunications services..........      --       125         105           130        149        4,487         29,796
Information services.........................      --       473         194         2,648      2,928       14,650         41,354
Other........................................   1,278        --          --            --         --           --             --
                                              -------  --------    --------      --------    --------    --------     ----------
    Total operating revenues.................   1,278       598         299         2,778      3,077       19,137         71,150
Operating income (loss)
  Telecommunications services................      --    (1,306)        (34)       (4,456)    (4,274)     (40,731)      (147,134)
  Information services.......................      --      (157)         11           217        192       (1,409)        (4,092)
  General corporate..........................  (1,342)     (944)     (1,593)       (3,861)    (4,814)     (11,373)       (27,312)
  Other......................................    (278)       --          --            --         --           --             --
                                              -------  --------    --------      --------    --------    --------     ----------
    Total operating loss.....................  (1,620)   (2,407)     (1,616)       (8,100)    (8,896)     (53,513)      (178,538)
Interest expense.............................    (724)     (375)       (300)       (7,186)    (7,176)     (36,748)       (77,257)
Interest income..............................     109       343         255         2,890      2,900       10,515         17,577
Other (expenses) income, net (a).............  (5,316)   (1,109)       (766)         (866)    (1,211)          --          4,719
                                              -------  --------    --------      --------    --------    --------     ----------
Loss from continuing operations..............  (7,551)   (3,548)     (2,427)      (13,262)   (14,383)     (79,746)      (233,499)
Loss from discontinued operations............    (644)   (3,682)     (2,190)       (2,595)    (3,836)      (3,977)       (15,985)
                                              -------  --------    --------      --------    --------    --------     ----------
Net loss.....................................  (8,195)   (7,230)     (4,617)      (15,857)   (18,219)     (83,723)      (249,484)
Preferred stock dividends....................      --        --          --            --         --           --         (5,879)
                                              -------  --------    --------      --------    --------    --------     ----------
Net loss applicable to common stockholders... $(8,195) $ (7,230)   $ (4,617)     $(15,857)   $(18,219)   $(83,723)    $ (255,363)
                                              -------  --------    --------      --------    --------    --------     ----------
                                              -------  --------    --------      --------    --------    --------     ----------
Basic and Diluted Loss per Share:
Loss per share from continuing operations.... $ (0.98) $  (0.21)   $  (0.15)     $  (0.58)   $ (0.63)    $  (2.86)    $    (7.20)
Loss per share from discontinued
  operations.................................   (0.08)    (0.21)      (0.13)        (0.12)     (0.17)       (0.14)         (0.48)
                                              -------  --------    --------      --------    --------    --------     ----------
Loss per share outstanding................... $ (1.06) $  (0.42)   $  (0.28)     $  (0.70)   $ (0.80)    $  (3.00)    $    (7.68)
                                              -------  --------    --------      --------    --------    --------     ----------
                                              -------  --------    --------      --------    --------    --------     ----------
Weighted average common shares outstanding...   7,719    17,122      16,609        22,770     22,827       27,911         33,249

OTHER FINANCIAL DATA:
Capital expeditures (b)...................... $    15  $    487    $     73      $  7,654    $13,432     $ 46,651     $  222,196
Depreciation and amortization................      97        21          13           564        507        3,764         25,102


                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                               --------------------------------
                                                    1997            1998
                                               -------------  -----------------
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Telecommunications services
    CLEC.....................................    $  13,418        $  85,858
    Other....................................        3,792           40,276
                                                 ---------        ---------
  Total telecommunications services..........       17,210          126,134
Information services.........................       25,693           37,220
Other........................................           --               --
                                                 ---------        ---------
    Total operating revenues.................       42,903          163,354
Operating income (loss)
  Telecommunications services................     (102,722)        (150,430)
  Information services.......................       (2,632)          (7,036)
  General corporate..........................      (15,661)         (35,440)
  Other......................................           --               --
                                                 ---------        ---------
    Total operating loss.....................     (121,015)        (192,906)
Interest expense.............................      (53,074)        (111,704)
Interest income..............................       11,052           23,986
Other (expenses) income, net (a).............        2,219            4,000
                                                 ---------        ---------
Loss from continuing operations..............     (160,818)        (276,624)
Loss from discontinued operations............       (5,237)         (24,974)
                                                 ---------        ---------
Net loss.....................................     (166,055)        (301,598)
Preferred stock dividends....................       (3,881)         (31,195)
                                                 ---------        ---------
Net loss applicable to common stockholders...    $(169,936)       $(332,793)
                                                 ---------        ---------
                                                 ---------        ---------
Basic and Diluted Loss per Share:
Loss per share from continuing operations....    $   (5.00)       $   (8.10)
Loss per share from discontinued
  operations.................................        (0.16)           (0.66)
                                                 ---------        ---------
Loss per share outstanding...................    $   (5.16)       $   (8.76)
                                                 ---------        ---------
                                                 ---------        ---------
Weighted average common shares outstanding...       32,923           37,970

OTHER FINANCIAL DATA:
Capital expeditures (b)......................    $ 103,835        $ 264,481
Depreciation and amortization................       14,649           48,666

                                                    FEBRUARY 28,                 DECEMBER 31,              SEPTEMBER 30,
                                                 ------------------    --------------------------------    -------------
                                                  1994       1995        1995        1996        1997          1998
                                                 -------    -------    --------    --------    --------    -------------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.................................   $   319    $ 2,874    $211,583    $122,638    $419,462     $   473,906
Property and equipment, net...................        68        250      13,053      59,983     284,835         447,186
Total assets..................................     8,305     19,803     268,964     273,012     973,834       1,556,826
Current portion of long-term debt and capital
  lease obligations...........................       300         28       1,839      21,121       7,127          19,163
Long-term debt and capital lease obligations,
  less current portion........................     2,612         17     239,957     275,513     789,861       1,346,271
Total debt....................................     2,912         45     241,796     296,634     796,988       1,365,434
Exchangeable redeemable preferred stock ......        --         --          --          --     175,553         194,738
Convertible redeemable preferred stock........        --         --          --          --          --         200,000
Common and preferred stock and additional
  paid-in-capital.............................    22,665     43,518     104,823      75,726     256,126         394,750
Stockholders' equity (deficit)................     4,719     18,280      21,752     (49,671)   (118,392)       (326,731)
Dividends(c)..................................        --         --          --          --          --              --

------------------
(a) For the year ended February 28, 1994, principally represents non-cash expense of $5.3 million, consisting of the difference between the exercise prices of certain options granted in connection with our initial public offering in April 1991 and the market value of the underlying shares of common stock on the date such options became exercisable. The year ended December 31, 1997 and the nine months ended September 30, 1998 include a deferred income tax benefit of $2.5 million and $4.0 million, respectively.

(b) Includes assets acquired under capital leases.

(c) We did not declare or pay any dividends on our common stock during these periods.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     As we discuss in other sections of this prospectus, we operate the following lines of business: (1) telecommunications services consisting of
(a) competitive local exchange carrier ("CLEC") services, which include local and long distance voice and data telecommunications services provided to business customers and (b) other telecommunications services, which include certain long distance operations which we acquired in January 1998 from Midcom, wireless broadband local access services and dedicated network services and
(2) information services, which include the provision of information products and services to our telecommunications customers as well as the creation and distribution of information and entertainment products and services through a variety of traditional and new media outlets such as radio, television and the Internet.

     The following discussion does not include the results of operations of Global Products or Gateway, both of which have been reclassified as discontinued operations.

REVENUES

     Several factors drive our revenues, including:

  CLEC Services

     Revenues from local and long distance services are driven primarily by the number of customer lines installed and in service. Customers generally are billed a flat monthly fee and/or a per-minute usage charge. Data services revenues generally are billed as a flat monthly charge for capacity ordered. Revenue growth depends upon our addition of new customers in existing markets, our sale of bundled services, our expansion into new markets and our introduction of new services, such as broadband data transmission and video conferencing. Revenues from CLEC services were approximately $37.2 million in the quarter ended September 30, 1998, in comparison to $30.0 million in the quarter ended June 30, 1998, $18.7 million in the quarter ended March 31, 1998 and $10.1 million in the quarter ended December 31, 1997. We expect our CLEC services, our most significant revenue source, to generate increasing revenues as we expand our network and as network utilization increases.

  Other Telecommunications Services

     Other telecommunications services consist principally of long distance services provided to customers acquired from Midcom in January 1998 who are not located in markets where we currently market or expect to market our telecommunications services in the near term. We expect these revenues to decline over time through normal churn of this customer base.

  Information Services

     Information services revenues are generated principally by: (1) sales of content and related services to traditional customers, such as cable networks and radio stations; (2) sales to new media distribution channels, such as on-line services; (3) advertising sales and (4) the bundling of content with our telecommunications services. Revenues also are driven by the amount and quality of our available program rights during each quarter and some seasonality of sales, which affect quarter-to-quarter comparability. We expect information services revenues to increase as we expand our information service offerings and cross-sales of these services to CLEC customers.

COSTS

     Factors relating to costs are as follows:

  CLEC Services

     Costs associated with our telecommunications services business include significant up-front capital expenditures for development of the infrastructure required to provide facilities-based local exchange and data services, including expenditures relating to the purchase and installation of switching equipment, radios, customer premise equipment and related site acquisition and installation costs along with intercity and intracity backbone facilities. In addition, we are incurring start-up costs related to our telecommunications services business that will not be capitalized, including some costs of engineering, sales office and service personnel, marketing, administrative and other personnel, certain of whom will be needed in advance of related revenues. As we commence operations in a city, our cost of revenue percentage is greater as fixed costs are spread over less traffic. Margins on CLEC services revenues are improved as: (1) traffic increases and our fixed network costs are spread over a larger traffic base and
(2) we increase the total percentage of traffic carried on our networks because this On-Net traffic results in higher operating margins than traffic carried on resold facilities.

  Other Telecommunications Services

     Costs associated with other telecommunications services are currently incurred through the resale of other carriers' long distance facilities. If this traffic is migrated to our own long distance network when available, gross margins will increase.

  Information Services

     Our information services businesses have production, distribution and administrative costs. Film production costs include those related to producing original products and licensing third-party products and are capitalized as incurred and expensed as productions are completed and distributed. Overhead costs in the production division are also capitalized, allocated to films in progress and subsequently expensed as such films are completed and distributed. Other media production costs are expensed as incurred. The distribution and advertising divisions incur royalty costs payable to third-party producers and selling costs, both of which vary directly with sales of acquired product, as well as administrative costs and personnel-related costs, which are primarily fixed in nature and are expensed as incurred.

RESULTS OF OPERATIONS

     Revenues from our operating business lines are as follows (in millions):

                                                                      TEN MONTHS
                                                                        ENDED                               YEAR ENDED
                                                                   DECEMBER 31,(A)                         DECEMBER 31,
                                                          ----------------------------------        ---------------------------
                                                               1994               1995               1995      1996      1997
                                                          ---------------    ---------------        -------   -------   -------
Telecommunications services
  CLEC.................................................       $    --            $    --            $    --   $   0.6   $  22.7
  Other................................................           0.1                0.1                0.1       3.9       7.1
                                                              -------            -------            -------   -------   -------
                                                                  0.1                0.1                0.1       4.5      29.8
Information services...................................           0.2                2.7                2.9      14.6      41.3
                                                              -------            -------            -------   -------   -------
  Total operating revenues.............................       $   0.3            $   2.8            $   3.0   $  19.1   $  71.1
                                                              -------            -------            -------   -------   -------
                                                              -------            -------            -------   -------   -------

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                         -----------------------
                                                          1997         1998
                                                         -------   -------------
Telecommunications services
  CLEC.................................................  $  13.4      $  85.9
  Other................................................      3.8         40.3
                                                         -------      -------
                                                            17.2        126.2
Information services...................................     25.7         37.2
                                                         -------      -------
  Total operating revenues.............................  $  42.9      $ 163.4
                                                         -------      -------
                                                         -------      -------

------------------
(a) We changed our fiscal year end to December 31 from February 28 effective January 1, 1996.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     Revenues increased by $120.5 million, or 280.9%, to $163.4 million for the nine months ended September 30, 1998, from $42.9 million for the nine months ended September 30, 1997. This increase was primarily attributable to the growth in revenues generated by our telecommunications operations.

     Revenues from CLEC services increased by $72.5 million, or 541.0%, to $85.9 million for the nine months ended September 30, 1998, from $13.4 million in the nine months ended September 30, 1997. The CLEC business commenced operations in the second quarter of 1996. The revenue growth was primarily attributable to our existing customer base, continued national sales and installation of local, long distance and Internet services to small and medium size business customers, the geographic and other expansions of sales, network and business operations, along with the rapidly expanding broadband and large account business units and certain acquisitions. Based on revenues generated in September 1998, CLEC service revenues reached an annual run rate in excess of $176.0 million compared with approximately $33.0 million based on revenues generated in September 1997. Through September 30, 1998, cumulative lines installed were more than 257,000.

     Revenues from other telecommunications services, which consist of wholesale operations and Midcom long distance voice services (other than sales attributable to national accounts), increased by $36.5 million, or 960.5%, to $40.3 million for the nine months ended September 30, 1998, from $3.8 million for the nine months ended September 30, 1997. The increase resulted primarily from sales attributable to former Midcom long distance operations which were acquired in January 1998. We expect a gradual attrition of this long distance revenue over subsequent periods.

     Revenues from information services increased by $11.5 million, or 44.7%, to $37.2 million for the nine months ended September 30, 1998, from $25.7 million for the nine months ended September 30, 1997, due to strong Internet and other advertising revenues, as well as increased home video, license and film production sales.

     Cost of services and products increased by $88.4 million, or 201.8%, to $132.2 million for the nine months ended September 30, 1998, from $43.8 million for the nine months ended September 30, 1997. As a percentage of revenues, cost of services and products for the nine months ended September 30, 1998 was 80.9%, compared to 102.1% for the nine months ended September 30, 1997. This decrease in the cost of revenue percentage is the result of increased sales volumes, larger percentages of traffic being provisioned over our network, substantial supplier cost adjustments and/or credits for volume or performance and control over internal costs.

     Selling, general and administrative expense increased by $69.9 million, or 66.3%, to $175.4 million for the nine months ended September 30, 1998, from $105.5 million for the nine months ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses declined from 245.9% for the nine months ended September 30, 1997 to 107.3% for the nine months ended September 30, 1998. We continued to hire sales, marketing, network and related support personnel in connection with the expansion of our CLEC markets. We had approximately 1,479 employees at December 31, 1997 and approximately 2,567 at September 30, 1998. With our continued expansion, we expect selling, general and administrative expenses to continue to grow in absolute dollars, but to be a steadily declining percentage of revenues.

     Depreciation and amortization expense increased by $34.1 million, or 233.6%, to $48.7 million for the nine months ended September 30, 1998, from $14.6 million for the nine months ended September 30, 1997, principally resulting from our acquisition and deployment of switches, radios and other equipment in connection with its telecommunications network buildout.

     For the reasons noted above, the operating loss for the nine months ended September 30, 1998 was $192.9 million, compared with an operating loss of $121.0 million for the nine months ended September 30, 1997.

     Interest expense increased by $58.6 million, or 110.4%, to $111.7 million for the nine months ended September 30, 1998, from $53.1 million for the nine months ended September 30, 1997. This increase was principally attributable to the issuance of $450.0 million of debt in 1997 and another $450.0 million of debt in the first quarter of 1998. Of the $111.7 million of interest expense incurred for the nine months ended September 30, 1998, $35.8 million was payable in cash.

     Interest income increased by $12.9 million, or 116.2%, to $24.0 million for the nine months ended September 30, 1998, from $11.1 million for the nine months ended September 30, 1997. The increase resulted from the additional interest income earned on the proceeds from our various stock and debt placements.

     For the reasons noted above, we reported a loss from continuing operations of $276.6 million for the nine months ended September 30, 1998, compared to a net loss from continuing operations of $160.8 million for the nine months ended September 30, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues increased by $52.0 million, or 272.3%, to $71.1 million for the year ended December 31, 1997, from $19.1 million for the year ended
December 31, 1996. This increase was attributable to increased revenues generated by our CLEC services, other telecommunications services and information services businesses, partially offset by a decrease in residential long distance revenues.

     Revenues from CLEC services, which include all commercial end user customer telecommunication revenues, were $22.7 million in the year ended December 31, 1997, and were minimal in the year ended December 31, 1996, as the CLEC business commenced operations in the second quarter of 1996. Based on revenues generated in December 1997 annualized revenues for the CLEC business were approximately $46.2 million. As of December 31, 1997, the CLEC business had installed approximately 81,500 lines, up from approximately 51,400 lines at September 30, 1997 and 4,400 lines at December 31, 1996.

     Revenues from other telecommunications services increased $3.2 million, or 82.1%, to $7.1 million for the year ended December 31, 1997, from $3.9 million for the year ended December 31, 1996. This increase resulted from the growing number of billed circuits, along with installation revenues and equipment sales related to contract services provided.

     Revenues from information services increased by $26.7 million, or 182.9%, to $41.3 million for the year ended December 31, 1997, from $14.6 million for the year ended December 31, 1996, due to continued internal growth and acquisitions, including the Telebase online business service acquired earlier in 1997.

     Cost of services and products increased by $52.5 million, or 245.3%, to $73.9 million for the year ended December 31, 1997, from $21.4 million for the year ended December 31, 1996. As a percentage of revenues, cost of services and products for the year ended December 31, 1997 was 103.9% compared to 111.8% in the year ended December 31, 1996, as a result of increasing network costs from the continued expansion of our local telecommunications business.

     Selling, general and administrative expense increased by $103.2 million, or 217.3%, to $150.7 million for the year ended December 31, 1997, from $47.5 million for the year ended December 31, 1996. As a percentage of revenues, selling, general and administrative expenses declined from 248.0% for the year ended December 31, 1996 to 212.0% for the year ended December 31, 1997. We continued to hire sales, marketing and related support personnel in connection with the accelerated rollout of our CLEC operations, which had only 500 employees at December 31, 1996 and approximately 1,200 employees at December 31, 1997. In addition, we increased spending on related advertising and marketing of our CLEC services.

     Depreciation and amortization expense increased by $21.3 million, or 560.5%, to $25.1 million for the year ended December 31, 1997, from $3.8 million for the year ended December 31, 1996, principally resulting from our acquisition and deployment of switches, radios and other equipment in connection with our telecommunications network buildout.

     For the reasons noted above, the operating loss for the year ended December 31, 1997 was $178.5 million, compared with an operating loss of $53.5 million for the year ended December 31, 1996.

     Interest expense increased by $40.5 million, or 110.4%, to $77.3 million for the year ended December 31, 1997, from $36.7 million for the year ended December 31, 1996. The increase was principally attributable to our issuance of debt in 1997. Of the $77.3 million interest expense for the year, $23.8 million is payable in cash.

     Interest income increased by $7.1 million, or 67.6%, to $17.6 million for the year ended December 31, 1997, from $10.5 million for year ended
December 31, 1996. The increase resulted from the additional interest income earned on the proceeds from our issuance of debt and equity securities in 1997.

     In 1997, we recognized dividends of $5.9 million on our placement of Series A Preferred Stock and Series C Preferred Stock, which were paid in kind.

     For the reasons noted above, we reported a net loss applicable to common stockholders of $255.4 million for the year ended December 31, 1997, compared to a net loss applicable to common stockholders of $83.7 million for the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues from continuing operations increased by $16.1 million, or 536.7%, to $19.1 million for the year ended December 31, 1996, from $3.0 million from the year ended December 31, 1995. This increase was principally attributable to increased revenues generated by our telecommunications and information services segments.

     Our telecommunications services revenues increased by $4.4 million, or 4,400.0%, to $4.5 million for the year ended December 31, 1996, from $0.1 million for the year ended December 31, 1995. Revenues from the information services segment increased by $11.7 million, or 403.4%, to $14.6 million for the year ended

December 31, 1996, from $2.9 million for the year ended December 31, 1995, due to continued growth of this segment internally and through acquisitions. The revenue increase in 1996 was generated principally from increased production and distribution of entertainment content, including documentaries, foreign films and multimedia sports programming.

     Cost of services and products increased by $16.5 million, or 336.7%, to $21.4 million, for the year ended December 31, 1996, from $4.9 million for the year ended December 31, 1995. As a percentage of sales, cost of services and products for the year ended December 31, 1996 was 111.8% compared to 163.3% for the year ended December 31, 1995, due in part to increased start-up costs for facilities in connection with the rollout of our telecommunications network.

     Selling, general and administrative expense increased by $41.0 million, or 630.8%, to $47.5 million for the year ended December 31, 1996, from $6.5 million in the year ended December 31, 1995. As a percentage of revenues, selling, general and administrative expenses increased from 216.7% for the year ended December 31, 1995 to 248.7% for the year ended December 31, 1996. Selling, general and administrative expense increased predominantly in the telecommunications segment as we continued to hire sales, marketing and related support personnel in connection with the accelerated rollout of our CLEC operations and increased spending on related advertising and marketing of services in new and existing cities where we offered our services.

     Depreciation and amortization expense increased by $3.3 million, or 660.0%, to $3.8 million for the year ended December 31, 1996, from $0.5 million for the year ended December 31, 1995, principally resulting from our acquisition of switches, radios and other telecommunications equipment.

     For the reasons noted above, the operating loss for the year ended December 31, 1996 was $53.5 million, compared to an operating loss of $8.9 million for the year ended December 31, 1995.

     Interest expense increased by $29.5 million, or 409.7%, to $36.7 million for the year ended December 31, 1996, from $7.2 million for the year ended December 31, 1995. The increase was primarily attributable to $33.5 million in interest accrued on the 1995 Notes issued in the 1995 Debt Placement, which is not payable in cash until after 1999.

     Interest income increased by $7.6 million, or 262.1%, to $10.5 million for the year ended December 31, 1996, from $2.9 million for the year ended
December 31, 1995. The increase is attributable to short-term investment earnings on the proceeds of the 1995 Debt Placement.

     For the reasons noted above, we reported a net loss of $83.7 million for the year ended December 31, 1996, compared to a net loss of $18.2 million for the year ended December 31, 1995.

TEN MONTHS ENDED DECEMBER 31, 1995 COMPARED TO THE TEN MONTHS ENDED DECEMBER 31, 1994

     Revenues increased by $2.5 million, or 833.3%, to $2.8 million for the ten months ended December 31, 1995, from $0.3 million in the comparable period of the prior year. This increase was attributable to increased revenues in our information services line of business. During the ten months ended December 31, 1995, our other telecommunications services business had only nominal revenues. The information services line of business, which reported nominal revenues in the prior year, had revenues of approximately $2.6 million for the ten months ended December 31, 1995, primarily attributable to the completion of certain documentary television products.

     Cost of services and products increased to $3.6 million, for the ten months ended December 31, 1995 from $0.0 million for the ten months ended December 31, 1994. As a percentage of revenues, cost of services and products for the ten months ended December 31, 1995 was 129.9%. The increase was principally attributable to the growth in our information services line of business, along with initial expenses incurred in connection with our telecommunications network.

     Selling, general and administrative expenses increased by $4.8 million, or 252.6%, to $6.7 million for the ten months ended December 31, 1995, from $1.9 million for the ten months ended December 31, 1994. As a percentage of revenues, selling, general and administrative expenses declined from 633.3% for the ten months ended December 31, 1994 to 239.3% for the ten months ended December 31, 1995. Factors contributing to the increase were: the acquisition of Avant-Garde Telecommunications, Inc. ("Avant-Garde," the original holder of many of the wireless licenses) and the consolidation of that entity's results of operations into our financial statements from July 17, 1995 onward; the hiring of additional personnel; and the expansion of our infrastructure to manage future growth in its telecommunications business.

     For the reasons noted above, the operating loss for the ten months ended December 31, 1995, was $8.1 million, compared to an operating loss of $1.6 million in the comparable period of the prior year.

     Interest expense was $7.2 million for the ten months ended December 31, 1995, and a nominal amount for the ten months ended December 31, 1994, reflecting principally the non-cash accretion of interest on certain indebtedness issued in the 1995 Debt Placement.

     Interest income for the ten months ended December 31, 1995 increased by $2.6 million, or 866.7%, to $2.9 million from $0.3 million for the same period during the prior year. The increase was attributable to earnings on the 1995 Debt Placement, which raised net proceeds of $214.5 million.

     For the reasons noted above, we reported a net loss of $15.9 million for the ten months ended December 31, 1995, compared to a net loss of $4.6 million in the comparable period of the prior year.

LIQUIDITY AND CAPITAL RESOURCES

     In October 1998, we entered into an expanded long-term strategic supply and financing relationship with Lucent. We have agreed to purchase Lucent equipment for a significant portion of the components needed for our network. Lucent has also made financing available for the purchase of up to $2.0 billion of equipment and related services necessary for this buildout ($500.0 million of which was made immediately available). At December 31, 1998, we had borrowed $77.5 million under this financing arrangement.


     At September 30, 1998, we had approximately $473.9 million in cash, cash equivalents and short-term investments. After giving effect to this offering as if it occurred on September 30, 1998, we would have had $635.9 million in cash, cash equivalents and short-term investments as of such date.


     In March 1998, we sold 4,000,000 shares of our Series D Preferred Stock for which we realized net proceeds of approximately $192.0 million. Additionally, in March 1998, we sold an aggregate of $450.0 million principal amount of the 1998 Notes for which we realized net proceeds of approximately $437.4 million.


     We have incurred significant operating and net losses, due in large part to the development of our telecommunications services business, and we anticipate that such losses will continue over the near term as we execute our growth strategy. We are building a direct sales force, having opened sales offices currently serving the 30 major markets in which we offer CLEC services, and we are in the process of expanding into other metropolitan areas. We are in the process of ordering and installing switches and other network equipment to be placed in our key markets. Historically, we have funded our operating losses and capital expenditures through public and private offerings of debt and equity securities and from credit and lease facilities. Negative EBITDA during the nine months ended September 30, 1998 was approximately $144.2 million, and cash used to fund purchases of property and equipment during the nine months ended September 30, 1998 were approximately $222.9 million. At September 30, 1998, working capital was $500.7 million (including cash, cash equivalents and short-term investments of $473.9 million), as compared to $365.7 million at December 31, 1997 (including cash, cash equivalents and short-term investments of $419.5 million). After giving effect to this offering as if it had occurred on September 30, 1998, working capital would have been $662.6 million (including cash, cash equivalents and short-term investments of $635.9 million) as of such date.


     Other than the WEC Notes, the WEC II Notes and the 1998 Cash-Pay Notes, all of which require periodic cash interest payments, our principal indebtedness does not require us to pay cash interest until 2001.


     In November 1998, we signed a 15-year lease for approximately
200,000 square feet of office space (with options to lease approximately 57,000 additional square feet) in New York City. Future minimum lease payments under this lease commitment are approximately $158.0 million, which is comparable to what we would have paid for existing facilities and anticipated additions over the same 15-year period. We will consolidate certain of our existing New York City offices in the new space, including the headquarters for our corporate offices, WinStar for Buildings, WinStar Broadband Services, WinStar Large Accounts and operating offices for WinStar General Business and WinStar Network Services. We expect to sublease many of our existing offices in New York City.

     In December 1998, we signed a ten-year lease for approximately 200,000 square feet of office space (with a right of first refusal on substantial additional space in a building currently under construction) located in Herndon, Virginia. Future minimum lease payments under this lease commitment are approximately $43.2 million.


     We purchased from MFN an IRU to fiber in and between a number of major markets at an aggregate cost of $43.6 million. Amounts will become payable over the next eighteen months as portions of the fiber network are fully constructed and become available to us. To date we have paid $6.5 million of this amount. We also purchased from Williams an IRU to intercity fiber and an option to additional intercity capacity. In connection with this purchase, Williams will supply a substantial portion of our long-haul transport until such time as construction of their facilities is completed. We will pay Williams an aggregate of approximately $640.0 million over the next seven years for the fiber, option, long-haul transport services and other network assets. We can exercise the capacity option for approximately $51.0 million, payable in cash and/or services.

     Under our current plan to expand to 45 major domestic and six international markets by the end of 1999, we plan to spend between $500.0 and $600.0 million in 1999 for capital equipment, which we expect to finance principally through the Lucent credit agreement.


     We anticipate, based on our business plan and related assumptions (including an assumption of full availabilty of the $2.0 billion under our Lucent financing arrangement), that the net proceeds from this offering, together with our existing financial resources and accounts receivable and additional equipment financings that we intend to seek, will be sufficient to fund our operations and capital requirements for approximately 12 to 18 months following the consummation of this offering. We may be required to seek additional sources of capital sooner than we anticipate if:





o our operating assumptions change or prove to be inaccurate;


     o less than $2.0 billion becomes available under the Lucent credit agreement;

     o we fail to secure additional equipment and accounts receivable financing;

     o we consummate any acquisitions of significant businesses or assets (including spectrum licenses); or

     o we further accelerate our plan and enter markets more rapidly.


     We continually evaluate the financing alternatives available to us and may decide to seek additional debt financing in the near future.


YEAR 2000 COMPLIANCE

     We are currently addressing the issue of whether or to what extent our systems will be vulnerable to potential errors and failures as a result of the "Year 2000" problem, which is the result of certain computer programs being written using two digits, rather than four digits, to define the applicable year. Any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, or not recognize the date at all. This could result in major system failures or miscalculations. We believe that our exposure to this issue, based on our internal systems, is somewhat limited by the fact that substantially all of our existing systems have been purchased or replaced since 1996 or currently remain under development. Notwithstanding this belief, we are aggressively working to identify and remediate potential Year 2000 problems in all of our new and existing mission-critical and business-critical systems and applications, including those supplied by third party vendors.

     Our first priority is to protect customer-sensitive operations from service interruptions or billing discrepancies that could occur as a result of the Year 2000 transition. Customer-sensitive mission-critical operations include our telecommunications network, traffic data, customer order processing and provisioning systems, customer billing and invoicing, and data interfaces to and from these systems. Our business-critical operations include systems, applications and operations which do not directly impact the customer, but are essential to internal communications and our ability to run the business day-to-day. Finally, we will address areas where failure might cause inconvenience and delay for our employees, but would not directly impact customers, service or routine business operations.

     We have developed Year 2000 compliance standards that follow industry requirements. In order to implement these standards, we have formed a Year 2000 Program Office to manage the Year 2000 project plan enterprise-wide. The project team is comprised of management and technical representatives from our major operational areas, together with experienced Year 2000 consultants.

     Key activities in our Year 2000 program include: planning and program definition, inventory and prioritization of date-sensitive systems (including computer and electrical systems, equipment and the systems of companies acquired or to be acquired by us), risk assessment, remediation, testing, audit and certification, contingency planning, implementation and post-implementation monitoring.

     We have completed the planning and inventory/assessment phases of this project which entailed, among other things, identification of the several hundred systems we use in the operation of our business, and review all of our hardware and software systems for date related code issues. The results of this review are guiding our remediation, testing and contingency planning efforts which are underway. We have been undertaking certain Year 2000 testing and remediation of non-compliant systems which will continue into 1999.

     We recognize the need to remediate and test our mission-critical and business-critical systems to insure that individually the systems are Year 2000 functional and that collectively they inter-operate in such a manner as to insure that we are Year 2000 functional. We expect to complete the individual testing of mission-critical and business-critical systems prior to June 30, 1999. We expect to start inter-operability testing prior to June 30, 1999 and to complete that phase prior to August 31, 1999. This project will necessarily be a continuing one as remediated systems are monitored for compliance and as further modifications are warranted to cover systems changes and to support the growth of the network.

     We have, where deemed necessary, required suppliers and third-party vendors to provide statements of Year 2000 compliance in their contracts with us. In addition, and as part of our Year 2000 project, we are contacting our vendors and suppliers, including other telecommunications providers, equipment manufacturers and software vendors, to obtain a statement regarding their Year 2000 compliance. We currently require our outside vendors and suppliers to provide reasonable assurances that their hardware and/or software is Year 2000 ready. In the event that a vendor or supplier is not able to provide such assurance, we will monitor the vendor's progress in this area and, if appropriate, may arrange to have available an alternate vendor or supplier who can give such assurances.

     The total cost associated with our Year 2000 compliance project is not expected to be material to our financial position. The estimated total cost of the project is $4.0 million to $8.0 million. The total amount expended through September 30, 1998 was approximately $1.0 million. As additional systems are reviewed and tested and the scope of any Year 2000 issues is further defined, we will make appropriate adjustments to the estimated costs of completing this project.

     Our failure to make our key systems Year 2000 compliant could adversely impact our ability to service our telecommunications and other customers and otherwise carry on our business. Such problems could include interruptions in the operation of our telecommunications network, traffic data, customer order processing and provisioning systems, customer billing and invoicing, and data interfaces to and from these systems. Although we expect that we will have identified and remediated any Year 2000 problems in our internal systems prior to the end of 1999, if any significant Year 2000 problems in our systems are not uncovered or are not remediated in a timely manner, significant failures of these functions could occur and could have material adverse consequences for our operations.

     While we are working to test our own mission-critical systems for Year 2000 problems, we do not control the systems of our suppliers. As discussed above, we are seeking assurances from our suppliers regarding the Year 2000 readiness of their systems. We also plan to conduct interoperability testing to determine whether our suppliers' systems will accurately provide our systems with date, data and telecommunications functionality into and beyond the new millennium. Notwithstanding these measures, there is some risk that the interoperation of our systems with those of our suppliers may be impacted by the Year 2000 date change. In addition, in light of the vast interconnection and interoperability of telecommunications networks worldwide, the ability of any telecommunications provider, including WinStar, to provide services to its customers (e.g., to complete calls and transport data and to bill for such services) is dependent, to some extent, on the networks and systems of other carriers. To the extent the networks and systems of those carriers are adversely impacted by Year 2000 problems, our ability to service our customers may be adversely impacted as well. Any such impact could have a material adverse effect on our operations.

     We also may consummate acquisitions prior to the end of 1999. The extent of the Year 2000 problems associated with any acquired company and the cost and timing of remediation will be evaluated during and after completion of the acquisition process. However, we cannot assure you that the systems of any acquired company will be fully Year 2000 compliant when acquired or will be capable of timely remediation.

     Having identified our mission-critical and business-critical systems and our key suppliers, and the associated risks of failure of those systems to be Year 2000 ready, we are in the process of devising contingency plans which will be implemented in the event we determine that any of those systems will not be made year 2000 compliant in a timely manner. We are considering alternative contingency plans that will be ready for implementation by the third quarter of 1999.

EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"), requiring that all public businesses report financial and descriptive information about their reportable operating segments. We will implement SFAS 131 as required in 1999. We are currently evaluating the effect of SFAS No. 131 on our consolidated financial statement disclosures.

     The American Institute of Certified Public Accountant's Accounting Standards Executive Committee recently issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that costs of start-up activities, including organization costs, be expensed as incurred. Start-up activities are broadly defined and include one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, commencing some new operation and organizing a new entity. SOP 98-5 is generally effective for financial statements for fiscal years beginning after December 15, 1998, with initial application reported as the cumulative effect of a change in accounting principle. We are currently evaluating the impact that SOP 98-5 will have on our consolidated financial statements and disclosures.

     In June 1998, The Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged and specifies detailed criteria to be met to qualify for hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 1999. We are currently evaluating the impact that SFAS 133 will have on our consolidated financial statements and disclosures.

                                    BUSINESS

GENERAL


     WinStar is a facilities-based provider of telecommunications services primarily to businesses in a growing number of major markets throughout the United States. Through our local broadband (i.e., high-capacity) networks, we offer our customers a variety of individual and bundled services, including local and long distance voice services, high-speed data transport, Internet access and other enhanced communications services. We also provide Internet-based information content and services, such as online business resources. We provide our services with a high degree of customer care and at competitive prices, which affords our customers an attractive alternative to the ILECs and other service providers. As of September 30, 1998, we had more than 257,000 installed lines serving over 12,000 business customers. We currently provide service in more than 30 major U.S. markets including Atlanta, Boston, Chicago, Dallas, Los Angeles, New York City, San Diego, San Francisco and Washington, D.C. Revenues from our core telecommunications services for September 1998 were $14.8 million ($176.3 million on an annualized basis) compared to $2.7 million for September 1997 ($33.2 million on an annualized basis).


     In order to take advantage of the benefits derived from early market entry, we recently announced a plan to accelerate the growth of our business by expanding into 60 U.S. markets by the end of 2000, rather than the 40 U.S. markets previously announced. Additionally, we now plan to expand internationally by entering up to 50 foreign markets by the end of 2004. We intend to serve each of these markets primarily with our local broadband network.

THE WINSTAR BROADBAND NETWORK

  The Need for a Broadband Network Solution

     Local telephone service has historically been carried by the ILECs across their "legacy" networks. The portion of these legacy networks that ultimately connects to customer buildings, called the "last mile," is typically copper wire. The rapid growth of bandwidth-intensive communications services, such as Internet access and data transport, has created a shortage of capacity across the last mile. We believe that this shortage will become more acute as the use of bandwidth-intensive applications continues to grow.

     There are more than 750,000 commercial buildings in the United States. Only a very small percentage of these buildings have broadband connections. These broadband connections are typically made using fiber. Construction of last mile fiber connections has slowed substantially in the last few years as fiber-based carriers are determining that the extension of fiber to many of the buildings in any given local market is not economically justified because of the significant cost of deployment. The overwhelming percentage of total construction costs for last mile fiber is attributable to labor, with only a small percentage of such total costs attributable to technology. Since labor costs tend to increase over time, we believe that it will become more expensive to connect the majority of commercial buildings with last mile fiber.

  Local Broadband Networks

     Our local broadband networks offer a solution to the increasing need for bandwith to a larger addressable market than fiber or copper-based connections. We are able to bring broadband last mile connections to the substantial majority of buildings in each of our markets, and focus on those that do not have last mile fiber or which do not justify the cost of last mile fiber.


     An integral part of our local broadband networks is our Wireless Fiber, which uses the 38 GHz, 28 GHz and other portions of the radio spectrum to carry voice, data and video transmissions. Our Wireless Fiber services can provide fiber-quality transmission at speeds more than 350 times faster than ISDN, the fastest service currently in general use on legacy networks. We believe that in order to effectively use wireless spectrum for the commercial provision of broadband communications services, a provider must have access to a large amount of spectrum in each of the markets where it operates. We hold licenses that provide us with the largest amount of 38 GHz radio spectrum in the country, as well as a large amount of 28 GHz spectrum and other various spectrum rights. Our spectrum holdings cover markets encompassing more than 200 million people and more than 80% of the business market in the United States.

     We use our Wireless Fiber to establish connections between buildings in which our customers are located and our hub site buildings. Transmissions are carried between these locations using wireless connections between antennas placed on the roof of each building. Accordingly, securing access rights for our antennas is a crucial step in the construction or expansion of our local broadband networks. Currently, we have access rights to more than 4,200 buildings. We select hub site buildings to maximize the number of customer buildings which will have line of sight to the hub. Connections between our hub sites and our switching facilities are made using fiber or, in some instances, a second wireless link. Our switches seamlessly deliver voice, data and video traffic to customers directly connected to our network, the public switched telephone network or the Internet.

     Wireless Fiber. Our Wireless Fiber capacity is an integral component of our local broadband networks for the origination and termination of voice and data traffic and the interconnection of hub and switching sites. Each point to point Wireless Fiber link at 38 GHz currently provides up to eight T-1s of capacity (equivalent to 192 voice lines) or one DS-3 of capacity (equivalent to 672 voice lines). Our deployment of point to multipoint facilities will allow a Wireless Fiber link to support up to one OC-3 equivalent of capacity (equivalent to approximately 2,016 voice lines). There have been significant increases in capacity over the last five years and we believe that there will be additional increases in the capacity of Wireless Fiber over time as technology advances. Wireless Fiber meets or exceeds general telephone industry standards and provides transmission quality equivalent to that produced by commercially deployed fiber facilities.

     Each 38 GHz Wireless Fiber path consists of paired antennas generally placed at a distance of less than three miles from one another within a direct, unobstructed line of sight. The antennas are approximately 12 to 15 inches in diameter and are typically installed on rooftops, towers or windows. Point to multipoint technology allows a single hub site antenna to be used to form multiple Wireless Fiber paths with antennas located on numerous customer buildings. Each of these hubs will typically be able to address all of the buildings in line of sight with that hub using as few as four hub site antennas.

     Significant features of Wireless Fiber services include: (1) digital millimeter wave transmissions having narrow beam width, reducing the potential for channel interference and allowing dense deployment and channel re-use; (2) a large amount of bandwidth in each channel, allowing for high subdivision of voice and data traffic; (3) a range of up to five miles between transmission links (although we generally maintain link distances of less than three miles or shorter distances in certain areas to meet our internally established performance standards); (4) performance engineered to provide up to 99.999% reliability, as tested; (5) transmission accuracy engineered to provide bit error rates of 10-13 (unfaded); and (6) relatively low installed cost for each pair of transceivers comprising a transmission link, with even lower costs allowed through the deployment of point to multipoint radios.

     The cost of constructing a Wireless Fiber last mile connection is significantly less than the cost of creating the same connection using fiber.
 Further, the overwhelming percentage of construction costs for Wireless Fiber is attributable to technology, whereas only a small percentage is attributable to labor. Accordingly, our cost of establishing broadband last mile connections to buildings using Wireless Fiber service is falling as an increasing number of vendors are manufacturing wireless radio equipment and as more advances are being made in radio technology. We expect these trends to continue. Our recently initiated deployment of point to multipoint technology allows for transmissions between a single hub site antenna and multiple customer antennas, thereby allowing us to apportion the same spectrum among our customers and reduce our capital expenditures. This deployment also allows us to allocate and share network capacity on an as-needed basis and supply customers with bandwidth on demand to address their changing capacity requirements.

     Roof Rights. We must obtain roof rights on each building where a transceiver will be placed. Our plan is to negotiate, prior to receipt of actual service orders (i.e., prequalification), roof rights for the installation of Wireless Fiber links on buildings in the metropolitan areas covered by our wireless licenses. This includes hub site buildings which give direct lines of sight to a number of other buildings we target and buildings that can provide interconnection access to other carriers' points of presence, switch locations and local access nodes. These prequalification activities may include the payment of option fees to the owners of the buildings.

     Historically, we have negotiated roof rights on a building-by-building basis. We recently began to negotiate for roof rights with owners of portfolios of buildings. For example:

      o In December 1998, we acquired roof rights to a portfolio of more than 600 buildings owned or controlled by Spieker Properties, one of the largest publicly traded real estate investment trusts in the United States. Of these buildings, 250 are included in our publicly reported 4,200 buildings for which we have roof rights because they are in currently targeted markets.

      o In October 1998, we acquired roof rights to a portfolio of more than 400 buildings through an agreement with DEVNET, LLC., a firm which manages the telecommunications needs for commercial buildings throughout the United States.

      o In May 1998, we acquired roof rights to a portfolio of 96 commercial buildings owned or managed by CIGNA Investments, Inc., an investment subsidiary of CIGNA Corporation, a major insurance company.

     In addition to obtaining roof rights, we must secure related building access rights, including access to conduits from the roof and inside the building, common space and internal wiring, from the owners of each building or other structures on which we propose to install our equipment. Additionally, we may be required to obtain construction, zoning, franchise or other governmental permits.

     Wireless Licenses. We hold licenses for our Wireless Fiber spectrum in each of the 60 markets in the United States in which we currently operate or in which we intend to operate by the end of 2000. These licenses provide us with an average of more than 750 MHz of capacity in these markets. In addition to these markets, we have an average of 230 MHz of capacity in 118 additional markets in the United States. Internationally, we currently hold individual point to point licenses and an experimental point to multipoint license in Amsterdam, The Netherlands, and are negotiating agreements and submitting applications to acquire spectrum rights in several other foreign markets.

     The following chart indicates the amount of combined spectrum at 38 GHz and 28 GHz we hold in each of the 30 markets we currently provide service (indicated by an asterisk (*)) and in each of the 30 additional domestic markets that we have targeted:

METROPOLITAN AREA                  TOTAL CAPACITY (MHZ)
--------------------------------   --------------------
Atlanta*........................             900
Austin..........................             300
Baltimore*......................             600
Bergen-Passaic, NJ..............             600
Boston*.........................             600
Buffalo.........................             800
Charlotte.......................             300
Chicago*........................             700
Cincinnati......................             900
Cleveland*......................             500
Columbus*.......................             200
Dallas*.........................             800
Denver*.........................             700
Detroit*........................             600
Fort Worth*.....................             900
Ft. Lauderdale..................           1,000
Fresno..........................           1,250
Greensboro......................           1,350
Houston*........................             900
Indianapolis....................             500
Jacksonville....................             400
Jersey City.....................             600
Kansas City*....................             600
Las Vegas.......................             500
Long Island, NY.................             500
Los Angeles*....................             600
Louisville......................             500
Memphis.........................             600
Miami*..........................           1,000
Milwaukee*......................             600

METROPOLITAN AREA                  TOTAL CAPACITY (MHZ)
--------------------------------          ------
Minneapolis*....................             700
Modesto, CA.....................           1,150
Nashville.......................             400
New Orleans.....................           1,450
New York City*..................           1,750
Newark*.........................             600
Norfolk.........................           1,350
Oakbrook, IL*...................             700
Oakland*........................           1,650
Orange County, CA*..............             600
Orlando.........................           1,450
Philadelphia*...................             600
Phoenix*........................             700
Pittsburgh......................             600
Portland, OR....................             300
Riverside/San Bernardino........             500
Sacramento......................             250
Salt Lake City..................           1,250
San Antonio.....................             400
San Diego*......................             400
San Francisco*..................           1,650
San Jose........................           1,250
Seattle*........................             800
St. Louis*......................             900
St. Paul........................             700
Stamford*.......................             400
Tampa-St. Petersburg*...........           1,000
Washington, D.C.*...............             500
West Palm Beach, FL.............             300
White Plains, NY................           1,150

     We also hold licenses for a limited amount of spectrum in the 6 GHz, 10 GHz, 18 GHz, 23 GHz and 31 GHz portions of the radio spectrum. We use and will continue to use these licenses to support and enhance the coverage of our existing Wireless Fiber spectrum.

     In February 1998, the FCC granted us 29 additional 38 GHz channels in 11 markets. Competing applicants have filed petitions with the FCC contesting these grants, which we are opposing. This matter is still pending before the FCC. We cannot assure you that the petitions will not result in such grants being rescinded. However, we do not believe that the loss of this spectrum would adversely effect our operations.

     In November 1998, we acquired 850 MHz of 28 GHz capacity covering the New York City area. We acquired this spectrum from CellularVision USA, Inc. for $32.5 million in cash. Recently, certain shareholders of CellularVision filed suit against CellularVision seeking to have this sale ruled void, but we believe that this suit will not have any impact on our possession or use of this 28 GHz spectrum.

  Wireless Fiber Capacity Sale to Williams

     The large amount of spectrum afforded us under our wireless licenses allows us to create local broadband networks having substantial capacity. This capacity allows us to not only provide broadband services to our customers, but to also provide valuable last mile connectivity to other select service providers, without compromising our ability to deliver our own services. We believe that such capacity sales will allow us to fully realize the value of our local broadband networks. To this end, in December 1998, we sold Williams a 25-year IRU for up to 2% of our current and future local Wireless Fiber capacity in the United States, subject to certain capacity limitations for any single building or sector. Williams will pay us $400.0 million for this IRU, with payments due ratably as we construct up to 270 hub sites. We expect to complete construction of at least 270 hub sites over the next four years. In addition, Williams will pay us at least $45.6 million over a ten-year period for network maintenance services that we will provide over the term of the IRU.

  End-to-End Broadband Network

     We recently announced a plan to interconnect our local broadband networks in the United States with long-haul fiber to create a national end-to-end broadband network. This seamless national network will operate as a true broadband alternative to the existing public telephone networks that are owned and controlled by the incumbent service providers. Our national broadband network will enable us to carry a substantial portion of our customers' voice, data and video transmissions, from point of origination to point of termination. Since this network will reduce our reliance on the facilities of other providers, we will be able to substantially reduce our costs and have greater control over the quality of service we provide.

     In furtherance of our plan to create such a national broadband network, in December 1998 and July 1998, we entered into agreements to purchase fiber capacity from Williams and MFN, respectively. These agreements provide us with:

     o a substantial portion of the intercity fiber necessary to interconnect our local broadband networks;

     o a large amount of intracity fiber in six major cities in the United States, which we will use to interconnect our hub and switch facilities in such cities;

     o available capacity for our future growth; and

     o reduced costs related to the transmission of our long-haul traffic.

     Under our agreement with Williams, we purchased a 25-year IRU to four fiber strands, each on a national route encompassing 14,684 route miles (58,736 fiber miles), and a seven-year option to purchase two additional strands over the same routes (29,368 fiber miles). This fiber capacity is being delivered as routes are built and is expected to be completely available by the end of 2001. Until such time as routes are completed, Williams will fulfill substantially all of our long-haul transport requirements at no additional cost to us by immediately assuming, or acting us our paying agent with respect to, our current long-haul contracts. We will pay Williams $640.0 million over the next seven years for the IRU, the capacity option, certain long-haul transport and other network assets. We can exercise the capacity option for approximately $51.0 million, payable in cash and/or services.

     Under our agreement with MFN, we purchased a 25-year IRU to fiber rings consisting of multiple fiber strands in six U.S. cities and multiple strands of intercity fiber connecting major cities in the northeastern United States for $43.6 million. As of December 31, 1998, we have paid $6.5 million of this amount, with additional payments due as additional portions of these facilities are completed. We will use the intracity fiber rings to connect our hub sites and switching facilities in Chicago, New York City, Oakland, Philadelphia, San Francisco, San Jose and Washington, D.C. The intercity fiber will connect our central offices in the northeastern United States. This intracity and intercity fiber capacity is being delivered as routes are built and is expected to be completely available by the second quarter of 2000.

     We are also integrating our existing national ATM backbone and our network of frame relay data switches into this developing national broadband network.

  Strategic Relationship with Lucent


     In October 1998, we entered into a long-term strategic supply and financing relationship with Lucent. We have agreed to purchase Lucent equipment for a significant portion of the components needed for our network, to the extent this equipment represents the "best-of-breed" in the marketplace (i.e. the best and most cost-effective with regard to the particular requirements of the network). If Lucent's equipment is not the best-of-breed, we may, subject to certain limitations, purchase network components from other vendors through Lucent or directly from such vendors. Under our direction, a team of dedicated Lucent professionals will provide us with design, engineering, deployment, installation and other services in connection with the buildout of our network domestically and abroad. Lucent will also provide us with other assets and services such as access rights to buildings it controls and certain services of its Bell Labs testing facilities. Lucent has also made financing available for the purchase of up to $2.0 billion of best-of-breed equipment and related services necessary for the buildout of our network ($500.0 million of which was made immediately available). At December 31, 1998, we had borrowed $77.5 million under this financing arrangement.


     At WinStar's request, Lucent will provide building access rights (including roof, interior space and conduit rights) in buildings for which Lucent has or can obtain such rights pursuant to industry standard terms, and will assist WinStar in obtaining similar rights in any other buildings leased or occupied by Lucent. Lucent and WinStar will provide marketing support to each other in a variety of areas relating to telecommunications services and equipment and other associated business opportunities, including mutual assistance obtaining Federal government business.

SERVICE OFFERINGS

     We utilize our expanding local networks to provide our customers a full range of voice and broadband services, including local and long distance voice services, high-speed data transport, Internet access and other enhanced communications services. We provide our services using our high-speed digital switches, each of which can serve several primary and adjacent markets simultaneously.

     We make our services attractive to potential customers by (1) offering a broad range of telecommunications services that specifically address targeted customers' needs, while providing levels of customer satisfaction that we believe exceed those provided by larger competitors, and (2) exploiting our Wireless Fiber service whenever feasible for cost-effective origination and termination of customer traffic, thereby allowing for attractive pricing of services.

  Local and Long Distance Voice Services

     We provide customers with local, regional and long distance voice services. Our services in these areas include the following:

     Basic and Enhanced Voice Transmission Services. We offer analog and digital telephone lines to customers. Our switches allow us to customize network configurations and solutions to meet the individual needs of customers. We also offer our customers a wide range of enhanced features such as call waiting, call forwarding, conference calling and voice mail, as well as operator and directory assistance services.

     Centrex Services. Business customers can use WinStar as their primary Centrex provider, as a supplement to the ILEC's Centrex service, or as an addition to customer-owned PBX.

     PBX Services. Our PBX services provide businesses with access to the local, regional and long distance telephone public networks. Our PBX services allow customers to use either WinStar-assigned or ILEC-assigned telephone numbers. Connection between the customer's PBX port and our network is made through Wireless Fiber or digital facilities leased from other service providers.

     Integrated Long Distance Services. We also offer long distance services to our business customers. Currently, we primarily resell long distance service through agreements with major long distance companies. These agreements provide us access to the long distance networks of these carriers at discounted rates, which vary with the level of monthly traffic. As a result of our recent agreements with Williams and MFN, we will begin to provide our own long distance service between our local markets. Under our agreement with Williams, they will arrange for our long-haul transport needs until the fiber facilities we have purchased from them have been constructed. When Williams and MFN complete construction of their fiber networks, a substantial majority of our long distance traffic will be carried over fiber provided to us pursuant to our these IRUs.

  Data Services

     The proliferation of local area networks ("LANs") and wide area networks ("WANs"), Internet services and video enhanced services is causing data flow to become an increasingly larger portion of overall telecommunications traffic. The ability to access and distribute data and other information quickly is critical to business, education and government entities. By utilizing our broadband local networks and national data transport backbone, we are able to deliver broadband data services to businesses and other high-capacity users. WinStar offers its customers a wide range of data telecommunications services including:

     Internet Access Services. We offer dedicated and dial-up Internet access services, as well as web hosting and colocation services. A large portion of our Internet access business is as a National Services Provider, providing Internet access to other Internet service providers ("ISPs") through our national Internet backbone. WinStar is one of the largest Internet backbone providers in the United States. In addition to other ISPs, our Internet customers include small, medium and large businesses, educational institutions, large landlords, ILECs, cable television operators, value-added resellers and a mix of dial-up customers.

     We also provide schools and libraries with high-speed Internet access and specialized software with educational content. We are currently working with the "Lattice" consortium in Washington, D.C., to develop cost-effective, high-capacity Internet connectivity to schools and to nearby subsidized urban housing. Our application suite provides educators with tools to integrate the educational resources of the Internet into school curricula, enabling them to create their own "electronic libraries," create forums for discussion and debate and engage in collaborative projects with students and educators throughout the world.

     Other Data Transport Services. We utilize our ATM backbone to provide WAN data transport services which allow customers to interconnect LANs maintained at different sites at speeds that match the transmission speeds of their networks (i.e. native speeds), thereby enabling the connection of workstations and personal computers on one or more LANs. Our WAN services provide customers with transmission capacity for various protocol speeds. Our native-speed WAN services avoid bottleneck problems that are frequently encountered with customary DS-1 connections. Our ATM backbone network supports evolving high-speed applications, such as multimedia, desktop video conferencing and medical imaging. Our WAN services are offered at a variety of capacities to allow customers to choose the level which meets their specific needs.

     We also offer frame relay services that provide customers with high-performance, cost-efficient global interconnection of multiple LANs or legacy systems. Our frame relay services are high-speed packet switching systems that utilize transmission links only when required. Frame relay allows for the transportation of data much more rapidly than other packet switching protocols such as X.25. We are affiliated with Unispan, a consortium of frame relay providers that enables the frame relay traffic of such providers to be routed throughout the United States and abroad, with termination in every local access transport area in the United States through interconnection agreements.

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

     Interactive Video Applications. Wireless Fiber also offers substantial opportunities for broadband interactive video applications, such as video conferencing, and is suitable for highly customized commercial and institutional demands. The narrow-beam characteristics of Wireless Fiber, allowing for frequency re-use within a small area, coupled with its broadband capacity and multichannel capabilities, may offer a significant market opportunity in the future as the appropriate technologies emerge.

  Dedicated Services

     We market our Wireless Fiber services to businesses, government agencies and institutions with multiple locations within our markets and which generate heavy telecommunications traffic between such locations. These entities can utilize Wireless Fiber services to establish their own independent telecommunications systems, creating a dedicated private network. Our private network services use high-capacity digital circuits to carry voice and data transmission from point to point in flexible configurations involving different standardized transmission speeds and circuit capacities.

     Wireless Fiber dedicated services provide our customers with:

     o high bandwidth telecommunications connections between their buildings on a cost-effective basis;

     o an alternative to the ILEC's network, generally allowing for faster, more reliable data transmissions;

     o greater control over local telecommunications traffic and costs;

     o diverse routing and thus higher reliability against outage; and

     o greater security because of the private line nature of these connections.

  Professional Services

     As part of our strategy to provide a full suite of complementary data services, we provide systems integration and other similar services, primarily to the legal and financial services communities in major cities in the United States. Our specialties include network infrastructure design, implementation, network and desktop operating systems, web-site design and management, document management systems, groupware applications, Internet and intranet solutions, and flexible support of LAN, WAN, and public networks. Additionally, we have developed numerous strategic relationships with prominent technology providers such as Microsoft, Novell, PC DOCS, Lotus, Bay Networks, Cisco and Compaq.

  Government Services

     Recently, we won a federal court case which opens telecommunications contracts worth hundreds of millions of dollars to bidding by us and other competitive carriers. The U.S. Court of Federal Claims rejected the federal government's decision to limit multimillion-dollar federal telecommunications contracts to a single awardee, opening federal telecommunications markets in dozens of U.S. cities to more than one service provider. The Court made this decision in response to a protest filed by us relating to a contract to be awarded by the U.S. General Services Administration ("GSA") under its Metropolitan Area Acquisition ("MAA") program. GSA originally announced that it would award only one contract to serve federal agencies in the New York City area for up to eight years. In sustaining our protest, the Court found that the government failed to follow a statutory mandate to give preference to multiple-award contracts. As a result, we recently became the first CLEC to be placed on the GSA list of qualified vendors for these contracts.


     The MAA program provides the basis for the purchase of local telecommunications services by federal agencies in more than 40 major markets across the United States. The first MAA contracts will be for local telecommunications service in the Chicago, New York City and San Francisco areas with an estimated value up to $600.0 million. We have bid on all three contracts. We believe we are uniquely positioned to compete for a portion of these and other federal government contracts because of the flexibility and broadband capacity provided by Wireless Fiber.

NETWORK AND CUSTOMER SUPPORT

     We are currently developing customer-centric operations support systems which are designed to allow us to track orders, provisioning, billing, servicing and other information for each customer from a central point of access.

     Our local broadband networks are monitored 24 hours a day through our new network operations center located in Tysons Corner, Virginia. This center provides us with points of contact for network monitoring, troubleshooting and dispatching repair personnel in each market. The center provides a wide range of network surveillance functions for each local broadband network, providing us with the ability to remotely receive data regarding the diagnostics, status and performance of our networks. Continuous monitoring of system components by the center focuses on avoiding problems as well as reacting to known problems. We believe that we provide network service reliability equal to or exceeding that provided by the ILECs and other CLECs. We also maintain a separate, smaller network operations center in Seattle, Washington to monitor our frame relay network.

     We maintain a 36,000 square-foot national customer satisfaction center in Dublin, Ohio. The facility serves our customers 24 hours a day. The customer satisfaction center enhances our customer care efforts by centralizing these operations. As we expand our operations and our customers subscribe for a wider variety of broadband services, our customer care center will ensure that our high standards are met at every level. Our customer care representatives are equipped to handle the majority of customer inquiries, thereby ensuring prompt resolution of customer issues. All representatives must graduate from an intensive seven-week training course, where they are schooled in our products, services and systems. We also maintain a separate customer assistance center in Indianapolis, Indiana to service our dial-up Internet access customers.

MARKETING

     We attract customers by offering them a broad variety of attractively priced voice and data services and high quality customer care. We market our services on a city-by-city basis through combinations of direct sales, alternative sales channels, television, print and other media. For example, we used our first series of television commercials and print advertising in introducing our telecommunications services and creating brand awareness in Boston, Chicago, Los Angeles, New York City and Washington, D.C. This mass media advertising supports our core marketing efforts, which are primarily focused on customers in buildings that are either currently On-Net or soon to be brought On-Net. We concentrate our marketing efforts on the telecommunications decision-makers in these On-Net buildings, which are viewed as "vertical villages" for our sales force to penetrate. We also deploy a variety of building-based and other local marketing programs to reinforce our message in these buildings.


     In the past, we entered a new market by reselling the services of the incumbent providers to our customers, intending to transfer these customers to our local broadband network once deployed. Due to our growing size and scale, we recently decided to intensify the focus of our sales and marketing efforts on customers located in On-Net buildings. We believe these efforts will result in greater profitability as our local broadband networks continue to expand and a greater percentage of our customers are located in On-Net buildings. As part of this objective, we use unique marketing strategies to expand our customer base. One such program is "Project Millennium," which is currently being offered to businesses located in approximately 1,000 buildings in 13 of our existing markets. Under Project Millennium, first-time customers who sign a one-, two- or three-year service contract prior to January 31, 1999, receive up to $1,000 per month of free local phone service during the first one-third of the contract term.





COMPETITION


     The telecommunications market is intensely competitive and currently is dominated by the ILECs and the large, established long distance companies. We have not obtained significant market share in any of the areas where we offer our services, nor do we expect to given the size of the telecommunications services market, the intense competition and the diversity of customer requirements. The ILECs and the large, established long distance companies have long-standing relationships with their customers and have the potential to subsidize competitive services with revenues from a variety of business services (to the extent lawful). While legislative and regulatory changes have provided us and other competitive providers with increased business opportunities, these changes have also given the incumbent providers flexibility in the pricing of their services. This may allow the ILECs and the large, established long distance companies to offer special discounts to potential customers. Further, as competition increases in the telecommunications market, we expect general pricing competition and pressures to increase significantly. In addition, the Telecommunications Act of 1996 (the "Telecommunications Act") establishes procedures under which an RBOC may compete in the long distance business in its region. These procedures include compliance with a 14-point competitive checklist designed to open the RBOC's local market to competition. Once an RBOC is authorized to compete in the long distance business in its region, it may be an even more significant competitor.


     In addition to competition from the incumbent providers, we also face competition from a growing number of other CLECs. There is at least one other CLEC in each metropolitan area covered by our wireless licenses, including, in many such areas, companies such as MCI WorldCom, AT&T/Teleport and Time Warner. We also face competition from other entities which offer, or are licensed to offer, directly competitive fixed wireless services, such as Teligent Corp., Advanced Radio Telecommunications, Inc., NEXTLINK Communications, Inc. (which recently announced an agreement to acquire LMDS license holder WNP Communications and the 50% interest in LMDS license holder NEXTBAND that it does not already own), NextWave and other LMDS (28 GHz) licensees. We also face competition in certain aspects of our existing and proposed businesses from a number of competitors providing wireless television services and wireless access on a licensed and unlicensed basis. In many instances, these service providers hold 38 GHz and/or 28 GHz licenses or licenses for other frequencies in geographic areas which encompass or overlap our market areas. Additionally, some of these entities may have greater spectrum resources in a particular market or enjoy the substantial backing of, or include among their stockholders, major telecommunications companies. Due to the relative ease and speed of deployment of many wireless-based technologies, we could face significant price competition from these and other wireless-based service providers.


     We also may face competition from cable companies, electric utilities, ILECs operating outside their current local service areas, long distance carriers and other entities in the provision of local telecommunications services. The great majority of these entities provide transmission services primarily over fiber, copper-based and/or microwave networks which, relative to our Wireless Fiber services, enjoy substantially greater market acceptance for the carriage of telecommunications traffic. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which are expected to accelerate, could give rise to significant new or stronger competitors.

     We believe that the principal competitive factors affecting our market share are quality of service, pricing, customer service, accurate billing, clear pricing policies and variety of offered services. Our ability to compete effectively will depend upon our ability to continue to provide a broad range of telecommunications services and to maintain high-quality, market-driven services at prices generally perceived to be equal to or below those charged by our competitors. To maintain our competitive posture, we believe that we must be in a position to reduce our prices in order to meet any reductions in rates by our competitors. Any such reductions could adversely affect us.

WINSTAR INTERNATIONAL

     We believe that the rapidly growing demand for high-speed communications capabilities is a global phenomenon. Even more so than in the United States, a large majority of commercial office buildings in major cities abroad are not directly connected to fiber or any other broadband alternative. Many countries are just beginning to open up their telecommunications markets to competition and to auction or otherwise make available spectrum rights. Therefore, we believe there is a significant opportunity for us to sell our broadband communications services abroad. We believe that we can use our domestic experience in building and operating fixed wireless broadband networks to successfully compete in numerous overseas markets. For these reasons, we plan to build Wireless Fiber-based local networks and to sell communications services in six overseas markets by the end of 1999 and 50 overseas markets by the end of 2004. These 50 markets are located primarily in Western Europe, the Asia/Pacific region and the Americas. Our initial six target markets are Amsterdam, Buenos Aires, London, Paris, Sydney and Tokyo.

     We have selected and prioritized these 50 markets based on numerous factors, including:

     o availability of appropriate spectrum rights;

     o demand for competitive data communications services;

     o availability of building access rights;

     o availability of competitive backbone fiber; and

     o generally pro-competitive regulatory environment.

     Strategy. Initially, we intend to establish a direct sales force to sell data transport services, Internet access and nonswitched voice services to large commercial customers in our targeted overseas markets. Once we have become established in a market, we will explore opportunities to sell other voice services. We intend to sell most of our services to customers in On-Net buildings. We believe that our foreign market strategy is advantageous for several reasons:

     o Since data switching equipment is smaller and significantly less expensive than that used for voice traffic, the capital requirements for starting a data transport business are less than for a voice telephone business.

     o By marketing our services to a relatively smaller number of large businesses, we use fewer sales and service employees, thereby limiting our costs.

     o By selling primarily to customers in On-Net buildings, we limit the amount of our upfront losses.

     o The current prices and profit margins on sales of data services in our target international markets are substantially higher than those in the United States. Although we anticipate that prices will decrease as competition further develops in these markets, the current pricing structure is advantageous to new market entrants since it substantially offsets the expense of initially entering a market.

For these reasons, we believe that on a city-by-city basis our target international markets will become profitable more quickly than our U.S. markets.


     Regulatory and Other Considerations Relating to Initial Market Entry. Our ability to achieve our plans in each of our targeted overseas markets depends on the willingness and ability of local regulators to grant us (i) licenses, permits and other authorizations necessary to build facilities, provide services and use spectrum, (ii) rights to obtain telephone numbers, (iii) rights-of-way and rights to access rooftops, conduit, aerial pole space and radio antenna tower space, and (iv) cost-based and nondiscriminatory interconnection, including, in some markets, unbundled local loops. Many of the governments in our targeted markets lack the United States's experience with regulation of a competitive telecommunications market. This factor, combined with continued government ownership of the incumbent PTT in some countries, could slow or even undermine the development of competitive telecommunications markets. National and local laws and regulations governing the provision of telecommunications services differ significantly among the countries in which we intend to operate. The interpretation and enforcement of such laws and regulations varies and could limit our ability to provide certain telecommunications services in certain markets.


     Spectrum rights may be acquired in a number of ways, including:

     o grants or sales of rights directly by the local government;

     o purchases from third parties;

     o acquisitions of or partnerships with entities that hold spectrum rights;
       or

     o public spectrum auctions.


     In addition, we will need to enter into interconnection agreements with other local carriers (especially the local incumbent providers) so that traffic can be delivered to its ultimate destination where such destination is not an On-Net building. Many foreign jurisdictions do not currently have clearly defined policies or programs in place with regard to making spectrum rights available. In these markets, it may be more difficult or take more time for us to accomplish our initial objectives and to begin selling our services, all of which could hinder our international expansion. Once we have acquired the necessary spectrum in a targeted market, we intend to leverage our strategic supply and financing relationship with Lucent as well as the capabilities and resources of any joint venture partners we may have in that market to quickly and cost-
                                       40
effectively build out a Wireless Fiber-based local broadband network. We believe that Lucent has the international presence, state-of-the-art equipment and expertise necessary to effectively assist us in this regard.

     Current Activities. We conduct a number of activities prior to entering targeted overseas markets, including:

     o extensive market research;

     o legal and regulatory analysis;

     o review of initial staffing needs, including use of non-employee consultants and advisors prior to obtaining spectrum rights and building a local network;

     o preparation of a business and network buildout plan, including revenue and capital expenditure projections;

     o assessment of financing needs, including discussions with Lucent to leverage our recent financing arrangement and their expertise in certain markets abroad; and

     o identification of potential strategic partners to provide local market expertise.

          Western Europe--We currently have 15 employees in Europe, including four in Amsterdam, where we are currently deploying network infrastructure, 10 in Brussels and one in Geneva. Included in this group is a senior manager and engineers, as well as legal, finance, sales and other support personnel. We intend to locate our European corporate headquarters in Geneva, while maintaining our regulatory offices in Brussels and establishing additional offices for specific areas of operations (e.g. technical and engineering) where we believe suitable talent is most available. We have obtained point to point spectrum licenses in Amsterdam, applied for spectrum rights in Germany and are preparing to file for spectrum rights in the United Kingdom and France early in 1999.

          Asia/Pacific--We have entered into an agreement with KDD Corporation and Sumitomo Corporation to establish a new joint venture company of which we own 35%. This entity will apply for spectrum rights and, if spectrum is obtained, compete as a new fixed wireless broadband telecommunications carrier in Japan, beginning with Tokyo in 1999. We also intend to seek spectrum rights in Sydney and certain other major markets in Australia by participating in Australia's 28 GHz LMDS auction, currently scheduled to begin in February 1999. We have made the filings with the Australian authorities necessary to participate in the auction.

          The Americas--We have signed a letter of intent to purchase a majority interest in an Argentinean company that holds a nationwide license for 400 MHz of 38 GHz point to multipoint spectrum.

GOVERNMENT REGULATION

     Our telecommunications services are regulated extensively by federal, state and local governments, and to the extent that we will operate in foreign countries, by those governments. The federal government, through the FCC, regulates our interstate and international telecommunications services and our Wireless Licenses in the United States. In addition, Congress has begun to impose regulations on certain aspects of Internet-related operation and services. State governments regulate our intrastate telecommunications services, generally through each state's public utility commission or public service commission. Municipalities regulate limited aspects of our telecommunications business by imposing zoning requirements, permit or right-of-way procedures or franchise fees among other regulations. The governments of foreign countries in which we intend to roll out our telecommunications business will regulate such services as well as the use of spectrum in those countries. We believe that we operate our business in compliance with applicable laws and regulations of the various jurisdictions in which we operate or hold licenses and that we possess the approvals necessary to conduct our current operations.

  Regulation of Our Telecommunications Services

     Federal. The Telecommunications Act was intended to remove some of the barriers between the long distance and local telecommunications markets, allowing service providers from each of these sectors (as well as cable television operators and others) to compete in all communications markets. The FCC must issue regulations to address various requirements of the Telecommunications Act. For instance, the

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

Telecommunications Act generally requires ILECs to (1) allow competitors such as us to interconnect with the ILECs' networks and (2) give competitors nondiscriminatory access to the ILECs' networks on more favorable terms than have been available in the past. In August 1996, the FCC adopted regulations intended to detail the requirements of the Telecommunications Act relating to interconnection (the "Interconnection Order"). The Interconnection Order includes detailed provisions regarding the interconnection of ILEC networks with those of new competitors such as WinStar, as well as requirements that the ILECs make certain of their network elements and services available to competitors. However, in most cases, we still must negotiate the specifics of each interconnection arrangement with the ILEC. This process is time consuming and may not necessarily result in interconnection terms that are acceptable to us. In such instances, we may petition the proper regulatory agency to arbitrate disputed issues, but we cannot be assured that the results will be favorable. We have generally been successful thus far in negotiating acceptable interconnection agreements with the ILECs.

     In October 1996, portions of the Interconnection Order were stayed by the United States Court of Appeals for the Eighth Circuit. However, many states continue to set the prices for interconnection, resale and unbundled network elements in a similar manner to that proposed by the FCC in the Interconnection Order. This court has since invalidated certain provisions of the Interconnection Order, including those provisions in which the FCC asserted jurisdiction over the pricing of interconnection elements and the "pick-and-choose" provisions which allowed carriers to adopt select provisions of other carriers' interconnection agreements. The FCC appealed this decision to the United States Supreme Court, which has heard oral argument and is expected to rule on the case soon. We do not believe that the ruling will have a material impact on us.

     The FCC has also issued orders under the Telecommunications Act reforming LEC access charges and universal service requirements. Under the access reform order, ILECs that are subject to price cap regulation are required to reduce the rates they charge long distance service providers for interstate switched local access. In October 1998, AT&T filed a petition with the FCC seeking a ruling that long distance carriers may elect not to purchase switched access services offered under tariff by CLECs. This could also cause increased FCC scrutiny and regulation of CLEC interstate access rates. The petition is pending. Under the FCC's universal service order, all telecommunications service providers are required to pay for universal service support based on a percentage of their end user telecommunications revenues to be established quarterly by the FCC.

     The FCC also regulates radio frequency (RF) emissions by us and other wireless telecommunications providers. Under current regulations, if the total RF emissions in any given area exceed the FCC's standards, then any FCC licensee whose emissions in that area exceed 5% of the total must notify the FCC and obtain a waiver to operate. The wireless equipment we use is designed to operate at RF emission levels well below the FCC's standard. However, if we operate in an area where other higher RF emitters are operating our emissions could exceed 5% of the total and we could be required to notify the FCC and request a waiver.

     Providers of telecommunications services are coming under intensified regulatory scrutiny for marketing activities that result in alleged unauthorized switching of customers from one service provider to another, particularly in the long distance sector. The FCC and a number of state authorities have begun adopting more stringent regulations to curtail the intentional or erroneous switching of customers, which include, among other things, the imposition of fines, penalties and possible operating restrictions on entities which engage or have engaged in unauthorized switching activities. In addition, the FCC has adopted regulations imposing procedures for verifying the switching of customers and additional remedies on behalf of carriers for unauthorized switching of their customers.

     The FCC also oversees the administration and assigning of local telephone numbers. It has designated Lockheed Martin as the numbering plan administrator. Extensive regulations have been adopted governing telephone numbering, area code designation, dialing procedures that may be imposed by the ILECs and the imposition of related fees by the ILECs. In addition, carriers are required to contribute to the cost of numbering administration through a formula based on their revenues. In 1996, the FCC permitted businesses and residential customers to keep their numbers when changing local phone companies (referred to as number portability). The availability of number portability is important to competitive carries like us since customers,

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

especially businesses, may be less likely to switch to a competitive carrier if they cannot retain their existing telephone numbers.

     State. Some of our services are classified as intrastate and therefore are subjected to state regulation, generally administered by the state's PUC. The nature of these regulations varies from state to state and in some cases may be more extensive than FCC regulations. In most instances, we are required to obtain certification from a state PUC before providing services in that state. We are certified to provide intrastate non-switched service in 42 states and the District of Columbia. We are certified to offer switched local (i.e., CLEC) services in 35 states and the District of Columbia and intrastate long distance service in more than 45 states. We expect that as our business and product lines expand and as more pro-competitive regulation of the local telecommunications industry is implemented, we will offer additional intrastate services. Interstate and intrastate regulatory requirements are changing rapidly and will continue to change.

     Local. The Telecommunications Act gives local governments the authority to regulate certain aspects of our telecommunications infrastructure, including in some cases imposing franchise fees for the use of certain public property, laying of cable and management of certain rights of way and joining regulations related to the siting of radio antennas and towers. These regulations vary greatly among local governments. The scope of local authority under the Telecommunications Act has been the subject of a number of disputes between carriers and local authorities and we anticipate the administrative proceedings and litigation relating to these disputes will continue.

     Foreign. In order to provide services in each of our targeted overseas markets, we need to obtain the required approvals and licenses. These typically include a license to operate as a telecommunications carrier and, in our case, the right to use appropriate radio spectrum. In addition, we will need to enter into interconnection agreements with other local carriers (especially the local incumbent providers) so that traffic can be delivered to its ultimate destination where such destination is not an On-Net building. Many foreign jurisdictions do not currently have clearly defined policies or programs in place with regard to making spectrum rights available. In these markets, it may be more difficult or take more time for us to accomplish the objectives described above and to begin selling our services, all of which could hinder our international expansion.

  Regulation of Our Spectrum

     The grant, renewal and administration of spectrum licenses is extensively regulated by the FCC. Our 38 GHz wireless licenses expire in February 2001. In order to have its licenses renewed, a licensee must typically demonstrate compliance with its regulatory obligations during the initial license period. One such obligation is a substantial service buildout requirement. Although the FCC has not specified specific buildout criteria for 38 GHz licenses, it has suggested that the buildout of four wireless point to point links per million population would constitute a substantial service. Based upon our regulatory compliance and the FCC's practice of granting an expectation of renewal to licensees that comply with their regulatory obligations, we believe our 38 GHz licenses will be renewed; however, such renewal is not guaranteed.

     In November 1997, the FCC issued a Report and Order and Second Notice of Proposed Rule Making ("38 GHz Order") which addressed service rules and a procedure for auctioning unlicensed 38 GHz spectrum. The FCC adopted many of the major positions advocated by us in the rulemaking proceeding, including:
(1) flexible use of licenses, including multipoint and mobile operations;
(2) no quantitative restrictions on the accumulation of 38 GHz spectrum;
(3) rejection of commercial satellite industry positions that 39.5 to 40.0 GHz should be shared with satellite operations; and (4) auction of unlicensed areas of the 38 GHz band.

     In January 1997, the FCC released an order addressing some application processing matters. The FCC decided to process amendments of right filed between November 13, 1995 and December 15, 1995. Other amendments filed on or after November 13, 1995 would continue to be subject to the freeze which had been imposed by the FCC in 1995. Applications that were amended to resolve mutual exclusivity by December 15, 1995 would be processed, provided they had completed their 60-day public notice period as of November 13, 1996. Amendments to reduce existing license areas or delete frequency blocks on licenses would be permitted.

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

     The FCC is currently processing all pending license applications. Those with defects or which were encumbered by mutually exclusive competing applications will be dismissed. Pending petitions at the FCC seeking to protect certain dismissed applications have yet to be addressed. The clear channel portions of pending multichannel applications will be processed. Mutually exclusive channels from those multichannel applications will be dismissed.

     Currently, the FCC intends to auction unlicensed 38 GHz channels in 493 markets. The exact timing of the 38 GHz auction has not been specified.

     In March 1998, petitions were filed with the FCC challenging a number of the findings set forth in the 38 GHz Order. Among other things, these petitions state or request that: the FCC's application processing procedures are in violation of the Communications Act of 1934, as amended; certain frequency coordination procedures should be modified; and the FCC inappropriately granted 29 of our single channel 38 GHz license applications. We filed our own petition as well as comments on certain petitions; all petitions remain pending. Until administrative and judicial remedies are exhausted, the actual effect of the new rules adopted in the 38 GHz Order remain uncertain.

     Pursuant to an international agreement to which the United States is a signatory, the 38.6-40.0 GHz band is allocated on a co-primary basis to the Fixed Satellite Services and the 39.5-40.5 GHz band is allocated on a co-primary basis to the Mobile Satellite Services. The FCC has not proposed rules to implement the agreement provisions, although comments and a petition for rulemaking have been filed with the FCC by Motorola and other satellite companies requesting that such rules be considered in order to allow satellite systems and wireless systems to co-exist on a co-primary basis in the 38.6 to
40.0 GHz band. If the FCC were to allow transmissions from space to earth as proposed by such applicants, such transmissions could possibly adversely affect our existing or future operations by creating interference or causing the FCC to institute power and other limitations upon our transmissions. On December 17, 1998, the FCC adopted a spectrum plan for the 36-51.4 GHz band, in which it segmented the entire band, generally providing for exclusive, non-sharing, primary designations for wireless and satellite services. In the plan, the FCC reaffirmed its position that the 38.6-40.0 GHz band is to be exclusively utilized domestically by wireless services only and specified that although the band remains allocated to non-government satellite and fixed services on a co-primary basis, it was designating exclusive primary non-government use to fixed services. The FCC also reserved additional spectrum for future allocation to terrestrial fixed wireless services. Separately, they indicated that satellite applicants should modify their applications to conform to the FCC's new band plan.

  Regulation of Internet Service Providers

     During the past several months, Congress passed a number of laws that concern the Internet, including the Digital Millennium Copyright Act, the Children's Online Privacy Protection Act, the Children's Online Protection Act and the Protection of Children from Sexual Predators Act of 1998. Generally, these laws provide liability limitations for Internet service providers that do not knowingly engage in unlawful activity. We are putting guidelines into place to comply with this new legislation and do not anticipate that compliance with these laws will have an adverse impact on us.

WINSTAR NEW MEDIA

     WinStar New Media Company, Inc. markets and distributes information and entertainment content and services both in traditional markets (such as television, video, cable and radio) and through new media channels such as the Internet. We believe that the ability to package information, entertainment and other content and services with telecommunications services will become an increasingly important factor in the business customer's decision to select or retain a telecommunications provider. We also believe that such content and services will enhance the marketability of our telecommunications services. In April 1998, WinStar New Media sold 10% of its equity to a group of private equity investors for $10.0 million.

     WinStar New Media has established its operations primarily by offering traditional media products and services which address the demand for niche and special-interest content. By focusing on traditional media, it has been able to generate revenues and profits which have contributed to the development of its core assets, which include content, distribution channels, industry and advertiser relationships and experienced management. While WinStar New Media will continue to operate in traditional media, it is aggressively expanding its new media content and distribution capabilities through a variety of acquisitions and internal initiatives. WinStar New Media has assembled an asset base which we believe to be critical for success in the emerging new media markets as well as for the expansion of established traditional media businesses.

     WinStar New Media is engaged in interactive and traditional media operations and makes investments in support of these businesses. It is currently organized into two primary operating units: (1) WinStar Interactive Media, which focuses on developing and utilizing online business information services and products and interactive advertising sales, and (2) WinStar Traditional Media, which concentrates on television and home video production, distribution and licensing through its WinStar TV & Video division, and radio program production, syndication and sales of advertising inventory through its WinStar Radio Networks division.

  WinStar Interactive Media

     WinStar Interactive Media ("WI"). WI provides online business information services primarily to small and medium-sized businesses through WinStar Telebase ("Telebase") and Office.com, each a Web-based business information service. WI is also a leading advertising sales representative for branded Web properties and interactive media content. It also seeks to produce and acquire business content that can be commercially distributed through traditional media channels to its target business customers.

     Telebase provides customers with single-point access to business information from more than 1,100 brand-name sources, including Dun & Bradstreet, TRW, LEXIS-NEXIS, Standard & Poor's and Moody's. The Telebase service is integrated as a private-label service into a number of online networks, including America Online, CompuServe and Prodigy. WI also recently launched the "WinStar Business Infocenter," a version of the Telebase service that is customized for our telecommunications customers and offered through our telecommunications sales force.

     Office.com is a branded commercial Web-based business information service designed to be the definitive destination site for the small- and medium-sized business market. The initial phase of Office.com's debut in Summer 1998 included a co-branded presence on Yahoo!. The broad commercial online launch is scheduled for Summer 1999 when the site will offer consumers a full range of comprehensive, user-friendly services, e-commerce and communications capabilities.

  WinStar Traditional Media

     WinStar TV & Video ("WTV"). WTV produces and distributes programming for the worldwide television and domestic home video markets, with an emphasis on foreign and "art" titles, as well as nonfiction and cultural films. WTV, through its Wellspring division, is also engaged in the retail sale of holistic, spiritual and wellness videos. WTV's focus enables us to exploit the increasing worldwide demand for niche programming as the number of distribution channels increases to accommodate specialized interests. WTV's library currently includes rights to more than 1,500 hours of television and video programming, including more than 300 film titles and 80 hours of WTV-produced documentaries.

     WinStar Radio Networks ("WRN"). WRN is one of the largest independent national syndicated radio advertising sales representatives in the United States, representing both its own and third-party content. WRN also provides related production and affiliate distribution services. WRN, through SportsFan Enterprises, produces more than 100 hours of syndicated sports talk programming each week, all or a portion of which is broadcast on more than 350 radio stations nationwide. We believe this represents one of the widest distributions of any syndicator of sports talk radio programming. WRN's original sports talk radio programming currently features well-known personalities such as John Madden, James Brown and Keith Olbermann. WRN provides national advertising sales representation for programming produced by SportsFan and others, such as MetroTraffic Report and SW Networks, as well as national distribution services for certain of such programming.

EMPLOYEES

     At December 31, 1998, we had over 2,800 employees. We are not a party to any collective bargaining agreements and have never experienced a strike or work stoppage. We consider our relations with our employees to be satisfactory.

PROPERTIES

     WinStar's corporate headquarters are currently located at 230 Park Avenue in New York City. In November 1998, we signed a 15-year lease for approximately 200,000 square feet of office space (with options to lease approximately 57,000 additional square feet) at 685 Third Avenue in New York City. We intend to move our corporate headquarters and consolidate certain other New York City-based operations to this new facility during the first half of 1999. Our telecommunications operations are located in approximately 230,000 square feet of space in several buildings in northern Virginia. In December 1998, we signed a ten-year lease for approximately 200,000 square feet of additional space (with a right of first refusal on substantial additional space in a building currently under construction) located in Herndon, Virginia. We intend to consolidate some of our northern Virginia operations in these new facilities during the second and third quarters of 1999. We also lease numerous other facilities throughout the United States and in certain markets abroad, including sales offices, switch and hub locations, building roof rights, collocation facilities and our 36,000 square foot customer-care facility located in Dublin, Ohio.

LEGAL PROCEEDINGS

     We are subject to various claims and proceedings that occur in the ordinary course of business. Based on information currently available to us, we believe that none of these current claims or proceedings, either individually or in the aggregate, will have a material effect on our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our directors and executive officers and their ages as of the date of this prospectus are as follows:

NAME                                               AGE                       POSITION
------------------------------------------------   ---   ------------------------------------------------
William J. Rouhana, Jr..........................   46    Chairman of the Board and Chief Executive
                                                           Officer

Nathan Kantor...................................   56    President, Chief Operating Officer and Director

Timothy R. Graham...............................   48    Executive Vice President, General Counsel and
                                                           Director

Bert Wasserman..................................   66    Director

William J. vanden Heuvel........................   68    Director

Steven B. Magyar................................   49    Director

James I. Cash...................................   51    Director

Charles T. Dickson..............................   44    Executive Vice President and Chief Financial
                                                           Officer

     William J. Rouhana has been a director since our inception, our Chairman of the Board since February 1991, and Chief Executive Officer since May 1994.
Mr. Rouhana was President and Chief Executive Officer of WinStar Companies, Inc. and its affiliated entities ("WinStar Companies") from 1983 until November 1995. Through WinStar Companies he served, from August 1987 to February 1989, as Vice Chairman of the Board and Chief Operating Officer of Management Company Entertainment Group, Inc., a diversified distributor of entertainment products and, thereafter, as its Vice Chairman of the Board until May 1990. Mr. Rouhana was in private legal practice from 1977 to 1984, specializing in the financing of entities involved in the development of entertainment products and information services. Mr. Rouhana was Vice Chairman of the Board of Governors of the United Nations Association through 1997 and is a member of certain other associations, including Business Executives for National Security. He is a Phi Beta Kappa graduate of Colby College, a Thomas J. Watson Fellow (1972-1973) and a graduate of Georgetown University School of Law.

     Nathan Kantor has been a director since October 1994 and President and Chief Operating Officer since September 1995. Since its formation in November 1990, Mr. Kantor had been the President of ITC Group, Inc. ("ITC"), a company which specializes in the development of emerging competitive telecommunications companies. Mr. Kantor, through ITC, coordinated all of our telecommunications operations from June 1994 to September 1995 when he became President and Chief Operating Officer, at which time services provided by ITC to us ceased.
Mr. Kantor also is currently the Chairman of the Board and Chief Executive Officer of Image Telecommunications Corp., a company involved in the development of information and video servers. From January 1985 to December 1990, he was President of MCI Telecommunications Corporation (Northeast Division).
Mr. Kantor was a founder of MCI International, Inc. and served as its President and Chief Operating Officer from its founding in July 1982 to December 1984. From 1972 to 1982, Mr. Kantor held a number of senior management positions with MCI Communications, including Vice President of National Operations. Mr. Kantor is a graduate of Florida State University and the United States Military Academy at West Point.

     Timothy R. Graham has served as Executive Vice President since October 1994 and as a director since January 1999. From October 1990 through September 1994, Mr. Graham was engaged in the private practice of law and served in various capacities with National Capital Management Corporation, a company engaged through its subsidiaries in various businesses, such as the ownership of real estate rental properties, industrial manufacturing and insurance matters, including as Corporate Secretary and as President of its primary real estate and insurance subsidiaries. During that period, Mr. Graham also acted in various capacities for WinStar Services, Inc., a wholly owned subsidiary of WinStar Companies. Prior to 1990, Mr. Graham was a partner in the law firm of Nixon, Hargrave, Devans & Doyle, specializing in corporate finance, regulatory and business law. Mr. Graham was a Securities Law Editor of Barrister magazine, an American Bar Association publication, from 1985 to 1986 and has authored a number of publications, including "Public Offerings in the United States by Foreign Companies" and "Financing of Foreign Companies through United States Securities Markets." Mr. Graham also is a member of the Board of Advisors of the Instructional Television Station of the Archdiocese of New York. Mr. Graham is a graduate of Fordham Law School and the Georgetown University School of Foreign Service.

     Bert Wasserman has been a director since June 1995. Mr. Wasserman was Executive Vice President and Chief Financial Officer of Time Warner from January 1990 to December 1994 and was also a director of Time Warner from January 1990 to March 1993. Mr. Wasserman was a member of the Office of the President and was also a director of Warner Communications, Inc. ("Warner Communications"), from 1981 to 1990, when that company merged with Time Warner, and had served Warner Communications in various capacities since 1966. Mr. Wasserman serves as a member of various boards, including: several investment companies in the Dreyfus Family of Funds; Lillian Vernon Corp., a catalog seller of home products; Mountasia Entertainment International, Inc., an operator of family recreation centers; The New German Fund, a New York Stock Exchange listed mutual fund operated by Deutsche Bank AG; and IDT Corp., a provider of telecommunications services, including Internet access and long distance services. Mr. Wasserman also served as a director on the Chemical Bank National Advisory Board until Chemical Bank merged with Chase Manhattan Bank in March 1996. He is a graduate of Baruch College and Brooklyn Law School.

     William J. vanden Heuvel has been a director since June 1995. Since 1984, he has served as Senior Advisor to Allen & Co., an investment banking firm, as well as counsel to the law firm Stroock & Stroock & Lavan. He served as a director of Time Warner from 1981 to 1993 and currently is a director of Zemex Corp., a New York Stock Exchange listed company engaged in the mining and exploitation of industrial minerals. Ambassador vanden Heuvel also has been a member of the IRC Group, a Washington D.C.-based consulting group made up of former United States ambassadors, since 1981. He has been Chairman of the Board of Governors of the United Nations Association since 1993. From 1979 to 1981, Ambassador vanden Heuvel served as United States Deputy Permanent Representative to the United Nations. From 1977 to 1979, he served as United States Ambassador to the European Office of the United Nations and various other international organizations. He was Special Assistant to United States Attorney General Robert
F. Kennedy from 1961 to 1964. Ambassador vanden Heuvel is a graduate of Deep Springs College, Cornell University and Cornell Law School.

     Stephen B. Magyar has been a director since June 1993. Since May 1994,
Mr. Magyar has owned and operated a private business which specializes in financial services for high net worth individuals and business owners. From 1989 to May 1994, Mr. Magyar was a regional vice president of CIGNA Insurance Co. and during the preceding fifteen years held various sales and sales management positions with CIGNA. Mr. Magyar has served on CIGNA's strategic business development committee and has been a guest lecturer at New York University.
Mr. Magyar also is a Certified Life Underwriter and Chartered Financial Consultant with the American College of Insurance. Mr. Magyar is a member of the General Agents and Managers Association, the National Association of Underwriters and the American Society of CLU and ChFC. Mr. Magyar is a graduate of Colby College.

     James I. Cash has been a director since January 1997. Professor Cash has been a member of the faculty of Harvard Business School since 1976, having taught in its Masters of Business Administration, Management Development and Advanced Management programs. Professor Cash currently serves as a trustee for Massachusetts General Hospital and the Massachusetts Computer Software Council, overseer for The Gardner Museum and the Boston Museum of Science, and is a member of the Board of Directors of Cambridge Technology Partners, The Chubb Corporation, General Electric Company, Knight-Ridder, Inc., State Street Bank and Trust Company and Tandy Corporation. Professor Cash has authored numerous articles and several books on topics related to information technology and corporate management and structure and writes a regular column for Information Week magazine. Professor Cash is a graduate of Texas Christian University, Purdue University's Graduate School of Mathematical Sciences and Purdue University's Krannert Graduate School of Management.

     Charles T. Dickson has served as Executive Vice President and Chief Financial Officer since December 1997. During the preceding four years, Mr. Dickson served as Chief Financial Officer of General Instrument Corporation. From 1984 to 1993, Mr. Dickson held numerous positions at MCI Communications Corp., including Vice President, Finance and Administration, for the National Accounts Division. From 1979 to 1984, Mr. Dickson was a consultant with ICF, Inc., providing financial analysis to clients in the energy and telecommunications industries. Mr. Dickson is a Phi Beta Kappa graduate of Clark University and received a masters degree in public policy from the University of California at Berkeley.

BOARD OF DIRECTORS AND COMMITTEES

     Our Board of Directors is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The term of office of the first class of directors (Class I), currently consisting of Mr. Graham and Professor Cash, will expire in 2001, the term of office of the second class of directors (Class II), currently consisting of Mr. Wasserman and Mr. Kantor, will expire in 1999, and the term of office of the third class of directors (Class III), currently consisting of Mr. Rouhana, Ambassador vanden Heuvel and Mr. Magyar, will expire in 2000. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected, or until his successor is duly qualified and appointed. Our by-laws provide that, through August 5, 1999, at each annual meeting of stockholders in which directors are elected, persons will be elected so that a majority of the members of the Board will be independent directors.

     The responsibilities of the Audit Committee, which currently is composed of Mr. Rouhana, Mr. Wasserman, Professor Cash and Mr. Magyar, include, in addition to such other duties as the Board may specify, (1) recommending to the Board the appointment of independent accountants, (2) reviewing the timing, scope and results of the independent accountants' audit examination and the related fees,
(3) reviewing periodic comments and recommendations by our independent accountants and our responses thereto, (4) reviewing the scope and adequacy of internal accounting controls and internal auditing activities and (5) making recommendations to the Board with respect to significant changes in accounting policies and procedures. Our by-laws provide that, through August 5, 1999, a majority of the members of this committee must be independent directors.

     The responsibilities of the Compensation Committee, which currently is composed of Mr. Rouhana, Mr. Magyar, Ambassador vanden Heuvel and Professor Cash, include, in addition to such other duties as the Board may specify,
(1) reviewing and recommending to the Board the salaries, compensation and benefits of our executive officers and key employees, (2) reviewing any related party transactions on an ongoing basis for potential conflicts of interest and
(3) administering our stock option plans. Our by-laws provide that, through August 5, 1999, a majority of the members of this Committee must be independent directors and that, absent approval of a majority of the independent members of the Compensation Committee, we will not enter into any material transaction with any director or affiliate of any director.

     The responsibilities of the Nominating Committee, which currently is composed of Mr. Rouhana, Ambassador vanden Heuvel and Mr. Magyar, include, in addition to such other duties as the Board may specify, considering and recommending to the Board nominees for directors.

                             PRINCIPAL STOCKHOLDERS


     The following table provides certain information regarding the ownership of our common stock as of January 12, 1999, and as adjusted to reflect the sale of the common stock offered hereby, by (1) those persons or groups who beneficially own more than 5% of such stock, (2) each of our directors, (3) our Chief Executive Officer and each of our next four most highly compensated executive officers in 1998 and (4) all of our directors and executive officers as a group (based upon information furnished by such persons). Unless otherwise indicated, the address for the persons listed below is c/o WinStar Communications, Inc., 230 Park Avenue, New York, New York 10169.



                                                                 SHARES BENEFICIALLY           SHARES BENEFICIALLY
                                                                  OWNED PRIOR TO THE             OWNED AFTER THE
                                                                       OFFERING                      OFFERING
                                                              --------------------------    --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS                          NUMBER(A)      PERCENT(B)     NUMBER(A)      PERCENT(C)
-----------------------------------------------------------   ------------    ----------    ------------    ----------
William J. Rouhana, Jr.....................................    2,280,289(d)       5.3%       2,280,289(d)       4.8%

Nathan Kantor..............................................    1,291,506(e)       3.0%       1,291,506(e)       2.7%

Timothy R. Graham..........................................      465,904(f)       1.1%         465,904(f)       1.1%

Steven B. Magyar...........................................       75,403(g)          *          75,403(g)          *
  Two Pine Point
  Lloyd Harbor, New York 11742

William J. vanden Heuvel...................................       74,000(h)          *          74,000(h)          *
  812 Park Avenue
  New York, New York 10021

Bert Wasserman.............................................      110,000(i)          *         110,000(i)          *
  126 East 56th Street
  New York, New York 10022

James I. Cash..............................................       70,000(j)          *          70,000(j)          *
  Harvard University
  Graduate School of Business Administration
  Baker Library 187
  Soldiers Field Road
  Boston, Massachusetts 02163

Charles T. Dickson.........................................       50,000(k)          *          50,000(k)          *

Steven G. Chrust...........................................      514,979(l)       1.2%         514,979(l)       1.1%
  SGC Advisory Services
  One Canterbury Green
  Stamford, CT 06901

FMR Corp...................................................    4,299,200(m)      10.2%       4,299,200(m)       9.3%
  82 Devonshire Street
  Boston, MA 02109

All Directors and Executive Officers as a
  group (8 persons)........................................    4,417,102(n)      10.4%       4,417,102(n)       9.4%


------------------
 *  Less than 1%.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


 (a)  To determine each person's beneficial share ownership, we included shares that may be acquired (now or within 60 days of the date of this prospectus) by exercising options or warrants or converting convertible securities. Those shares are also deemed to be outstanding for purposes of calculating the percentage ownership of these individuals. We believe each of these persons has the sole power to vote and dispose of the shares he beneficially owns.

 (b)  Based on 41,544,753 shares of common stock outstanding before this offering.

 (c)  Based on 45,744,753 shares of common stock outstanding after giving effect to this offering. Excludes a maximum of 630,000 shares to cover any over-allotments.

 (d)  Includes 1,355,000 shares of common stock issuable upon exercise of certain options. Does not include
      (1) 75,000 shares of common stock issuable upon exercise of options which become exercisable in three equal annual installments commencing in April 1999, or (2) 300,000 shares of common stock issuable upon exercise of options which become exercisable in March 2000.

 (e)  Includes 1,274,865 shares of common stock issuable upon exercise of certain options. Also includes 6,500 shares of common stock owned by Mr. Kantor's son, over which Mr. Kantor disclaims beneficial ownership. Does not include (1) 30,000 shares of common stock issuable upon exercise of options which become exercisable in three equal annual installments commencing in April 1999, (2) 166,917 shares of common stock issuable upon exercise of options which become exercisable in September 1999 and (3) 166,916 shares of common stock issuable upon exercise of options which become exercisable in September 2000.

 (f)  Includes 80,000 shares of common stock issuable upon exercise of certain options. Does not include 16,000 shares of common stock issuable upon exercise of options exercisable in various annual installments commencing in April 1999.

 (g)  Includes (1) 1,000 shares of common stock owned by Mr. Magyar's spouse, over which Mr. Magyar disclaims beneficial ownership, (2) 1,670 shares of common stock owned by benefit plans of which Mr. Magyar is the sole trustee and primary beneficiary and (3) 60,000 shares of common stock issuable upon exercise of certain options.

 (h)  Includes 70,000 shares of common stock issuable upon exercise of certain options. Also includes 500 shares owned by Ambassador vanden Heuvel's spouse, over which he disclaims beneficial ownership.

 (i)  Includes 100,000 shares of common stock issuable upon exercise of certain options.

 (j)  Represents 70,000 shares of common stock issuable upon exercise of certain options.

 (k)  Represents 50,000 shares of common stock issuable upon exercise of certain options. Does not include 201,000 shares of common stock issuable upon exercise of options exercisable in various annual installments commencing in October 1999.

 (l)  Includes 502,000 shares of common stock issuable upon exercise of certain options owned by Mr. Chrust and his affiliates. Does not include (A) 120,000 shares of common stock issuable upon exercise of other options which become exercisable in January 2000, or (B) 28,000 shares of common stock issuable upon exercise of options which become exercisable in three equal annual installments commencing in April 1999. Mr. Chrust resigned as an executive officer and director of WinStar as of December 31, 1998.

 (m)  Information with respect to FMR Corp. was derived from its Schedule 13G filed with the SEC in January 1999.
      Includes 488,001 shares underlying shares of our convertible preferred stock beneficially owned by FMR Corp.

 (n)  Includes shares referred to as being included in footnotes (d) through (k).

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Our authorized capital stock includes 200,000,000 shares of common stock, $.01 par value. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Although we are restricted from paying cash dividends under the terms of the agreements governing our indebtedness (and, even if we were not so restricted, we do not currently intend to pay any dividends), holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of preferred stock.

     Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

     Our certificate of incorporation:

          o provides for a board of directors divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year;

          o provides that directors may be removed with or without cause and only by an affirmative vote of holders of at least a majority of our capital stock entitled to vote thereon; and

          o requires an affirmative vote of holders of at least two-thirds of our capital stock entitled to vote thereon to alter, amend or repeal the provisions relating to the classification of, and the removal of members from, the Board of Directors.

Nominations for our Board of Directors may be made by our Board or by any stockholder entitled to vote for the election of directors. A stockholder entitled to vote for the election of directors may nominate a person or persons for election as director only if written notice of such stockholder's intent to make such nomination is given to our Secretary not later than sixty days in advance of the meeting. Our certificate of incorporation and by-laws do not provide for cumulative voting rights. This means that holders of a majority of our capital stock who vote in the election of directors can elect all of the directors and, in such event, the holders of the remaining shares will not be able to elect any of our directors. A special meeting of our stockholders may be called at the request of the holders of at least 10% of our outstanding capital stock entitled to vote generally in all matters.

PREFERRED STOCK

     Our certificate of incorporation and Delaware General Corporation Law give our Board of Directors the authority, without further stockholder action, to issue a maximum of 15,000,000 shares of preferred stock. Our Board of Directors has the authority to fix the following terms with respect to shares of any series of preferred stock:

          o the designation of the series;

          o the number of shares to comprise the series;

          o the dividend rate or rates payable with respect to the shares of the series;

          o the redemption price or prices, if any, and the terms and conditions of any redemption;

          o the voting rights;

          o any sinking fund provisions for the redemption or purchase of the shares of the series;

          o the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable; and

          o any other relative rights, preferences and limitations pertaining to the series.

  Series A Preferred Stock

     In February 1997, we and one of our wholly owned subsidiaries sold in a private placement an aggregate of 4,000,000 shares of Series A 6% Preferred Stock ("Series A Preferred Stock") and warrants to purchase 1,600,000 shares of our common stock for an aggregate purchase price of $100.0 million.

     Each share of Series A Preferred Stock has a stated value of $25 ("Stated Value") and entitles the holder thereof to receive dividends from us at a rate per annum equal to 6% of the Stated Value. Dividends accrue and are cumulative from the date of issuance and are payable in arrears quarterly as of March 31, June 30, September 30 and December 31 of each year. We may, at our election, pay such dividends in cash or through the issuance of additional shares of Series A Preferred Stock.

     The shares of Series A Preferred Stock are convertible into that number of shares of our common stock derived by dividing the aggregate Stated Value of the Series A Preferred Stock being converted by $25 (subject to adjustment). On February 11, 2002, any Series A Preferred Stock still outstanding will be automatically converted into shares of our common stock, unless we elect to pay cash therefor in an amount equal to the Stated Value plus all accrued and unpaid dividends thereon (the "Liquidation Preference"). Unless paid for in cash, such conversion will be effected by delivery of shares of our common stock having a value, based upon the closing bid prices for our common stock for the 20 consecutive trading days ending one trading day prior to such conversion date, equal to the Liquidation Preference.

     The warrants entitle the holders thereof to purchase an aggregate of 1,600,000 shares of our common stock for $25 per share (subject to adjustment) at any time until February 11, 2002. We may accelerate the expiration date at any time after February 11, 2000 if our common stock trades at $40 or more for a period of 20 consecutive days.

     As of September 30, 1998, after giving effect to conversions of Series A Preferred Stock into our common stock and the issuance of shares of Series A Preferred Stock as dividends, there were 4,089,000 shares of Series A Preferred Stock outstanding.

  Rights to Purchase Series B Preferred Stock

     The following is a summary of the rights agreement dated as of July 2, 1997 (the "Rights Plan"), between us and Continental Stock Transfer & Trust Company, as rights agent, which was adopted by our Board of Directors on July 2, 1997. This summary of the Rights Plan does not purport to be complete and is not a substitute for the complete discussion contained in the Rights Plan.


     Under the Rights Plan, holders of our common stock received, as a dividend, preferred stock purchase rights (the "Rights") at the rate of one Right for each share of our common stock held as of the close of business on July 14, 1997. One Right will also attach to each share of our common stock issued thereafter. Currently, the Rights are not separate from our common stock and are not exercisable, and the Rights will only separate from our common stock and become exercisable if a person or group acquires 10% or more of our outstanding common stock (an "Acquiring Person") or launches a tender or exchange offer that would result in ownership of 10% or more of our outstanding common stock. Our Board of Directors has determined that FMR Corp., which has reported to the SEC beneficial ownership of more than 10% of our common stock, is not an Acquiring Person under our Rights Plan. Each Right that is not owned by an Acquiring Person entitles the holder of the Right to buy one one-thousandth of one share (a "Unit") of Series B Preferred Stock which we will issue. If any person becomes an Acquiring Person, or if an Acquiring Person engages in certain transactions involving conflicts of interest or in a business combination in which our common stock remains outstanding, then the Rights Plan provides that each Right, other than any Right held by the Acquiring Person, entitles the holder to purchase, for $70, Units with a market value of $140. However, if we are involved in a business combination in which we are not the survivor, or if we sell 50% or more of our assets or earning power to another person, then the Rights Plan provides that each Right entitles the holder to purchase, for $70, shares of the common stock of the Acquiring Person's ultimate parent having a market value of $140.


     At any time until ten days following the date on which a person acquires 10% or more of our common stock, we may redeem all (but not less than all) of the Rights for $0.0001 per Right. The Rights expire in

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July 2002. The Series B Preferred Stock will have dividend and liquidation preferences over our common stock, but junior to any other series of our preferred stock.

  Series C Preferred Stock

     On December 17, 1997, we and one of our wholly owned subsidiaries sold in a private placement an aggregate of 175,000 shares of our Series C 14 1/4% Senior Cumulative Preferred Stock Due 2007 ("Series C Preferred Stock") for an aggregate purchase price of $175.0 million.

     Dividends on the Series C Preferred Stock accrue from December 22, 1997 at the rate per share of 14 1/4% of the Accumulated Amount (as defined in the certificate of designations governing the Series C Preferred Stock) per annum, compounded semiannually on each June 15 and December 15, but will not be payable in cash, except as set forth in the next sentence. Commencing on the first
June 15 or December 15 (each a "Dividend Payment Date") which is at least six months after the later of December 15, 2002, and the Specified Debt Satisfaction Date (as defined in the certificate of designations governing the Series C Preferred Stock) (the "Cash Payment Date"), dividends on the Series C Preferred Stock will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Dividend Payment Date preceding such date. In the event that the Specified Debt Satisfaction Date has not occurred before December 15, 2002, the rate otherwise applicable to the Series C Preferred Stock will be increased by 150 basis points from December 15, 2002, until the Dividend Payment Date falling on or after the Specified Debt Satisfaction Date.

     The Series C Preferred Stock ranks: (1) senior to all existing and future Junior Stock (as defined in the certificate of designations governing the Series C Preferred Stock), including the Series A Preferred Stock; (2) pari passu with all existing and future Parity Stock (as defined in the certificate of designations governing the Series C Preferred Stock), including the Series D Preferred Stock; and (3) junior to all future Senior Stock (as defined). In addition, as equity, the Series C Preferred Stock will rank junior in right of payment to all of our indebtedness and that of our subsidiaries.

     The Series C Preferred Stock will not be redeemable prior to December 15, 2002. On or after December 15, 2002, the Series C Preferred Stock will be redeemable at our option, in whole or in part, at specified redemption prices plus accumulated and unpaid dividends, if any, to the date of redemption. On December 15, 2007, we will be required to redeem the Series C Preferred Stock at a price equal to the Accumulated Amount thereof plus accumulated and unpaid dividends, if any, out of funds legally available therefor.

     On any scheduled Dividend Payment Date following the Specified Debt Satisfaction Date, we may, at our option, exchange all but not less than all of the shares of Series C Preferred Stock then outstanding for 14 1/4% Senior Subordinated Deferred Interest Notes Due 2007 ("Exchange Debentures") in an aggregate Accumulated Amount equal to the aggregate Accumulated Amount of the shares of Series C Preferred Stock outstanding at the time of such exchange, plus accumulated and unpaid dividends to the date of exchange. Until the Cash Payment Date, interest on the Exchange Debentures will accrue at a rate of 14 1/4% of the Accumulated Amount per annum and will be compounded semiannually on each June 15 and December 15 (each an "Interest Payment Date") but will not be payable in cash except as set forth in the next sentence. Commencing on the first Interest Payment Date following the later of the Exchange Date (as defined in the indenture governing the Exchange Debentures) or the Cash Payment Date, interest will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Exchange Date. The Exchange Debentures, if issued, will be unsecured, senior subordinated obligations, subordinated in right of payment to all of our senior indebtedness and to all indebtedness and other liabilities (including trade payables) of our subsidiaries, and will rank pari passu with the 1997 Senior Subordinated Notes and the Convertible Notes. The Exchange Debentures, if issued, will not be redeemable prior to December 15, 2002. On or after December 15, 2002, the Exchange Debentures are redeemable at our option, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption.

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  Series D Preferred Stock

     On March 17, 1998, we and one of our subsidiaries sold an aggregate of $200.0 million of our Series D 7% Senior Cumulative Convertible Preferred Stock Due 2010 (the "Series D Preferred Stock") in a private placement.

     Dividends at the rate of 7% per annum on the Series D Preferred Stock are cumulative from the date of issuance and are payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing September 15, 1998, out of funds legally available therefor. Dividends shall be, at our option, payable (1) in cash or (2) through the issuance of shares of our common stock. The Series D Preferred Stock is convertible at any time after the issue date, at the option of the holders thereof, into shares of our common stock at a rate (subject to adjustment in certain events) of 1.0079 shares of our common stock for each share of Series D Preferred Stock, equivalent to a conversion price of $49.61 for each share of our common stock.

     The Series D Preferred Stock ranks (1) senior to all existing and future Junior Stock (as defined in the certificate of designations governing the Series D Preferred Stock), including the Series A Preferred Stock; (2) pari passu with all existing and future Parity Stock (as defined in the certificate of designations governing the Series D Preferred Stock), including the Series C Preferred Stock; and (3) junior to all future Senior Stock (as defined). In addition, as equity, the Series D Preferred Stock will rank junior in right of payment to all of our indebtedness and that of our subsidiaries.

     The Series D Preferred Stock is not redeemable prior to March 20, 2001. On or after such date, the Series D Preferred Stock will be redeemable at our option, in whole or in part, at any time or from time to time, at specified redemption prices plus accrued and unpaid dividends, if any. The Series D Preferred Stock is subject to mandatory redemption on March 15, 2010, at a redemption price of $50.00 per share plus accrued and unpaid dividends, if any. Upon the occurrence of a Change in Control (as defined in the Certificate of Designations governing the Series D Preferred Stock), we will be obligated to adjust the conversion price as provided in the Certificate of Designations relating to the Series D Preferred Stock.

  Series E Preferred Stock

     In connection with an acquisition we consummated in August 1998, we issued an aggregate of 75,100 shares of our Series E Junior Convertible Preferred Stock ("Series E Preferred Stock"). The Series E Preferred Stock is non-voting, non-redeemable and does not earn dividends. Each share of Series E Preferred Stock has a liquidation preference of $59.93 per share, but is junior in right to receive distributions in liquidation to all other currently existing preferred stock and any other class of preferred stock authorized in the future unless such new class is expressly made junior or equal to the Series E Preferred Stock. The holders of the Series E Preferred Stock may convert all, but not less than all, of their stock into shares of our common stock on a one-for-one basis any time on or after August 28, 1999. Under certain conditions, WinStar may require these holders to convert.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for our common stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

1995 DEBT PLACEMENT

     In October 1995, we issued an aggregate of $225.0 million of notes consisting of (1) $150.0 million of 14% Senior Discount Notes due 2005 (the "1995 Senior Notes") and (2) $75.0 million of 14% Convertible Senior Subordinated Discount Notes due 2005 (the "Convertible Notes" and, together with the 1995 Senior Notes, the "1995 Notes"). The 1995 Senior Notes are unsecured, senior indebtedness, rank pari passu in right of payment with all of our existing and future senior indebtedness and are senior in right of payment to all existing and future subordinated indebtedness.

     The 1995 Notes will not accrue interest prior to October 15, 2000, nor pay cash interest prior to April 15, 2001; however, the principal value of the 1995 Notes has accreted since issuance and, at October 15, 2000, the 1995 Senior Notes and the Convertible Notes will have aggregate principal amounts of $294.2 million and $147.1 million, respectively. From and after October 15, 2000, the 1995 Notes will accrue interest at the rate of 14% per annum, payable semiannually in cash commencing April 15, 2001. The 1995 Notes mature on October 15, 2005.

     The Convertible Notes are unsecured, senior subordinated obligations, rank pari passu in right of payment with the 1997 Senior Subordinated Notes and the 1998 Notes and are junior in right of payment to all of our existing and future senior indebtedness. The Convertible Notes are convertible, at any time, at the option of the holder, into that number of shares of our common stock derived by dividing the principal amount of the Convertible Notes being converted by $20.625 (subject to adjustment). In addition, if the closing sale price of our common stock on the Nasdaq National Market during any twelve-month period from October 15, 1995 through October 15, 1999 (each a "Market Criteria Period"), has exceeded the Market Criteria (as defined in the indenture governing the Convertible Notes) and a registration statement with respect to our common stock issuable upon conversion of the Convertible Notes ("Conversion Shares") is effective and available, all of the Convertible Notes automatically will be converted into Conversion Shares at the close of business on the last day of the Market Criteria Period. We have caused to be declared effective, and continue to maintain the effectiveness of, a registration statement registering the issuance or resale of the Conversion Shares.

1997 DEBT PLACEMENTS

     In March 1997, we and WinStar Equipment Corp. ("WEC"), one of our subsidiaries formed to facilitate the purchase of equipment, issued an aggregate of $300.0 million of notes, consisting of (1) $100.0 million of our 14 1/2% Senior Deferred Interest Notes Due 2005 (the "1997 Senior Notes"), ranking pari passu with the 1995 Senior Notes, and (2) $200.0 million of WEC's 12 1/2% Guaranteed Senior Secured Notes Due 2004 (the "WEC Notes"). In August 1997, WinStar Equipment II Corp. ("WEC II"), another of our subsidiaries formed to purchase equipment, issued $50.0 million of its 12 1/2% Guaranteed Senior Secured Notes Due 2004 (the "WEC II Notes"). In October 1997, we issued an aggregate of $100.0 million principal amount of our 15% Senior Subordinated Deferred Interest Notes Due 2007 (the "1997 Senior Subordinated Notes" and, together with the 1997 Senior Notes the WEC Notes, and the WEC II Notes, the "1997 Notes").

     The 1997 Senior Notes are unsecured senior indebtedness, rank pari passu in right of payment with all of our existing and future unsecured senior indebtedness, and are senior in right of payment to all our existing and future subordinated indebtedness. Until October 15, 2000, interest on the 1997 Senior Notes will accrue and compound semiannually at a rate of 14 1/2%, but will not be payable in cash. Interest on the Accumulated Amount (as defined in the indenture governing the 1997 Senior Notes) of the 1997 Senior Notes as of October 15, 2000 will be payable semiannually in cash on April 15 and October 15 of each year commencing April 15, 2001. The 1997 Senior Notes mature on October 15, 2005 and are redeemable on or after October 15, 2000, at our option, in whole or in part, at specified prices.

     The WEC Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC Notes will mature on March 15, 2004 and are redeemable on or after March 15, 2002, at our option, in whole or in part, at specified prices.

     The WEC II Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC II Notes mature on March 15, 2004 and are redeemable on or after March 15, 2002, at our option, in whole or in part, at specified prices.

     We have unconditionally guaranteed the obligations of WEC and WEC II under the WEC Notes and the WEC II Notes and such obligations are secured by security interests in the equipment and other property purchased by WEC and WEC II, as the case may be, with the proceeds thereof.

     The 1997 Senior Subordinated Notes are unsecured senior subordinated obligations, rank pari passu in right of payment with the Convertible Notes and the 1998 Notes (as defined below), and are junior in right of payment to all of our existing and future senior indebtedness. The 1997 Senior Subordinated Notes bear interest at a rate of 15% per annum, payable on March 1 and September 1, commencing September 1, 2002.

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

Until March 1, 2002, interest on the 1997 Senior Subordinated Notes will accrue and be compounded semiannually, but will not be payable in cash. Interest on the Accumulated Amount (as defined in the indenture governing the 1997 Senior Subordinated Notes) of the 1997 Senior Subordinated Notes as of March 1, 2002 will be payable semiannually commencing September 1, 2002. The 1997 Senior Subordinated Notes will mature on March 1, 2007 and are redeemable on or after March 1, 2002, at our option, in whole or in part, at specified prices.

1998 DEBT PLACEMENT

     In March 1998, we issued $200.0 million in aggregate principal amount of our 10% Senior Subordinated Notes Due 2008 (the "1998 Cash-Pay Notes") and $250.0 million in aggregate principal amount of our 11% Senior Subordinated Deferred Interest Notes Due 2008 (the "1998 Deferred Interest Notes" and, together with the 1998 Cash-Pay Notes, the "1998 Notes"). The 1998 Notes are unsecured, senior subordinated obligations, rank pari passu in right of payment with the Convertible Notes and the 1997 Senior Subordinated Notes, and are junior in right of payment to all of our existing and future senior indebtedness.

     The 1998 Cash-Pay Notes bear interest at a rate of 10%, payable on March 15 and September 15, commencing September 15, 1998. The 1998 Cash-Pay Notes will mature on March 15, 2008 and are redeemable on or after March 15, 2003, at our option, in whole or in part, at specified prices, plus accrued interest, if any, to the date of redemption.

     The 1998 Deferred Interest Notes bear interest at a rate of 11%, payable on March 15 and September 15, commencing September 15, 2003. Until March 15, 2003, interest on the 1998 Deferred Interest Notes will accrue and be compounded semiannually, but will not be payable in cash. Interest on the Accumulated Amount (as defined in the indenture governing the 1998 Deferred Interest Notes) of the 1998 Deferred Interest Notes as of March 15, 2003 will be payable semiannually commencing September 15, 2003. The 1998 Deferred Interest Notes will mature on March 15, 2008 and are redeemable on or after March 15, 2003, at our option, in whole or in part, at specified prices, plus accrued and unpaid interest, if any, to the date of redemption.

INDENTURES

     The indentures relating to the 1995 Notes, the 1997 Notes and the 1998 Notes contain certain covenants which, among other things, restrict our ability and that of certain of our subsidiaries to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make investments or certain other restricted payments; sell assets; issue or sell stock of such subsidiaries; enter into transactions with stockholders or affiliates; acquire assets or businesses not constituting "telecommunications assets" (as defined in the indentures relating to the 1995 Notes); or consolidate, merge or sell assets. The covenants contained in these indentures are subject to exceptions and our new media subsidiaries are not subject to many of the covenants contained therein, although our ability to make additional investments in such subsidiaries is limited.

LUCENT CREDIT AGREEMENT

     In October 1998, we and WinStar Network Expansion, LLC ("WinStar Network Expansion" or the "Borrower"), a limited liability company wholly owned by us and formed to facilitate the financing of equipment purchases, entered into a supply agreement with Lucent. Also in October 1998, WinStar, WinStar Network Expansion, Lucent, as administrative agent and lender, and State Street Bank and Trust Company, as collateral agent ("State Street Bank"), entered into a credit agreement which sets forth the terms and conditions under which Lucent (or its assignee lenders) will provide us with purchase money financing (the "Credit Commitments") in an aggregate amount of up to $2.0 billion in connection with the buildout of our domestic and international broadband network. The Credit Commitments may be drawn by WinStar Network Expansion as and when needed during the buildout of the network. The credit agreement allows for aggregate borrowings of up to $2.0 billion; provided, however, that Lucent is not required to have outstanding at any one time aggregate loans and commitments in excess of $500.0 million. As of December 31, 1998, we had borrowed $77.5 million under the credit agreement and had $422.5 million available under this agreement. Additional amounts of the Credit Commitments become available on a dollar-for-dollar basis as the loans or

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

unfunded commitments are syndicated by Lucent to other lenders. The Borrower may draw against the available Credit Commitments until they have been fully drawn or, if earlier, the fifth anniversary of the credit agreement. The credit agreement provides that borrowings will fall into one of five annual tranches ("Tranches"). The Tranche under which a loan is drawn will determine when such loan is to be repaid. Borrowings made during the first year, second year, third year, fourth year and fifth year would be considered Tranche 1, Tranche 2, Tranche 3, Tranche 4 and Tranche 5 borrowings, respectively.

     Interest on each loan made under the Credit Commitments will accrue at a floating rate equal to, at the Borrower's election, either a base rate (determined in relation to the then current prime rate) or an adjusted Eurodollar rate ("LIBOR"), in each case plus a margin which may vary over the life of the facility. Interest will be payable quarterly in arrears for base rate advances and at the end of each interest period (which can be one, three or six months in length, at the Borrower's election) for LIBOR advances; provided, however, that interest on loans accruing during the first year of the Tranche of which such loan is a part may, at the Borrower's election, be deferred and the deferred interest shall accrue interest at the same rates as the principal of the loans.

     The principal of any Tranche as well as any deferred interest thereon will be repaid in sixteen equal installments, payable on the last day of each calendar quarter, commencing on the last day of the first quarter following the fourth anniversary of the date the applicable Tranche first becomes available.

     Loans made under the credit agreement are also subject to mandatory prepayment upon the occurrence of certain events, including (1) receipt by us or our Restricted Subsidiaries (as defined in the credit agreement) of proceeds of certain asset sales or casualty events which are not reinvested in our business and (2) the generation of Excess Cash Flow (as defined in the credit agreement), if any, by us. The Borrower will also be entitled to prepay the loans at its option at any time.

     Loans made under the credit agreement will be secured by a purchase money security interest in the equipment comprising the network, to the extent the purchase of such equipment is financed under the credit agreement. Additionally, the Borrower's obligations under the credit agreement are guaranteed by us and certain of our subsidiaries.

     The credit agreement contains significant covenants of the Borrower, WinStar and certain of our subsidiaries, including, but not limited to:
(1) affirmative covenants with respect to compliance with laws, inspection rights, performance of other obligations, delivery of financial statements and other information, interest rate cap arrangements and maintenance of licenses and certain other assets; (2) negative covenants restricting the ability to incur or create (with certain exceptions) liens, debt and capitalized lease obligations, and otherwise restricting (with customary exceptions) mergers or consolidations, disposal of assets, investments, payments of dividends and distributions, modification of tax-sharing or management or servicing fee agreements, changes in the nature of the business conducted, prepayment or redemption of debt, creation of partnerships and new subsidiaries and transactions with affiliates; and (3) financial covenants (including, among others, minimum revenue requirements and maximum ratios of secured debt to total capitalization, total debt to total capitalization, and total debt to total EBITDA).

     In connection with the arranging and making of the Credit Commitments, the Borrower is required to pay various arrangement, commitment and other fees to Lucent and its assignees in amounts customary for facilities of this type.

EQUIPMENT LEASE FINANCINGS AND CREDIT LINES


     Our subsidiaries have entered into, and will continue to seek, financing arrangements, including sale/leaseback transactions, with respect to equipment, including telecommunications switches, radios and other related equipment. As of September 30, 1998, we owed an aggregate of $66.1 million under such financing arrangements, all of which are on terms we consider customary in the telecommunications industry. In addition, WinStar New Media and certain of its subsidiaries are parties to a $15.0 million revolving credit facility which they use to finance a portion of their capital needs.


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                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a holder that is not a "U.S. person" (a "non-U.S. holder"). A "U.S. person" is a person or entity that, for U.S. federal income tax purposes, is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or of any political subdivision thereof (including each state and the District of Columbia), an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or a trust subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701 (a) (30) of Internal Revenue Code of 1986, as amended (the "Code").

     This discussion is based on the provisions of the Code and administrative and judicial interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion does not address all the aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, nor does it address tax consequences under the laws of any U.S. state, municipality or other taxing jurisdiction or under the laws of any jurisdiction other than the United States.

     The following discussion is merely a summary of the principal U.S. federal income and estate tax consequences of the ownership and disposition of common stock by non-U.S. Holders. THUS, ALL INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION AND EFFECT OF THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES (CURRENT AND PROSPECTIVE) OF THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK, AS WELL AS THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAXING JURISDICTION.

DIVIDENDS

     We do not intend to pay any dividends in the foreseeable future. In the event that dividends are paid to a non-U.S. holder, such dividends will generally be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless such dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States or, if a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, in which cases the dividends will be taxed as described below in the succeeding paragraph. Under current U.S. Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of the country of address (unless the payor has knowledge to the contrary) for purposes of the withholding tax. For dividends paid on or prior to December 31, 1999, the same presumption generally applies to determine the applicability of a reduced rate of withholding under a U.S. tax treaty (the "address system"). Thus, non-U.S. holders receiving dividends at addresses outside the United States generally are not yet required to file tax forms to obtain the benefit of an applicable treaty rate. Under U.S. Treasury regulations that were recently finalized, the address system for claiming treaty benefits is eliminated for payments made after December 31, 1999. Rather, to claim the benefits of a tax treaty with respect to such dividends, a non-U.S. holder must file certain certifications attesting to the holder's eligibility to claim such treaty benefits. If there is excess withholding on a person eligible for a treaty benefit, the person can file for a refund with the U.S. Internal Revenue Service (the "IRS").

     Generally, there is no withholding tax on dividends that are
(i) effectively connected with the non-U.S. holder's conduct of a trade or business within the United States if a Form 4224 is filed with us or (ii) if a tax treaty applies, attributable to a United States permanent establishment of the non-U.S. holder. If either exception applies, the dividends are subject to the U.S. federal income tax on net income applicable to U.S. persons. Effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or a lower rate under an applicable income tax treaty) when such dividends are deemed repatriated from the United States.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless (i) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder (or of a partnership that holds the common stock in which the non-U.S.

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holder is a member) in the United States or, if a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder,
(ii) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset within the meaning of Section 1221 of the Code (or is a member in a partnership that holds the common stock as a capital asset), such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iii) the non-U.S. holder is subject to tax pursuant to the provision of U.S. tax law applicable to certain U.S. expatriates or (iv) we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder's holding period. We are not currently, have not been and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes ("USRPHC"). Even if we were to become a USRPHC, any gain recognized by a non-U.S. Holder, on the disposition of the common stock, still would not be subject to U.S. tax if the shares were considered to be "regularly traded" (as per the meaning of the applicable U.S. Treasury regulations) on an established securities market (e.g., Nasdaq National Market) and the non-U.S. Holder did not own, actually, constructively, directly, or indirectly, at any time during the shorter of the periods described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Pursuant to U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether tax was actually withheld. That information may also be made available to the tax authorities of the country in which the non-U.S. holder resides.

     United States federal backup withholding (which generally is withholding imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain identifying information to the IRS) will generally not apply to dividends paid to a non-U.S. holder that are subject to withholding at the 30% rate (or would be so subject but for a reduced rate under an applicable treaty). In addition, for dividends paid on or prior to December 31, 1999, the payor of dividends may rely on the payee's foreign address in determining that the payee is exempt from backup withholding, unless the payor has knowledge that the payee is a U.S. person. However, U.S. Treasury regulations that were recently finalized eliminate this address system for payments made after December 31, 1999 and require a payee to furnish certain certification to the payor so as to be able to claim such exemption from backup withholding.

     The backup withholding and information reporting requirements also apply to the gross proceeds paid to a non-U.S. holder upon the disposition of common stock by or through a U.S. office of a U.S. or foreign broker, unless the holder certifies to the broker under penalty of perjury as to its name, address and status as a non-U.S. holder or the holder otherwise establishes an exemption. Information reporting requirements, (but not backup withholding) will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of (i) a U.S. broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States or (iii) a foreign broker that is a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder's United States federal income tax liability, provided that required information is furnished to the IRS.

FEDERAL ESTATE TAXES

     Common stock owned or treated as being owned by an individual who is neither a citizen nor a resident of the United States for federal estate tax purposes at the date of death will be included in such individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Estates of nonresident aliens are generally allowed a statutory credit for U.S. federal estate tax purposes. Estate tax treaties may permit a larger credit. A special definition of U.S. resident applies for U.S. federal estate tax purposes.

                                  UNDERWRITING

     This offering consists of (1) an offering of 3,360,000 shares of our common stock in the United States and Canada and (2) a concurrent offering of 840,000 shares of our common stock outside the United States and Canada. Salomon Smith Barney Inc. is the global coordinator and bookrunner of this offering.

     Subject to the terms and conditions stated in the U.S. underwriting agreement, each U.S. underwriter named below has severally agreed to purchase, and we have agreed to sell to such U.S. underwriter, the number of shares set forth opposite its name:


                                                                                  NUMBER OF
NAME                                                                                SHARES
------------------------------------------------------------------------------   ------------
Salomon Smith Barney Inc......................................................
Credit Suisse First Boston Corporation........................................
                                                                                 ------------
       Total..................................................................      3,360,000
                                                                                 ------------
                                                                                 ------------


     The U.S. underwriting agreement provides that the obligations of the U.S. underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. underwriters are obligated to purchase all the shares (other than those covered by their over-allotment option described below) if they purchase any of the shares.

     The U.S. underwriters, for whom Salomon Smith Barney Inc. and Credit Suisse First Boston Corporation are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the
public offering price less a concession not in excess of $     per share. The
U.S. underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per share on sales to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the representatives.

     We have granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 630,000 additional shares of common stock at the public offering price less the underwriting discount. The U.S. underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such U.S. underwriter's initial purchase commitment.

     We have also entered into an underwriting agreement with a syndicate of international underwriters providing for the concurrent offering and sale of 840,000 shares of common stock outside the United States and Canada. Salomon Brothers International Limited is the lead manager of the underwriters for the international offering. The offering price and aggregate underwriting discounts and commissions per share for the U.S. offering and the international offering are identical. In addition, the U.S. offering and the international offering are each conditioned upon the closing of the other.

     The U.S. and international underwriters will enter into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares of common stock. The U.S. and international underwriters also have agreed that they may sell shares of common stock between their respective underwriting syndicates.

     We and our executive officers and directors have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     The following table shows the underwriting discounts and commissions to be paid by us to the U.S. underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                       PAID BY WINSTAR
                                                                -----------------------------
                                                                NO EXERCISE     FULL EXERCISE
                                                                ------------    -------------
Per share....................................................   $               $
Total........................................................   $               $

     In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discountinued at any time.

     In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specific percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discounted when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.


     The representatives have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.


     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     Up to 950,000 of the shares to be offered in the U.S. offering may be sold by our wholly owned subsidiary. We will issue these shares to our subsidiary as a capital contribution immediately prior to the closing of this offering. The net proceeds from the sale of these shares will be received by our subsidiary. This subsidiary will be a party to the U.S. underwriting agreement.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller own shares of our common stock. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements of (i) WinStar as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and December 31, 1997, and the ten months ended December 31, 1995, and (ii) Midcom as of and for the year ended December 31, 1997, in each case either included or incorporated by reference into this prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon. The financial statements of Midcom as of December 31, 1995 and December 31, 1996 and for each of the three years in the period ended December 31, 1996, incorporated by reference into this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. The words "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. We cannot assure you that any of our expectations will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation: (1) our ability to service our debt or to obtain financing for the buildout of our domestic and international telecommunications networks; (2) our ability to attract and retain a sufficient revenue-generating customer base; (3) competitive pressures in the telecommunications and technology industries; and (4) general economic conditions.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the offices of the Nasdaq National Market in Washington, D.C.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

          o Annual Report on Form 10-K (as amended) for the year ended December 31, 1997;

          o Current Report on Form 8-K/A filed January 30, 1998;

          o Current Report on Form 8-K/A filed February 5, 1998;

          o Current Report on Form 8-K filed March 12, 1998;

          o Current Report on Form 8-K filed March 30, 1998;

          o Current Report on Form 8-K filed June 25, 1998;

          o Current Report on Form 8-K filed July 23, 1998;

          o Current Report on Form 8-K filed August 19, 1998;

          o Current Report on Form 8-K filed November 16, 1998;


          o Current Report on Form 8-K filed January 11, 1999;


          o Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          o Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

          o Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

          o Proxy Statement regarding the Annual Meeting of Stockholders held on June 10, 1998, filed May 7, 1998; and

          o The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act (File No. 1-10726).

     During the course of this offering and prior to the consummation of any sales, each potential investor is invited to ask us questions concerning the terms and conditions of this offering. Potential investors may also obtain any additional information necessary to verify the accuracy of the information in this prospectus to the extent that we possess such information or can acquire it without unreasonable effort or expense.

     Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to WinStar Communications, Inc., Attention: Secretary, 230 Park Avenue, New York, New York 10169, (212) 584-4000.

                         INDEX TO FINANCIAL STATEMENTS

                                                     PAGE
                                                     ----
  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
    UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                    STATEMENTS
Condensed Consolidated Balance Sheet as of
  September 30, 1998..............................    F-2
Condensed Consolidated Statements of Operations
  for the Nine Months Ended September 30, 1997 and
  1998............................................    F-3
Condensed Consolidated Statements of Stockholders'
  Equity (Deficit) for the Nine Months Ended
  September 30, 1998..............................    F-4
Condensed Consolidated Statements of Cash Flows
  for the Nine Months Ended September 30, 1997 and
  1998............................................    F-5
Notes to Consolidated Financial Statements........    F-6

  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
        CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Certified Public
  Accountants.....................................   F-13
Consolidated Balance Sheets as of December 31,
  1996 and 1997...................................   F-14
Consolidated Statements of Operations, Ten Months
  Ended December 31, 1995 and the Years Ended
  December 31, 1996 and 1997......................   F-15
Consolidated Statements of Stockholders' Equity
  (Deficit), Ten Months Ended December 31, 1995
  and the Years Ended December 31, 1996 and
  1997............................................   F-16
Consolidated Statements of Cash Flows, Ten Months
  Ended December 31, 1995 and the Years Ended
  December 31, 1996 and 1997......................   F-19
Notes to Consolidated Financial Statements........   F-20

  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
               FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated
  Financial Statements............................   F-44
Unaudited Pro Forma Condensed Consolidated Balance
  Sheet as of September 30, 1998..................   F-45
Unaudited Pro Forma Condensed Consolidated
  Statement of Operations for the Nine Months
  Ended September 30, 1998........................   F-46
Unaudited Pro Forma Condensed Consolidated
  Statement of Operations, Year Ended
  December 31, 1997...............................   F-47
Notes to Unaudited Pro Forma Condensed
  Consolidated Financial Statements...............   F-48

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                      ASSETS
Current assets
  Cash and cash equivalents.......................    $  311,863
  Short term investments..........................       162,043
                                                      ----------
     Cash, cash equivalents and short term
      investments.................................       473,906
  Accounts receivable, net of allowance for
     doubtful accounts............................        80,606
  Inventories.....................................        16,028
  Prepaid expenses and other current assets.......        39,427
                                                      ----------
     Total current assets.........................       609,967
Property and equipment, net.......................       447,186
Investment in equity securities...................        14,954
Licenses, net.....................................       283,558
Intangible assets, net............................       149,291
Deferred financing costs..........................        39,378
Other assets......................................        12,492
                                                      ----------
     Total assets.................................    $1,556,826
                                                      ----------
                                                      ----------
      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of long-term debt...............    $    5,517
  Accounts payable and accrued expenses...........        78,530
  Net liabilities of discontinued operations......        11,618
  Current portion of capitalized lease
     obligations..................................        13,646
                                                      ----------
     Total current liabilities....................       109,311
Capitalized lease obligations, less current
  portion.........................................        52,448
Long-term debt, less current portion..............     1,293,823
Other liabilities.................................        13,237
Deferred income taxes.............................        20,000
                                                      ----------
     Total liabilities............................     1,488,819
                                                      ----------
Series C exchangeable redeemable preferred
  stock...........................................       194,738
Series D senior cumulative convertible redeemable
  preferred stock.................................       200,000
Stockholders' equity (deficit)
  Series A Preferred stock........................            41
  Series E Preferred stock........................             1
  Common stock, par value $.01; authorized 200,000
     shares, issued and
     outstanding 40,565...........................           405
  Additional paid-in-capital......................       394,303
  Accumulated deficit.............................      (676,116)
  Accumulated other comprehensive loss............       (45,365)
                                                      ----------
Total stockholders' deficit.......................      (326,731)
                                                      ----------
     Total liabilities, redeemable preferred stock
      and stockholders' deficit...................    $1,556,826
                                                      ----------
                                                      ----------

            See Notes to Condensed Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             FOR THE NINE
                                                             MONTHS ENDED
                                                            SEPTEMBER 30,
                                                       ------------------------
                                                         1997           1998
                                                       ---------      ---------
Operating revenues
  Telecommunications services
     CLEC.........................................     $  13,418      $  85,858
     Other........................................         3,792         40,276
                                                       ---------      ---------
     Total telecommunications services............        17,210        126,134
  Information services............................        25,693         37,220
                                                       ---------      ---------
Total operating revenues..........................        42,903        163,354
                                                       ---------      ---------
Operating expenses
  Cost of services and products...................        43,783        132,199
  Selling, general and administrative expenses....       105,486        175,395
  Depreciation and amortization...................        14,649         48,666
                                                       ---------      ---------
Total operating expenses..........................       163,918        356,260
                                                       ---------      ---------
Operating loss....................................      (121,015)      (192,906)
Other (expense) income
  Interest expense................................       (53,074)      (111,704)
  Interest income.................................        11,052         23,986
  Other income....................................         2,219             --
                                                       ---------      ---------
Loss from continuing operations before income tax
  benefit.........................................      (160,818)      (280,624)
Income tax benefit................................            --          4,000
                                                       ---------      ---------
Loss from continuing operations...................      (160,818)      (276,624)
                                                       ---------      ---------
Discontinued operations:
  Loss from operations............................        (3,737)        (2,702)
  Estimated loss on disposal (including a
     provision of $4,183 in 1998 for operating
     losses during the phase out period)..........        (1,500)       (22,272)
                                                       ---------      ---------
Loss from discontinued operations.................        (5,237)       (24,974)
                                                       ---------      ---------
Net loss..........................................      (166,055)      (301,598)
Preferred stock dividends.........................        (3,881)       (31,195)
                                                       ---------      ---------
Net loss applicable to common stockholders........     $(169,936)     $(332,793)
                                                       ---------      ---------
                                                       ---------      ---------
Basic and diluted loss per share:
  From continuing operations......................     $   (5.00)     $   (8.10)
  From discontinued operations....................         (0.16)         (0.66)
                                                       ---------      ---------
Net loss per share................................     $   (5.16)     $   (8.76)
                                                       ---------      ---------
                                                       ---------      ---------
Weighted average shares outstanding...............        32,923         37,970
                                                       ---------      ---------
                                                       ---------      ---------

            See Notes to Condensed Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                   PREFERRED STOCK
                                       ---------------------------------------
                                               A                     E               COMMON STOCK        ADDITIONAL
                                       -----------------     -----------------     -----------------      PAID-IN       ACCUMULATED
                                       SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL         DEFICIT
                                       ------     ------     ------     ------     ------     ------     ----------     -----------

Balances at December 31, 1997......    3,910       $ 39        --        $ --      34,610     $ 346      $  255,741     $ (374,518)

Issuances of common stock:

 For stock option exercises and
   other...........................                                                 1,399        14          15,300

 For acquisitions and licenses.....                                                 2,712        27          89,269

 For investment in equity
   securities......................                                                 1,525        15          60,329

Issuances of Series E preferred
 stock.............................                            75           1                                 1,670

Dividends declared on Series A
 preferred stock...................                                                                          (4,466)

Dividends declared on Series C
 preferred stock...................                                                                         (19,185)

Dividends on Series D preferred
 stock.............................                                                                          (7,544)

Issuances of Series A preferred
 stock as dividends in kind........      179          2                                                       4,464

Issuances of common stock as
 dividends on Series D preferred
 stock.............................                                                   319         3           6,957

Preferred stock issuance costs and
 other, net........................                                                                          (8,232)

Comprehensive loss:

 Net loss..........................                                                                                       (301,598)

 Unrealized loss on investments in
   marketable equity securities....
                                       ------      ----        --        ----      ------     ------     ----------     -----------

Balances at September 30, 1998.....    4,089       $ 41        75        $  1      40,565     $ 405      $  394,303     $ (676,116)
                                       ------      ----        --        ----      ------     ------     ----------     -----------
                                       ------      ----        --        ----      ------     ------     ----------     -----------


                                     ACCUMULATED        TOTAL
                                        OTHER        STOCKHOLDERS'
                                     COMPREHENSIVE     EQUITY
                                        LOSS          (DEFICIT)
                                     -------------   -----------
Balances at December 31, 1997......    $      --      $(118,392)
Issuances of common stock:
 For stock option exercises and
   other...........................                      15,314
 For acquisitions and licenses.....                      89,296
 For investment in equity
   securities......................                      60,344
Issuances of Series E preferred
 stock.............................                       1,671
Dividends declared on Series A
 preferred stock...................                      (4,466)
Dividends declared on Series C
 preferred stock...................                     (19,185)
Dividends on Series D preferred
 stock.............................                      (7,544)
Issuances of Series A preferred
 stock as dividends in kind........                       4,466
Issuances of common stock as
 dividends on Series D preferred
 stock.............................                       6,960
Preferred stock issuance costs and
 other, net........................                      (8,232)
Comprehensive loss:
 Net loss..........................                    (301,598)
 Unrealized loss on investments in
   marketable equity securities....      (45,365)       (45,365)
                                                      ---------
                                                       (346,963)
                                                      ---------
                                       ---------
                                                      ---------
Balances at September 30, 1998.....    $ (45,365)     $(326,731)
                                       ---------      ---------
                                       ---------      ---------

            See Notes to Condensed Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                           FOR THE NINE
                                                              MONTHS
                                                               ENDED
                                                           SEPTEMBER 30,
                                                     -------------------------
                                                        1997           1998
                                                     ----------      ---------
Cash flows from operating activities:
  Net loss........................................   $ (166,055)     $(301,598)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Net loss from discontinued operations........        5,237         24,974
     Depreciation and amortization................       14,649         48,666
     Deferred income tax benefit..................           --         (4,000)
     Provision for doubtful accounts..............        1,608          8,150
     Non cash interest expense....................       37,342         75,938
     (Increase) decrease in operating assets:
       Accounts receivable........................      (15,778)       (29,848)
       Inventories................................       (3,875)        (3,911)
       Prepaid expenses and other current
        assets....................................       (4,374)       (17,799)
       Other assets...............................          560         (8,475)
     Increase (decrease) in accounts payable and
      accrued expenses............................       21,842        (37,292)
     Net cash used in discontinued operations.....       (7,620)       (12,212)
                                                     ----------      ---------
Net cash used in operating activities.............     (116,464)      (257,407)
                                                     ----------      ---------
Cash flows from investing activities:
  Increase in short-term investments, net.........       (2,235)      (145,140)
  Purchase of property and equipment..............     (103,835)      (222,852)
  Proceeds from sale of property and equipment....           --         22,334
  Acquisitions....................................      (35,428)      (177,380)
  Other, net......................................       (1,396)            --
                                                     ----------      ---------
Net cash used in investing activities.............     (142,894)      (523,038)
                                                     ----------      ---------
Cash flows from financing activities:
  Proceeds from long-term debt, net...............      319,730        437,451
  Net proceeds from redeemable preferred stock....           --        192,008
  Net proceeds from equity transactions...........       99,691         15,314
  Proceeds from sale of minority equity
     interest.....................................           --         10,000
  Proceeds from equipment lease financing.........       20,504         41,629
  Payment of capital lease obligations............       (2,370)        (4,671)
  Other, net......................................         (301)        (1,982)
                                                     ----------      ---------
Net cash provided by financing activities.........      437,254        689,749
                                                     ----------      ---------
Net increase in cash and cash equivalents.........      177,896        (90,696)
Cash and cash equivalents at beginning of
  period..........................................       95,641        402,559
                                                     ----------      ---------
Cash and cash equivalents at end of period........      273,537        311,863
Short-term investments at end of period...........       29,232        162,043
                                                     ----------      ---------
Cash, cash equivalents and short-term investments
  at end of period................................   $  302,769      $ 473,906
                                                     ----------      ---------
                                                     ----------      ---------

            See Notes to Condensed Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. NATURE OF BUSINESS

     WinStar Communications, Inc. (the "Company") provides facilities-based voice and broadband data telecommunications services to businesses and other customers in major metropolitan areas in the United States. By utilizing its Wireless Fiber(Service Mark) services and a switch-based infrastructure, the Company distinguishes itself as a facilities-based, value-added provider of high-capacity telecommunications services and an attractive alternative to established providers, such as the RBOCs. The Company also utilizes its Wireless Fiber services to provide other telecommunications offerings, including Internet, ATM and frame relay services. The Company creates and/or acquires rights to and distributes information and entertainment content as a complement to its telecommunications operations. The Company operated a nonstrategic consumer products company, the remaining assets of which were sold to a third party in November 1998. The Company also operates a residential long distance company for which a formal plan of disposal was approved in November 1998. Both of these companies have been treated as discontinued operations in this report.

     To capitalize on opportunities in the telecommunications industry, the Company is pursuing a rapid expansion of its telecommunications services, which will require significant amounts of capital to finance capital expenditures and anticipated operating losses. The Company may elect to slow the speed or narrow the focus of this expansion in the event it is unable to raise sufficient amounts of capital on acceptable terms.

2. BASIS OF PRESENTATION

     The condensed consolidated financial statements presented herein include the accounts of WinStar Communications, Inc. and its subsidiaries. All material inter-company transactions and accounts have been eliminated in consolidation. The accounts have been prepared by the Company without audit. The foregoing statements contain all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of the Company's management, necessary to present fairly the financial position of the Company as of September 30, 1998, the statements of operations for the nine months ended September 30, 1997 and 1998, the statements of cash flows for the nine months ended September 30, 1997 and 1998 and the statement of stockholders' equity for the nine months ended September 30, 1998.

     The condensed consolidated statements of operations and cash flows for the nine months ended September 30, 1997 have been restated to report the Company's residential long distance subsidiary, WinStar Gateway Network, Inc. as a discontinued operation. Certain amounts have been reclassified from previous presentations between continuing and discontinued operations.

     Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included elsewhere in the prospectus. The unaudited financial statements and related footnotes for the nine month periods ended September 30, 1997 reflect certain reclassifications such that they conform to the current period presentation.

     The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results of operations for the year ending December 31, 1998.

3. DIVIDENDS ON CONVERTIBLE PREFERRED STOCK

     Dividends on the Series A 6% Cumulative Convertible Preferred Stock ("Series A Preferred Stock") since its issuance have been paid "in-kind" in additional shares of the Series A Preferred Stock (Reference is made to Notes 7 and 9).

4. BASIC AND DILUTED LOSS PER SHARE

     Basic and diluted loss per share have been calculated by dividing the net loss, after consideration of preferred stock accretion and dividends, by the weighted average number of shares of common stock outstanding

------------------
Wireless Fiber(Service Mark) is a service mark of WinStar Communications, Inc.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

4. BASIC AND DILUTED LOSS PER SHARE--(CONTINUED)

during each period in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"). Stock options and warrants have been excluded from the calculation of diluted loss per share as their effect would have been antidilutive. The adoption of SFAS No. 128 had no effect on earnings per share for the nine months ended September 30, 1997.

5. ACQUISITION OF MIDCOM COMMUNICATIONS INC.

     Effective January 21, 1998 (the "Closing Date"), pursuant to an agreement between the Company and MIDCOM Communications Inc. and its subsidiaries (collectively, "Midcom"), the Company acquired substantially all of Midcom's assets and businesses for a purchase price of approximately $92.0 million in cash. The purchase price is subject to a downward adjustment under certain circumstances.

     The Company retained an independent third party to fully evaluate the assets and certain liabilities of Midcom, in order to complete the allocation of the purchase price of the acquisition. The results of this evaluation were recorded in the third quarter and did not result in a material adjustment. The financial statements of Midcom have been consolidated into the Company's financial statements as of the date of acquisition.

     Midcom was a provider of long distance voice and frame relay data telecommunications services primarily to small and medium-sized businesses, most of which are located in major metropolitan areas of California, Florida, Illinois, New York, Ohio and Washington.

     The following pro forma results of operations (in thousands of dollars, except per share data) reflect the combined operations of the Company and Midcom as if the acquisition was consummated at the beginning of each period presented. The unaudited pro forma results of operations do not purport to represent the results of operations that would have actually resulted had the purchase occurred on the indicated dates, nor should it be taken as indicative of future results of operations.

                                                                   FOR THE NINE MONTHS
                                                                          ENDED
                                                                      SEPTEMBER 30,
                                                              -----------------------------
                                                                1997                1998
                                                              ---------           ---------
Operating Revenues.........................................   $ 117,241           $ 167,126
Net Loss applicable to common stockholders.................   $(239,799)          $(333,195)
Basic and diluted loss per share...........................   $   (7.28)          $   (8.78)

6. OTHER ACQUISITIONS

     On January 12, 1998, pursuant to an agreement between the Company, Telesoft Corp. and others, the Company acquired GoodNet for a purchase price of approximately $22.0 million, consisting of $3.5 million cash and 732,784 shares of common stock of the Company valued at $18.5 million. GoodNet is a national provider of Internet backbone and other services, offering high-capacity data communications services.

     During the third quarter of 1998, a subsidiary of the Company acquired a number of small companies engaged in systems integration and Internet services provisioning primarily to supplement its existing broadband service offerings. The accounts of the acquired companies have been consolidated with the Company's financial statements as of the effective date of the acquisitions. These acquisitions were treated as purchases for accounting purposes. The aggregate consideration for the acquisitions was approximately $49.1 million (including $15.0 million which was for acquired accounts receivable), consisting of $38.6 million in cash, 283,942 shares of the Company's common stock valued at $8.8 million and 75,100 shares of the Company's Series E Preferred Stock valued at $1.7 million (Reference is made to Note 9). The largest of these acquisitions was LANSystems, which was for $23.0 million, of which $15.0 million was for the acquired accounts receivable mentioned above.

7. ISSUANCE OF CUMULATIVE CONVERTIBLE PREFERRED STOCK

     In March 1998, the Company sold 4,000,000 shares of Series D 7% Senior Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") in a private placement for aggregate gross proceeds of

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

7. ISSUANCE OF CUMULATIVE CONVERTIBLE PREFERRED STOCK--(CONTINUED)

$200.0 million. The Convertible Preferred Stock earns a 7% cumulative annual dividend, payable quarterly (commencing on September 15, 1998) in (i) cash or, at the Company's election, (ii) through the issuance of a number of shares of the Company's common stock equal to the dividend amount divided by the discounted current market value of the common stock (as defined), at the Company's option. The Company is currently prohibited from paying such dividends in cash under the terms of its outstanding indentures.

     The Convertible Preferred Stock is convertible at the option of the holder at any time after the issue date, into shares of the Company's common stock at a conversion price of $49.61 per share of common stock.

     The Convertible Preferred Stock is redeemable at the option of the Company after March 20, 2001, in whole or in part, at defined redemption prices, plus accumulated and unpaid dividends, if any, payable in cash. The terms of the Company's outstanding indentures currently prohibit any such redemption prior to the repayment of the debt issued under such indentures. The Convertible Preferred Stock is mandatorily redeemable on March 15, 2010 at a redemption price of $50.0 per share plus accrued and unpaid dividends, payable in cash.

     The Convertible Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks (i) senior to all classes of common stock and to the Series A Preferred Stock and Series E Preferred Stock of the Company and (ii) pari passu with the Series C Preferred Stock of the Company.

     The Company filed a shelf registration with the Securities and Exchange Commission (which was declared effective on June 18, 1998) with respect to resales of the Convertible Preferred Stock and the common stock which may be issued on the conversion thereof or as dividends thereon (Reference is made to Notes 3 and 9).

8. MARCH 1998 NOTES

     In March 1998, the Company issued $200.0 million principal amount of unsecured 10% Senior Subordinated Notes Due 2008 ("Cash Pay Notes") and
$250.0 million principal amount of unsecured 11% Senior Subordinated Deferred Interest Notes Due 2008 ("Deferred Interest Notes" and collectively, "the Notes"). The Notes are unsecured, senior subordinated obligations of the Company and rank pari passu in right of payment with the Company's 14% Convertible Senior Subordinated Notes Due 2005 and the Company's 15% Senior Subordinated Deferred Interest Notes Due 2007 and are junior in right of payment to all existing and future senior indebtedness of the Company.

     The Cash Pay Notes bear interest at a rate of 10% per annum, payable semiannually commencing September 15, 1998. The Deferred Interest Notes bear interest at the rate of 11% per annum. Until March 15, 2003, interest on the Deferred Interest Notes accrues and compounds semiannually, but will not be payable in cash.

     The Notes mature on March 15, 2008 and are redeemable by the Company on and after March 15, 2003, at its option, at certain defined prices.

     The Company has filed an Exchange Offer Registration Statement with the Securities and Exchange Commission ("SEC") which has been declared effective under the Securities Act. The Company has completed an exchange offer for the Notes, pursuant to such registration statement.

9. SERIES E PREFERRED STOCK

     In connection with an acquisition in August 1998, the Company issued 75,100 shares of its Series E Preferred Stock ("the Stock"). The Stock is non-voting, non-redeemable junior convertible preferred stock which does not earn dividends. The holders of the Stock may convert all, but not less than all, into shares of the Company's common stock on a one-for-one basis anytime after August 1, 1999. Each share of the Stock has a liquidation preference of $59.93 per share (Reference is made to Notes 3, 6 and 7).

10. CONDENSED FINANCIAL INFORMATION OF WINSTAR EQUIPMENT CORP. AND WINSTAR EQUIPMENT II CORP.

     Two of the Company's wholly-owned subsidiaries: WinStar Equipment Corp. and WinStar Equipment II Corp. ("WEC" and "WEC II", respectively), each of which is a special purpose corporation which was formed to facilitate the financing and purchase of telecommunications equipment and related property ("Designated

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. CONDENSED FINANCIAL INFORMATION OF WINSTAR EQUIPMENT CORP. AND WINSTAR EQUIPMENT II CORP.--(CONTINUED)

Equipment"), received $200.0 million and $50.0 million in gross proceeds, respectively, from the issuance and sale of 12.5% Guaranteed Senior Secured Notes (the "WEC and WEC II Notes") in placements of debt in March and August of 1997, respectively. The proceeds of the WEC and WEC II Notes are to be used to purchase Designated Equipment and, if such equipment is not purchased within a specified period, WEC and WEC II must apply unused proceeds thereof to redeem the WEC and WEC II Notes. Both the interest and principal of the WEC and WEC II Notes are guaranteed by the Company.

     WEC and WEC II have no independent operations other than to purchase Designated Equipment and to lease this equipment to the Company and its other telecommunications affiliates. It is therefore unlikely, in the opinion of management, that WEC or WEC II will generate sufficient income, after the payment of interest on the WEC and WEC II Notes, to pay dividends or make other distributions to the Company.

     Summary financial information of WEC and WEC II, which are included in the condensed consolidated financial statements of the Company, are as follows (in thousands of dollars):

     Balance sheet information at September 30, 1998 is as follows:

                                                                           WEC        WEC II
                                                                        ---------    --------
Current assets.......................................................   $  29,795    $ 40,722
Long term assets.....................................................     194,917      14,210
Current liabilities..................................................      (8,182)     (4,024)
Long term liabilities................................................    (238,732)    (54,897)
                                                                        ---------    --------
Stockholders' deficit................................................   $ (22,202)   $ (3,989)
                                                                        ---------    --------
                                                                        ---------    --------

     Statements of operations information for WEC and WEC II for the periods presented below, are as follows (in thousands of dollars):

                                                                         WEC                           WEC II
                                                            -----------------------------  ------------------------------
                                                            PERIOD FROM                    PERIOD FROM
                                                            MARCH 13, 1997  NINE MONTHS    AUGUST 8, 1997   NINE MONTHS
                                                            (INCEPTION) TO     ENDED       (INCEPTION) TO     ENDED
                                                            SEPTEMBER 30,   SEPTEMBER 30,  SEPTEMBER 30,    SEPTEMBER 30,
                                                               1997            1998           1997             1998
                                                            --------------  -------------  ---------------  -------------
Rental revenues from other WinStar subsidiaries............    $    740       $   1,728         $  --          $    --
Interest income from other WinStar subsidiaries............          --           3,482            --               --
Interest income--investments...............................       4,292           3,045           391            2,092
Selling, general and administrative expenses...............          --          (2,807)           --              (16)
Interest expense...........................................     (12,609)        (17,477)         (920)          (4,687)
                                                               --------       ---------         -----          -------
Net loss...................................................    $ (7,577)      $ (12,029)        $(529)         $(2,611)
                                                               --------       ---------         -----          -------
                                                               --------       ---------         -----          -------

     Separate financial statements for WEC or WEC II are not presented because management of the Company has determined that such information would not provide any material information that is not already presented in the condensed consolidated financial statements of the Company.

11. DISCONTINUED OPERATIONS

WINSTAR GLOBAL PRODUCTS

     On May 13, 1997, a formal plan of disposal for the Company's consumer products subsidiary, WinStar Global Products, Inc. ("Global Products"), was approved by the Board of Directors. The disposal of Global Products has been accounted for as a discontinued operation and, accordingly, is carried at its estimated net realizable value. In November 1998, the Company entered into an asset purchase agreement to sell the remaining assets of Global Products. Under the agreement, the Company will receive certain assets recorded at a nominal value. Accordingly, the Company has recorded an additional loss on the disposition of Global Products of

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

11. DISCONTINUED OPERATIONS--(CONTINUED)

approximately $16.8 million. The accompanying condensed consolidated balance sheets, and operating results of Global Products are segregated and reported as discontinued operations in the accompanying condensed consolidated balance sheets and statements of operations and cash flows.

     Information relating to the discontinued operations of Global Products is as follows (in thousands of dollars):

                                                                       FOR THE NINE MONTHS
                                                                              ENDED
                                                                          SEPTEMBER 30,
                                                                      ----------------------
                                                                        1997          1998
                                                                      --------       -------
Operating revenues.................................................   $  9,910       $ 6,633
                                                                      --------       -------
Cost of services and products......................................      7,560         6,756
Selling, general & administrative expenses.........................      4,124         3,046
Depreciation and amortization......................................        174           194
                                                                      --------       -------
Total operating expenses...........................................     11,858         9,996
                                                                      --------       -------
Operating loss.....................................................     (1,948)       (3,363)
Interest expense...................................................       (612)         (490)
                                                                      --------       -------
Net loss...........................................................   $ (2,560)      $(3,853)
                                                                      --------       -------
                                                                      --------       -------

     Net assets of the discontinued operations of Global Products at December 31, 1997 and September 30, 1998 are composed of the following (in thousands of dollars):

                                                                   DECEMBER 31,    SEPTEMBER 30,
                                                                      1997            1998
                                                                   ------------    -------------
Assets:
  Accounts Receivable, net......................................     $  4,383         $   857
  Inventories...................................................        4,663           3,968
  Other Assets..................................................        1,268           1,411
                                                                     --------         -------
     Total assets...............................................       10,314           6,236
                                                                     --------         -------
Liabilities:
  Current Liabilities...........................................        3,570           3,764
  Other Liabilities.............................................        9,951           5,160
                                                                     --------         -------
     Total liabilities..........................................       13,521           8,924
                                                                     --------         -------
     Net deficit................................................     $ (3,207)        $(2,688)
                                                                     --------         -------
                                                                     --------         -------

WINSTAR GATEWAY NETWORK

     In November 1998, a formal plan of disposal for WinStar Gateway Network, Inc., ("Gateway"), the Company's residential long distance subsidiary, was approved by management of the Company, and it is anticipated that the disposal will be completed within the next 12 months. The Company expects to incur additional operating losses of approximately $4.2 million during the phase out of this business, as well as, a disposal loss of approximately $1.3 million. The disposal of Gateway has been accounted for as a discontinued operation and accordingly, its net liabilities have been segregated from the net assets of continuing operations in the accompanying condensed consolidated balance sheet and its operating results are segregated from continuing operations and are reported as discontinued operations in the accompanying condensed consolidated statements of operations and cash flows.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

11. DISCONTINUED OPERATIONS--(CONTINUED)
     Information relating to the discontinued operations of Gateway is as follows (in thousands of dollars):

                                                                         FOR THE NINE MONTHS
                                                                                ENDED
                                                                            SEPTEMBER 30,
                                                                        ---------------------
                                                                         1997          1998
                                                                        -------       -------
Operating revenues...................................................   $ 6,700       $ 3,392
                                                                        -------       -------
Cost of revenue......................................................     4,706         3,365
Selling, general & administrative....................................     4,428         2,729
Depreciation and amortization........................................       826            --
                                                                        -------       -------
Total operating expenses.............................................     9,960         6,094
                                                                        -------       -------
Net loss.............................................................   $(3,260)      $(2,702)
                                                                        -------       -------
                                                                        -------       -------

Net assets of the discounted operations of Gateway as of December 31, 1997 and September 30, 1998 are composed of the following (in thousands of dollars):

                                                                   DECEMBER 31,    SEPTEMBER 30,
                                                                     1997             1998
                                                                   ------------    -------------
Accounts receivable, net........................................      $1,600          $   215
Other assets....................................................         206              490
                                                                      ------          -------
  Total assets..................................................       1,806              705
Current liabilities.............................................       2,335            1,000
Other liabilities...............................................         431              177
                                                                      ------          -------
  Total liabilities.............................................       2,766            1,177
                                                                      ------          -------
  Net deficit...................................................      $ (960)         $  (472)
                                                                      ------          -------
                                                                      ------          -------

12. MARKETABLE SECURITIES

     On June 21, 1998, the Company purchased approximately 3,314,000 shares of Advanced Radio Telecom Corp. ("ART"), which represents approximately 12.9% of the outstanding common stock of ART, and certain other equity securities from private investors. The Company issued one share of its common stock in exchange for every 2.2 shares of ART purchased. The conversion ratio resulted in a purchase price of $17.90 per ART share based on the Company's closing stock price on the date the transaction was closed. The Company issued approximately 1,525,000 restricted common shares in connection with the transaction and received the ART shares and certain other unrelated assets. The marketable securities acquired are accounted for as "Available for Sale Securities". The Company has recorded an "other comprehensive loss" (representing unrealized losses on these securities) of $45,365,000 in the Statement of Shareholders' Equity.

13. COMMITMENTS AND CONTINGENCIES

     On March 9, 1998, certain petitions were filed with the Federal Communications Commission alleging, among other things, that the FCC's
February 10, 1998 grant to the Company of one 100 MHz channel of 38 GHz spectrum in each of Atlanta, Buffalo, Cincinnati, Dallas, Houston, Miami, New York City, St. Louis, Seattle, Spokane and Tampa were made in violation of the FCC's processing rules. The petitions were made available to the public on March 10, 1998. There can be no assurance that the petitions will not result in such grants to WinStar being rescinded.


     In July 1998, the Company acquired 850 MHz portion of the radio spectrum for the New York City area this from CellularVision USA, Inc. for $32.5 million in cash. Recently, certain shareholders of CellularVision filed suit against CellularVision seeking to have this sale ruled null and void. The Company believes this suit to be without merit. However, there can be no assurance that the sale will not be ruled null and void pursuant to this action.


14. SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"), requiring that all public businesses report financial and descriptive information about their reportable operating segments. The

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

14. SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS--(CONTINUED)
Company will implement SFAS 131 as required in 1999. Management is currently evaluating the effect of SFAS No.131 on consolidated financial statement disclosures.

     The American Institute of Certified Public Accountant's Accounting Standards Executive Committee recently issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires that costs of start-up activities, including organization costs, be expensed as incurred. Start-up activities are broadly defined and include one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, commencing some new operation, and organizing a new entity. SOP 98-5 is generally effective for financial statements for fiscal years beginning after December 15, 1998, with initial application reported as the cumulative effect of a change in accounting principle. The Company is currently evaluating the impact that SOP 98-5 will have on the Company's financial statements.

     In June 1998, The Financial Accounting Standards Board issued "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact that SFAS 133 will have on the Company's consolidated financial statements and disclosures.

15. SUBSEQUENT EVENTS

     In December 1998, the Company agreed to sell to Williams Communications, Inc. ("Williams") a 25-year indefeasible right to use up to 2% of the Company's local Wireless Fiber capacity. For this right, Williams will pay the Company $400.0 million over the next four years with payments due as the Company meets hub construction requirements. The Company is required to complete construction in 270 hub sites over the next four years, 60 of which are complete and 35 of which are currently under construction. Williams will also pay the Company approximately $45.6 million over the next ten years for maintenance services.

     As an integral part of the Company's plan to create a national broadband network, in December 1998, the Company agreed to purchase from Williams an indefeasible right to use four strands of fiber on a national route of approximately 14,850 miles and a seven year option to purchase two additional strands of the same route ("Capacity Option"). For the Williams IRU, the Capacity Option and certain long-haul transport and other services, the Company will pay Williams approximately $640.0 million over the next seven years. The Capacity Option is exercisable for a payment to Williams of approximately
$51.0 million.


     In December 1998, the Company signed a ten year lease for approximately 200,000 square feet of office space (with a right of first refusal on substantial additional space in a building currently under construction) located in Herndon, Virginia. Future minimum lease payments under this lease commitment are approximately $43.2 million.



     In November 1998, the Company signed a 15 year operating lease for up to 257,000 square feet of office space in New York City. Future minimum lease payments under this lease commitment are approximately $158.0 million. The Company will consolidate certain of its existing New York City offices which include its Corporate offices, WinStar for Buildings, WinStar Broadband Services, WinStar Large Accounts and operating offices for WinStar General Business and WinStar Network Services in this new space. The Company expects to sublet many of its existing offices in New York City.


     In October 1998, the Company and Lucent Technologies, Inc. ("Lucent") entered into a long term strategic relationship to build out the Company's telecommunications network in major domestic and international markets. Under the terms of this five year agreement, Lucent will provide up to $2.0 billion in equipment financing; provided however, that Lucent is not required to have outstanding at any one time aggregate loans and commitments in excess of $500.0 million. Additional amounts of the credit commitment will become available on a dollar-for-dollar basis as the loans and/or unfunded commitments are syndicated to other lenders.

     The Company is offering securities as described in the prospectus of which these financial statements form a part. There can be no assurance that the offering will be consummated.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
WinStar Communications, Inc.

We have audited the accompanying consolidated balance sheets of WinStar Communications, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WinStar Communications, Inc. and Subsidiaries as of December 31, 1996 and 1997 and the consolidated results of their operations and their consolidated cash flows for the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

New York, New York
February 12, 1998, except for
paragraph b of Note 24 as to which
the date is November 5, 1998

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     DECEMBER 31,    DECEMBER 31,
                                                        1996            1997
                                                     ------------    ------------
                      ASSETS
Current assets
  Cash and cash equivalents.......................    $   95,641      $  402,559
  Short term investments..........................        26,997          16,903
                                                      ----------      ----------
     Cash, cash equivalents and short term
      investments.................................       122,638         419,462
  Investments in equity securities................           688              --
  Accounts receivable, net of allowance for
     doubtful accounts of $428 and $2,814,
     respectively.................................        10,474          28,728
  Inventories.....................................         5,009          10,296
  Prepaid expenses and other current assets.......        15,749           8,834
  Net assets of discontinued operations...........         5,352           1,145
                                                      ----------      ----------
     Total current assets.........................       159,910         468,465
Property and equipment, net.......................        59,983         284,835
Licenses, net.....................................        27,434         174,763
Intangible assets, net............................        11,049          14,293
Deferred financing costs, net.....................        10,535          27,463
Other assets......................................         4,101           4,015
                                                      ----------      ----------
     Total assets.................................    $  273,012      $  973,834
                                                      ----------      ----------
                                                      ----------      ----------
      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of long-term debt...............    $   18,456      $      386
  Accounts payable and accrued expenses...........        26,049          95,685
  Current portion of capitalized lease
     obligations..................................         2,665           6,741
                                                      ----------      ----------
     Total current liabilities....................        47,170         102,812
Capitalized lease obligations, less current
  portion.........................................        10,352          21,392
Long-term debt, less current portion..............       265,161         768,469
Deferred income taxes.............................            --          24,000
                                                      ----------      ----------
     Total liabilities............................       322,683         916,673
                                                      ----------      ----------
Series C exchangeable redeemable preferred stock,
  liquidation preference of $175,000 plus
  accumulated dividends...........................            --         175,553
Commitments and contingencies
Stockholders' equity (deficit)
  Series A preferred stock issued and outstanding
     3,910 shares at December 31, 1997............            --              39
  Common stock, par value $.01; authorized 200,000
     shares, issued and outstanding 28,989 and
     34,611, respectively.........................           290             346
  Additional paid-in-capital......................        75,436         255,741
  Accumulated deficit.............................      (125,034)       (374,518)
                                                      ----------      ----------
                                                         (49,308)       (118,392)
Unrealized loss on investments....................          (363)             --
                                                      ----------      ----------
     Total stockholders' deficit..................       (49,671)       (118,392)
                                                      ----------      ----------
          Total liabilities, exchangeable
            redeemable preferred stock and
            stockholders' deficit.................    $  273,012      $  973,834
                                                      ----------      ----------
                                                      ----------      ----------

                 See Notes to Consolidated Financial Statements
                                      F-14

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       FOR THE TEN            FOR THE YEAR ENDED
                                                       MONTHS ENDED              DECEMBER 31,
                                                       DECEMBER 31,         -----------------------
                                                          1995                1996          1997
                                                       ------------         --------      ---------
Operating revenues
  Telecommunications services
     CLEC.........................................       $     --           $    604      $  22,653
     Other........................................            130              3,883          7,143
                                                         --------           --------      ---------
     Total telecommunications services............            130              4,487         29,796
  Information services............................          2,648             14,650         41,354
                                                         --------           --------      ---------
Total operating revenues..........................          2,778             19,137         71,150
                                                         --------           --------      ---------
Operating expenses
  Cost of services and products...................          3,609             21,389         73,898
  Selling, general and administrative expenses....          6,705             47,497        150,688
  Depreciation and amortization...................            564              3,764         25,102
                                                         --------           --------      ---------
Total operating expenses..........................         10,878             72,650        249,688
                                                         --------           --------      ---------
Operating loss....................................         (8,100)           (53,513)      (178,538)
Other (expense) income
  Interest expense................................         (7,186)           (36,748)       (77,257)
  Interest income.................................          2,890             10,515         17,577
  Other (expense) income..........................           (866)                --          2,219
                                                         --------           --------      ---------
Loss from continuing operations before income tax
  benefit.........................................        (13,262)           (79,746)      (235,999)
Income tax benefit................................             --                 --          2,500
                                                         --------           --------      ---------
Loss from continuing operations...................        (13,262)           (79,746)      (233,499)
                                                         --------           --------      ---------
Discontinued Operations
  Loss from operations............................         (2,595)            (3,977)        (9,985)
  Estimated loss on disposal......................             --                 --         (6,000)
                                                         --------           --------      ---------
                                                           (2,595)            (3,977)       (15,985)
                                                         --------           --------      ---------
Net loss..........................................        (15,857)           (83,723)      (249,484)
Preferred stock dividends.........................             --                 --         (5,879)
                                                         --------           --------      ---------
Net loss applicable to common stockholders........       $(15,857)          $(83,723)     $(255,363)
                                                         --------           --------      ---------
                                                         --------           --------      ---------
Basic and diluted loss per share:
  From continuing operations......................       $  (0.58)          $  (2.86)     $   (7.20)
  From discontinued operations....................          (0.12)             (0.14)         (0.48)
                                                         --------           --------      ---------
Net loss per share................................       $  (0.70)          $  (3.00)     $   (7.68)
                                                         --------           --------      ---------
                                                         --------           --------      ---------
Weighted average shares outstanding...............         22,770             27,911         33,249
                                                         --------           --------      ---------
                                                         --------           --------      ---------


                 See Notes to Consolidated Financial Statements
                                      F-15

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                   FOR THE TEN MONTHS ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                             PREFERRED STOCK
                                                    ----------------------------------
                                                           B                 E             COMMON STOCK     ADDITIONAL
                                                    ---------------   ----------------   ----------------    PAID-IN     ACCUMULATED
                                                    SHARES   AMOUNT   SHARES   AMOUNT    SHARES   AMOUNT     CAPITAL      DEFICIT
                                                    ------   ------   ------   -------   ------   -------   ----------   -----------

Balances at February 28, 1995.....................   0.73    $ 733       --    $   --    20,147   $  201     $ 42,583     $ (25,238)

Issuances of common stock.........................                                       4,447        45       10,639

Issuance of preferred stock.......................                      932     6,000                            (360)

Conversions of preferred stock....................  (0.15)    (147)    (932)   (6,000)     684         7        6,140

Warrants and common stock equivalents issued in
 connection with long-term debt and lease
 financing........................................                                                                981

Conversion of long-term debt......................                                         539         5        3,410

Preferred stock dividends.........................   0.11      103                                                             (216)

Issuance of restricted stock......................                                         150         2        1,236

Amortization of deferred compensation.............

WinStar Private Exchange transaction..............                                       3,741        37       39,641

Unrealized loss on investments in marketable
 equity securities................................

Other, net........................................                                                               (433)

Net loss..........................................                                                                          (15,857)
                                                    ------   ------   ------   -------   ------   -------    --------     ---------

Balances at December 31, 1995.....................   0.69    $ 689       --    $   --    29,708   $  297     $103,837     $ (41,311)
                                                    ------   ------   ------   -------   ------   -------    --------     ---------
                                                    ------   ------   ------   -------   ------   -------    --------     ---------

                                                               TREASURY STOCK
                                                    ------------------------------------
                                                                           PREFERRED
                                                      COMMON STOCK          STOCK B
                                                    -----------------   ----------------    DEFERRED      UNREALIZED LOSS
                                                    SHARES    AMOUNT    SHARES   AMOUNT    COMPENSATION   ON INVESTMENTS
                                                    ------   --------   ------   -------   ------------   ---------------
Balances at February 28, 1995.....................     --    $     --      --    $   --      $     --          $  --
Issuances of common stock.........................
Issuance of preferred stock.......................
Conversions of preferred stock....................
Warrants and common stock equivalents issued in
 connection with long-term debt and lease
 financing........................................
Conversion of long-term debt......................
Preferred stock dividends.........................
Issuance of restricted stock......................                                             (1,238)
Amortization of deferred compensation.............                                                138
WinStar Private Exchange transaction..............  (2,507)   (36,348)  (0.69)   (3,330)
Unrealized loss on investments in marketable
 equity securities................................                                                              (982)
Other, net........................................
Net loss..........................................
                                                    ------   --------   ------   -------     --------          -----
Balances at December 31, 1995.....................  (2,507)  $(36,348)  (0.69)   $(3,330)    $ (1,100)         $(982)
                                                    ------   --------   ------   -------     --------          -----
                                                    ------   --------   ------   -------     --------          -----


                                                       TOTAL
                                                    STOCKHOLDERS'
                                                      EQUITY
                                                    -------------
Balances at February 28, 1995.....................    $  18,279
Issuances of common stock.........................       10,684
Issuance of preferred stock.......................        5,640
Conversions of preferred stock....................           --
Warrants and common stock equivalents issued in
 connection with long-term debt and lease
 financing........................................          981
Conversion of long-term debt......................        3,415
Preferred stock dividends.........................         (113)
Issuance of restricted stock......................           --
Amortization of deferred compensation.............          138
WinStar Private Exchange transaction..............           --
Unrealized loss on investments in marketable
 equity securities................................         (982)
Other, net........................................         (433)
Net loss..........................................      (15,857)
                                                      ---------
Balances at December 31, 1995.....................    $  21,752
                                                      ---------
                                                      ---------

                 See Notes to Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                     PREFERRED B       COMMON STOCK     ADDITIONAL
                                                                   ---------------   ----------------    PAID-IN     ACCUMULATED
                                                                   SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL      DEFICIT
                                                                   ------   ------   ------   -------   ----------   -----------
Balances at December 31, 1995....................................   0.69    $ 689    29,708   $  297     $103,837     $ (41,311)

Issuances of common stock........................................                    1,383        14        9,619

Acquisition of treasury shares...................................

Retirement of treasury shares....................................  (0.69)    (689)   (2,657)     (27)     (42,018)

Amortization of deferred compensation............................

Conversion of long-term debt.....................................                      555         6        3,878

Fair value of stock options granted to nonemployees and other,
 net.............................................................                                             120

Unrealized gain on investments in marketable equity securities...

Net loss.........................................................                                                       (83,723)
                                                                   ------   ------   ------   -------    --------     ---------

Balances at December 31, 1996....................................     --    $  --    28,989   $  290     $ 75,436     $(125,034)
                                                                   ------   ------   ------   -------    --------     ---------
                                                                   ------   ------   ------   -------    --------     ---------

                                                                                        TREASURY STOCK
                                                                   ---------------------------------------------------------
                                                                     COMMON STOCK                PREFERRED STOCK B
                                                                   -----------------   -------------------------------------
                                                                   SHARES    AMOUNT      SHARES               AMOUNT
                                                                   ------   --------   -----------------   -----------------
Balances at December 31, 1995....................................  (2,507)  $(36,348)        (0.69)             $(3,330)
Issuances of common stock........................................
Acquisition of treasury shares...................................   (150)     (3,056)
Retirement of treasury shares....................................  2,657      39,404          0.69                3,330
Amortization of deferred compensation............................
Conversion of long-term debt.....................................
Fair value of stock options granted to nonemployees and other, net.............................................................
Unrealized gain on investments in marketable equity securities...
Net loss.........................................................
                                                                   ------   --------         -----              -------
Balances at December 31, 1996....................................     --    $     --            --              $    --
                                                                   ------   --------         -----              -------
                                                                   ------   --------         -----              -------


                                                                                                       TOTAL
                                                                                  UNREALIZED        STOCKHOLDERS'
                                                                    DEFERRED      GAIN/(LOSS)         EQUITY
                                                                   COMPENSATION   ON INVESTMENTS     (DEFICIT)
                                                                   ------------   ---------------   -------------
Balances at December 31, 1995....................................    $ (1,100)         $(982)         $  21,752
Issuances of common stock........................................                                         9,633
Acquisition of treasury shares...................................                                        (3,056)
Retirement of treasury shares....................................                                            --
Amortization of deferred compensation............................       1,100                             1,100
Conversion of long-term debt.....................................                                         3,884
Fair value of stock options granted to nonemployees and other,
 net.............................................................                                           120
Unrealized gain on investments in marketable equity securities...                        619                619
Net loss.........................................................                                       (83,723)
                                                                     --------          -----          ---------
Balances at December 31, 1996....................................    $     --          $(363)         $ (49,671)
                                                                     --------          -----          ---------
                                                                     --------          -----          ---------

                 See Notes to Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                  PREFERRED A           COMMON STOCK        ADDITIONAL
                                                                -----------------     -----------------      PAID-IN
                                                                SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL
                                                                ------     ------     ------     ------     ----------
Balances at December 31, 1996...............................       --       $ --      28,989      $290       $ 75,436

Issuances of common stock...................................       --         --      1,218         12          8,769

Issuances of common stock for acquisitions..................       --         --      3,984         40         83,311

Issuance of preferred stock Series A........................    4,000         40         --         --         95,960

Dividends declared on Series A preferred stock..............       --         --         --         --         (5,326)

Issuances of Series A preferred stock as dividends
 in kind ...................................................      213          2         --         --          5,324

Dividends on Series C preferred stock.......................       --         --         --         --           (553)

Conversion of Series A preferred stock to common stock......     (303)        (3)       420          4             (1)

Series C preferred stock issuance costs and
 other, net ................................................       --         --         --         --         (7,179)

Unrealized gain on investments in marketable
 equity securities .........................................       --         --         --         --             --

Net loss....................................................       --         --         --         --             --
                                                                ------      ----      ------      ----       --------

Balances at December 31, 1997...............................    3,910       $ 39      34,611      $346       $255,741
                                                                ------      ----      ------      ----       --------
                                                                ------      ----      ------      ----       --------

                                                                              UNREALIZED       TOTAL
                                                                              GAIN/(LOSS)   STOCKHOLDERS'
                                                              ACCUMULATED        ON           EQUITY
                                                               DEFICIT        INVESTMENTS    (DEFICIT)
                                                              -----------     -----------   -----------
Balances at December 31, 1996...............................   $(125,034)        $(363)      $ (49,671)

Issuances of common stock...................................          --            --           8,781

Issuances of common stock for acquisitions..................          --            --          83,351

Issuance of preferred stock Series A........................          --            --          96,000

Dividends declared on Series A preferred stock..............          --            --          (5,326)

Issuances of Series A preferred stock as dividends
 in kind ...................................................          --            --           5,326

Dividends on Series C preferred stock.......................          --            --            (553)

Conversion of Series A preferred stock to common stock......          --            --              --

Series C preferred stock issuance costs and
 other, net ................................................          --            --          (7,179)

Unrealized gain on investments in marketable
 equity securities .........................................          --           363             363

Net loss....................................................    (249,484)           --        (249,484)
                                                               ---------         -----       ---------

Balances at December 31, 1997...............................   $(374,518)        $  --       $(118,392)
                                                               ---------         -----       ---------
                                                               ---------         -----       ---------


                 See Notes to Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FOR THE TEN
                                                       MONTH             FOR THE YEAR ENDED
                                                     PERIOD ENDED           DECEMBER 31,
                                                     DECEMBER 31,      -----------------------
                                                        1995             1996          1997
                                                     ------------      --------      ---------
Cash flows from operating activities:
  Net loss........................................     $(15,857)       $(83,723)     $(249,484)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Net loss from discontinued operations........        2,595           3,977         15,985
     Depreciation and amortization................          617           5,244         27,762
     Deferred income tax benefit..................           --              --         (2,500)
     Provision for doubtful accounts..............           72             327          3,964
     Equity in unconsolidated results of AGT......          866              --             --
     Non cash interest expense....................        6,151          35,040         53,506
     Decrease (increase) in operating assets:
       Accounts receivable........................         (485)         (5,325)       (23,392)
       Inventories................................         (991)         (1,897)        (9,217)
       Prepaid expenses and other current
          assets..................................       (1,621)        (14,164)           441
       Other assets...............................         (947)         (1,904)          (199)
     Increase in accounts payable and accrued
       expenses...................................        2,465          11,755         51,670
     Net assets used in discontinued operations...       (2,585)         (4,813)       (11,568)
     Other, net...................................          179             186             --
                                                       --------        --------      ---------
Net cash used in operating activities.............       (9,541)        (55,297)      (143,032)
                                                       --------        --------      ---------
Cash flows from investing activities:
  Investments in and advances to AGT..............       (5,704)             --             --
  Decrease (increase) in short-term investments,
     net..........................................      (73,594)         46,597         10,094
  Decrease (increase) in other investments, net...       (7,497)          6,447             --
  Purchase of property and equipment, net.........       (7,654)        (46,651)      (213,252)
  Acquisitions of licenses and other..............           --          (2,121)       (40,190)
  Other, net......................................         (499)         (1,619)         2,494
                                                       --------        --------      ---------
Net cash (used in) provided by investing
  activities......................................      (94,948)          2,653       (240,854)
                                                       --------        --------      ---------
Cash flows from financing activities:
  Proceeds from (repayments) of long-term debt,
     net..........................................      222,715          (1,069)       412,029
  Net proceeds from redeemable preferred stock....           --              --        168,138
  Net proceeds from equity transactions...........       11,259           6,295        104,781
  Proceeds from equipment lease financing.........        6,998           8,345          9,912
  Payment of capital lease obligations............         (471)         (2,264)        (3,740)
  Other, net......................................         (898)         (1,010)          (316)
                                                       --------        --------      ---------
Net cash provided by financing activities.........      239,603          10,297        690,804
                                                       --------        --------      ---------
Net increase (decrease) in cash and cash
  equivalents.....................................      135,114         (42,347)       306,918
Cash and cash equivalents at beginning of
  period..........................................        2,874         137,988         95,641
                                                       --------        --------      ---------
Cash and cash equivalents at end of period........      137,988          95,641        402,559
Short-term investments at end of period...........       73,595          26,997         16,903
                                                       --------        --------      ---------
Cash, cash equivalents and short-term investments
  at end of period................................     $211,583        $122,638      $ 419,462
                                                       --------        --------      ---------
                                                       --------        --------      ---------

                 See Notes to Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION


     The consolidated financial statements include the accounts of WinStar Communications, Inc. and its subsidiaries (collectively, "WinStar" or the "Company"). All material intercompany transactions and accounts have been eliminated in consolidation. The accompanying consolidated financial statements reflect the Company's merchandising subsidiary, WinStar Global Products, Inc. ("Global Products") and the Company's residential long distance subsidiary WinStar Gateway Network, Inc. ("Gateway"), as discontinued operations (reference is made to Notes 20 and 24).


NATURE OF BUSINESS

     The Company provides facilities-based voice and data telecommunications services to businesses and other customers in major metropolitan areas throughout the United States. WinStar's licenses provide the Company with the largest amount of 38 GHz radio spectrum in the country, which allows the Company to create a nationwide network on a cost effective basis using its fiber-quality digital capacity in the 38 GHz band to provide its customers with a broad range of attractively priced services, and an alternative to the incumbent local exchange carriers, other competitive local exchange carriers and the interexchange carriers. Additionally, the Company produces, aggregates and distributes information and entertainment content, some of which is distributed as part of its telecommunications service offerings to different services in the market place, as well as through traditional and new media outlets, including television, video, cable, radio and the Internet. The Company's telecommunications services are subject to varying degrees of federal, state and local regulation.

     To capitalize on opportunities in the telecommunications industry, the Company is pursuing a rapid expansion of its telecommunications services, which will require significant amounts of capital to finance capital expenditures and anticipated operating losses. The Company may elect to slow the speed or narrow the focus of this expansion in the event it is unable to raise sufficient amounts of capital on acceptable terms.

FISCAL YEAR

     The Company changed its fiscal year end from February 28 to December 31, effective January 1, 1996. Accordingly, these financial statements present the ten-month transition period ended December 31, 1995, and the years ended December 31, 1996 and 1997.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market fund investments, short-term certificates of deposit, and commercial paper. Exclusive of cash in banks, cash equivalents at December 31, 1996 and 1997 were $84.5 million and $395.3 million, respectively, which approximate fair value.

SHORT-TERM INVESTMENTS

     Short-term investments are widely diversified and principally consist of certificates of deposit and money market deposits, U.S. government or government agency securities, commercial paper rated "A-1/P-1" or higher, and municipal securities rated "A" or higher with an original maturity of greater than three months and less than six months. Short-term investments are considered held-to-maturity and are stated at amortized cost which approximates fair value. As of December 31, 1996 and 1997, cash, cash equivalents and short-term investments totaled $122.6 million and $419.5 million, respectively.

INVENTORIES

     Inventories are composed of film inventories that include direct and indirect production costs, which are amortized to expense in the proportion that revenue recognized during the year for each film bears to the estimated total revenue to be received from all sources under the individual film forecast method. Management's

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

estimate of forecasted revenues exceeds the unamortized costs on an individual program basis. Such forecasted revenue is subject to revision in future periods if warranted by changing market conditions.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization are generally computed using the straight-line method over the estimated useful lives of the related assets.

     The Company constructs certain of its own network systems and related facilities. Certain internal costs directly related to the construction of such facilities, including interest and salaries of certain employees, are capitalized. Such costs amounted to approximately $4.1 million for the year ended December 31, 1997, and were insignificant in prior years.

     Costs incurred to develop software for internal use are capitalized as incurred. Such costs amounted to $452,000, and $7,091,000 for the years ended December 31, 1996 and 1997, respectively, and were insignificant in prior years.

     The Company follows the policy of capitalizing interest expense as a component of the cost of its telecommunications equipment constructed for its own use.

LICENSES AND INTANGIBLE ASSETS

     Licenses and intangible assets are being amortized by the straight-line method over their estimated useful lives.

     Goodwill represents the excess of cost over the fair value of assets acquired. The Company's policy is to measure goodwill impairment by considering a number of factors as of each balance sheet date including (i) current operating results of the applicable business, (ii) projected future operating results of the applicable business, (iii) the occurrence of any significant regulatory changes which may have an impact on the continuity of the business, and (iv) any other material factors that affect the continuity of the applicable business. The amortization period for goodwill is determined on a case-by-case basis for each acquisition from which goodwill arises based on a review of the nature of the business acquired as well as the factors cited above (see
Note 6).

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Pursuant to SFAS 109, deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities, loss carryforwards and tax credit carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

REVENUE RECOGNITION

     In the telecommunications segment, revenues are recorded upon placing of calls or rendering of other related services. In the information services segment, revenues from film productions are recognized when a program is accepted by the licensee and is available for broadcast. Revenues from the licensing of film productions are recognized when the license period begins and the film is available for broadcast. Revenues from advertising sales are recognized when the related advertising is broadcast.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

BASIC AND DILUTED LOSS PER SHARE

     Basic and diluted loss per share is calculated by dividing the net loss, after consideration of preferred stock accretion and dividends, by the weighted average number of shares of common stock outstanding during each period. The adoption of Statement of Financial Accounting Standard No. 128, "Earnings Per Share" had no material impact on the presentation of loss per share for the periods presented. Stock options and warrants have been excluded from the calculation of diluted loss per share as their effect would have been antidilutive. (See Notes 13 and 14.)

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. Concentration of credit risk with respect to these receivables is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across geographic areas. The Company routinely addresses the financial strength of its customers and, as a consequence, believes that its receivable credit risk exposure is limited. The Company's short term investments and cash equivalents are potentially subject to concentration of credit risk, but such risk is limited due to such amounts being invested in investment grade securities.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2--ACQUISITIONS

  ACQUISITIONS OF BUSINESSES

MILLIWAVE LIMITED PARTNERSHIP

     On January 2, 1997, a subsidiary of the Company merged with the corporate shareholders of Milliwave Limited Partnership ("Milliwave"), a large holder of 38 GHz licenses in the United States, covering 160 million people in more than 80 major markets. The merger consideration paid by the Company to the shareholders of the corporate partners of Milliwave was $116.0 million ($40.7 million in cash and 3.6 million shares of the Company's common stock, which had an aggregate market value of $75.0 million). The merger was treated as a "purchase" for accounting purposes with the purchase price principally allocated to licenses. In addition, approximately $26.5 million of deferred tax liabilities were recorded in connection with the acquisition, with a corresponding allocation to licenses, which will be amortized on a straight-line basis over 40 years. Milliwave had minimal operations prior to its merger into the Company. The accounts of Milliwave have been consolidated into the Company's financial statements as of the date of acquisition.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--ACQUISITIONS--(CONTINUED)

     Unaudited pro forma results of operations (in thousands, except per share data), which reflect the combined operations of the Company and Milliwave as if the merger occurred as of January 1, 1996, are as follows:

                                                                             FOR THE YEAR
                                                                            ENDED DECEMBER 31,
                                                                                 1996
                                                                            ------------------
Operating Revenues.......................................................       $   17,649
Net Loss.................................................................       $  (91,898)
Net Loss Per Share.......................................................       $    (2.92)

LOCAL AREA TELECOMMUNICATIONS, INC.

     In October 1996, a subsidiary of the Company acquired certain assets of Local Area Telecommunications, Inc. ("Locate"), comprising its business as a competitive access provider of local digital microwave distribution services and facilities to large corporations and to interexchange and other common carriers. The assets acquired included multiple 38 GHz licenses in the New York metropolitan area. The purchase price for such assets was $17.5 million, which was paid in the form of promissory notes, which were paid in 1997 (see Note 7). The acquisition has been accounted for as a "purchase" for accounting purposes, with the majority of the purchase price allocated to licenses, which will be amortized on a straight-line basis over 40 years. The accounts of Locate have been consolidated into the Company's financial statements as of the date of the acquisition.

AVANT-GARDE TELECOMMUNICATIONS, INC.

     Avant-Garde Telecommunications, Inc. ("Avant-Garde" or "AGT") was a privately held company which held 38 GHz radio licenses granted by the FCC in September 1993. Through July 17, 1995, the Company owned 49% of Avant-Garde, which it acquired for $4.9 million, and accounted for its investment in Avant-Garde under the equity method. For the period from March 1, 1995 to July 17, 1995, Avant-Garde had net losses of $1.8 million. On July 17, 1995, pursuant to the terms of a merger agreement, the Company exchanged 1,275,000 restricted shares of its common stock valued at $5.1 million for the 51% of Avant-Garde that it did not already own. The acquisition of Avant-Garde has been treated as a "purchase" for accounting purposes, with $12.6 million allocated to the licenses acquired, which are being amortized on a straight-line basis over 40 years. The accounts of Avant-Garde have been consolidated into the Company's financial statements as of the date of the acquisition.

OTHER ACQUISITIONS OF BUSINESSES

     During 1997, the Company acquired certain other telecommunications and information services companies which were not material.

     Unaudited results of operations for acquisitions consummated through December 31, 1997 other than Milliwave have not been included because they are not material to the consolidated statement of operations of the Company.

     During 1996, a subsidiary of the Company acquired 100% ownership or a controlling interest in a number of companies engaged in the production and distribution of entertainment content. These acquisitions were treated as "purchases" for accounting purposes. The aggregate consideration for the acquisitions was approximately $6.4 million, consisting of $4.1 million in cash, $800,000 in notes payable and 100,605 shares of the Company's common stock or share equivalents, valued at $1.5 million. The accounts of the acquired companies have been consolidated with the Company's financial statements as of the date of acquisitions.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--ACQUISITIONS--(CONTINUED)

  ACQUISITION OF ASSETS

     In October 1997, a subsidiary of the Company purchased certain telecommunication assets from US ONE Communications Corp., US ONE Communications Services, Corp. and US ONE Communications of New York, Inc. (collectively, the "Sellers") which were entities in bankruptcy under chapter 11 of the United States Bankruptcy code. The aggregate purchase price was approximately $81.3 million, of which approximately $61.3 million was paid in cash at the closing and $20.0 million is payable by WinStar in cash and/or shares of the common stock of WinStar, at WinStar's discretion, on the effective date of the Sellers confirmed plan of reorganization. Included in fixed assets are certain equipment which the Company plans to sell within the near term.

  ACQUISITION OF ADDITIONAL LICENSES

     During 1997, the Company executed agreements to acquire additional 38 GHz licenses, subject to FCC approval. The total purchase price for the licenses will be $55.0 million, payable in shares of common stock of the Company or in certain instances, at the Company's election, cash, which will be payable at the time of closing. During 1997, licenses acquired amounted to $10.4 million of which $7.5 million was paid in common stock at the closing. The remaining license acquisitions are expected to close within the next 12 months.

     In connection with the acquisition of additional licenses, the Company entered into service agreements whereby the Company supplied and installed telecommunications equipment and provided related consulting services. Total revenues recorded under such agreements were $4.2 million in 1997.

  ACQUISITIONS SUBSEQUENT TO DECEMBER 31, 1997

GOODNET

     On January 12, 1998, pursuant to an agreement between the Company and Telesoft Corp., the Company acquired Telesoft's Internet services subsidiary, ("GoodNet"), for a purchase price of approximately $22.0 million, consisting of $3.5 million cash and 732,784 shares of common stock of the Company valued at $18.5 million. GoodNet is a national provider of Internet services, o ffering high-capacity data communication services.




MIDCOM COMMUNICATIONS INC.



     Effective January 21, 1998 (the "Closing Date"), pursuant to an agreement between the Company and MIDCOM Communications Inc. and its subsidiaries (collectively, "Midcom"), the Company acquired substantially all of Midcom's assets and businesses for a purchase price of approximately $92.0 million in cash. On December 23, 1997, $9.2 million of the purchase price was placed in escrow. On the Closing Date, $48.5 million of the purchase price was paid in cash to Midcom and its designees and $10.8 million of the purchase price was placed in escrow along with the initial deposit of $9.2 million to secure Midcom's obligations to indemnify the Company in certain circumstances. In addition, $23.5 million of the purchase price was placed in escrow on the Closing Date to secure Midcom's obligation to refund a portion of the purchase price in the event of a post-closing adjustment of the purchase price under the purchase agreement. Midcom is an entity in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.


     Midcom is a provider of long distance voice and data telecommunications services primarily to small and medium-sized businesses, most of which are located in major metropolitan areas of California, Florida, Illinois, New York, Ohio and Washington.

NOTE 3--INVESTMENTS IN MARKETABLE EQUITY SECURITIES

     The Company treats its investments in marketable securities as available for sale securities. As such, they are carried at market value, with the difference between the historical cost (which is determined on a FIFO basis)

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 3--INVESTMENTS IN MARKETABLE EQUITY SECURITIES--(CONTINUED)

and the market value reflected in unrealized gains or losses on marketable equity securities, a component of stockholders' equity. During the year ended December 31, 1996, proceeds of $6,400,000 were realized on the sale of marketable securities, which were sold at carrying value. During the year ended December 31, 1997, all such investments were sold, generating proceeds of approximately $1,024,000 and a loss of approximately $27,000, which was recognized in operations. At December 31, 1996 and 1997, unrealized losses of $363,000 and $0 were carried in stockholders' equity.

NOTE 4--INVENTORIES

     Inventory is comprised of film inventories of $5,009,000 and $10,296,000 at December 31, 1996 and 1997, respectively.

NOTE 5--PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                         DECEMBER 31,    DECEMBER 31,       ESTIMATED
                                                            1996            1997           USEFUL LIFE
                                                         ------------    ------------   ------------------
                                                                (IN THOUSANDS)
Telecommunications equipment
  and software........................................                                  5 to 10 years
                                                             55,368         290,266
                                                           $               $
Furniture, fixtures and other.........................        2,947          12,090     4 to 5 years
Leasehold improvements................................        4,678          22,940     Lesser of life of
                                                                                        the lease or life
                                                                                        of the asset
                                                           --------        --------
                                                             62,993         325,296
Less accumulated depreciation
  and amortization....................................       (3,010)        (40,461)
                                                           --------        --------
                                                           $ 59,983        $284,835
                                                           --------        --------
                                                           --------        --------

NOTE 6--INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                         DECEMBER 31,    DECEMBER 31,       ESTIMATED
                                                            1996            1997           USEFUL LIFE
                                                         ------------    ------------   ------------------
                                                                (IN THOUSANDS)
Goodwill..............................................     $ 11,430        $ 15,569     5 to 20 years
Covenants not to compete and other....................           15               4     5 to 10 years
                                                           --------        --------
                                                             11,445          15,573
Less accumulated amortization.........................         (396)         (1,280)
                                                           --------        --------
                                                           $ 11,049        $ 14,293
                                                           --------        --------
                                                           --------        --------

     Licenses, which are subject to renewal through February 2001, are amortized over a 40-year period, in accordance with industry practice. As of December 31, 1996 and 1997, the value of licenses was $27.4 million and $174.8 million, net of accumulated amortization of $820,000 and $4.9 million, respectively.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                              DECEMBER 31,        DECEMBER 31,
                                                                                  1996                1997
                                                                              -----------------   -----------------
                                                                                         (IN THOUSANDS)
12 1/2% Guaranteed Senior Secured Notes Due 2004, WEC.......................      $      --           $ 200,000
12 1/2% Guaranteed Senior Secured Notes Due 2004, WEC II....................             --              50,000
14% Senior Discount Notes Due 2005..........................................        176,328             201,843
14 1/2% Senior Deferred Interest Notes Due 2005.............................             --             111,691
15% Senior Subordinated Deferred Interest Notes Due 2007....................             --             103,542
14% Convertible Senior Subordinated Discount Notes
  Due 2005..................................................................         88,164             100,922
Other Notes Payable.........................................................         19,125                 857
                                                                                  ---------           ---------
  Total.....................................................................        283,617             768,855
Less Current Portion........................................................         18,456                 386
                                                                                  ---------           ---------
Total Long Term Debt........................................................      $ 265,161           $ 768,469
                                                                                  ---------           ---------
                                                                                  ---------           ---------

1995 DEBT PLACEMENT

     In October 1995, the Company completed a $225.0 million private placement of debt securities with institutional investors (the "1995 Debt Placement"). The transaction was structured as a units offering with two components, $150.0 million of Senior Discount Notes Due 2005 (the "Senior Discount Notes"), and $75 million of Convertible Senior Subordinated Discount Notes Due 2005 (the "1995 Convertible Notes"), convertible at $20.625 (subject to adjustment), a 10% premium over the closing price on October 18, 1995, the day of pricing. Both securities accrue interest at 14% per annum, with no interest payable during the first five years, and principal payable only at maturity in October 2005. Commencing April, 2001, both securities require the payment of interest only, in cash, until maturity. In addition, the 1995 Convertible Notes, including accretion thereon, will be automatically converted during the initial five-year period if the market price of the Company's common stock exceeds certain levels for thirty consecutive trading days, ranging from $37.50 per share in the first year to $44.00 per share in the fifth year.

     In accordance with the terms of the 1995 Debt Placement, the Company consummated an exchange offer in 1996 with respect to the Senior Discount Notes, whereby these notes were exchanged for new notes which were identical in every respect to the original Senior Discount Notes except that the new notes were registered under the Securities Act of 1933.

1997 DEBT PLACEMENTS

     In March 1997, the Company and WinStar Equipment Corp. ("WEC") issued an aggregate of $300.0 million of notes in the March 1997 Debt Placement, consisting of (i) $100.0 million of the 1997 Senior Deferred Interest Notes Due 2005 (the "1997 Senior Notes"), ranking pari passu with the 1995 Senior Discount Notes, and (ii) $200.0 million of 1997 Guaranteed Senior Secured Notes Due 2004 (the "WEC Notes"). The Company also obtained a $150.0 million facility ("Facility") from affiliates of certain of the underwriters of the Notes. In August 1997, WinStar Equipment II Corp. ("WEC II") issued, pursuant to the Facility, $50.0 million of 1997 Guaranteed Senior Secured Notes Due 2004 (the "WEC II Notes") and in October 1997, the Company utilized the remaining $100.0 million available under the Facility, issuing an aggregate of $100.0 million principal amount of 1997 Senior Subordinated Deferred Interest Notes Due 2007 (the "October 1997 Notes").

     The obligations of WEC and WEC II under the WEC Notes and the WEC II Notes are unconditionally guaranteed by the Company and are secured by a security interest in the equipment and other property purchased by WEC and WEC II, as the case may be, with the proceeds thereof.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--LONG-TERM DEBT--(CONTINUED)

     The WEC Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC Notes will mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of the Company, in whole or in part, at certain specified prices. Additionally, in the event that by March 18, 1999, the Company has not applied the $200.0 million of proceeds from the sale of the WEC Notes to fund the acquisition costs of Designated Equipment (as defined), the Company is required to redeem the WEC Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.5% of such principal amount, plus accrued interest, if any, to the date of redemption.

     The WEC II Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC II Notes mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of the Company, in whole or in part, at certain specified prices. Additionally, in the event that by August 8, 1999, the Company has not applied the $50.0 million of proceeds from the sale of the WEC Notes to fund the acquisition costs of Designated Equipment, the Company is required to redeem the WEC II Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.5% of such principal amount, plus accrued interest, if any, to the date of redemption.

     The 1997 Senior Notes are unsecured, senior indebtedness of the Company, rank pari passu in right of payment with all existing and future senior indebtedness of the Company, and are senior in right of payment to all existing and future subordinated indebtedness of the Company. The 1997 Senior Notes bear interest at a rate of 14 1/2%. Until October 15, 2000, interest on the 1997 Senior Notes will accrue and compound semiannually, but will not be payable in cash. Interest on the Accumulated Amount (as defined in the 1997 Senior Notes Indenture) of the 1997 Senior Notes as of October 15, 2000 will be payable semiannually in cash on April 15 and October 15 of each year commencing April 15, 2001. The 1997 Senior Notes mature on October 15, 2005 and are redeemable on or after October 15, 2000, at the option of the Company, in whole or in part, at certain specified prices.

     The October 1997 Notes are unsecured, senior subordinated obligations of the Company, rank pari passu in right of payment with the 1995 Convertible Notes and are junior in right of payment to all existing future senior indebtedness of the Company. The October 1997 Notes bear interest at a rate of 15% per annum, and are payable on March 1 and September 1, commencing September 1, 2002. Until March 1, 2002, interest on the Notes will accrue and be compounded semiannually on each Semi Annual Interest Accrual Date (as defined in the Indenture relating to the October 1997 Notes), but will not be payable in cash. Interest on the Accumulated Amount (as defined in the Indenture relating to the October 1997 Notes) of the Notes as of March 1, 2002 will be payable semiannually commencing September 1, 2002. The Notes will mature on March 1, 2007 and are redeemable on or after March 1, 2002, at the option of the Company, in whole or in part, at certain specified prices.

     The terms of the Indentures relating to the 1995 and 1997 Debt Placements and the Certificates of Designation relating to certain of the Company's Preferred Stock agreements (see Notes 12 and 13) contain covenants placing certain restrictions on the ability of the Company to pay dividends or make other restricted payments, incur additional indebtedness, issue guarantees, sell assets, or enter into certain other specified transactions.

OTHER

     On October 8, 1996, in connection with the purchase of Locate (see Note 2), the Company issued two promissory notes in the aggregate principal amount of $17.5 million (the "Locate Notes") bearing interest at an annual rate of 8%. Interest on the Locate Notes was payable on a quarterly basis. The Notes were due on the earlier of April 8, 1997, or the day after the date on which the shares into which the Notes may be converted have been registered pursuant to an effective registration statement. During 1997, the Locate Notes including accrued interest were paid in full. At December 31, 1996, the aggregate amount of the Locate Notes, including accrued interest thereon, was $17.8 million.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--LONG-TERM DEBT--(CONTINUED)

     In May 1995, a subsidiary of the Company issued $7.5 million of five year collateralized convertible notes bearing interest at a rate of 7%, payable semiannually, with all principal due and payable on May 24, 2000. On December 28, 1995, the note holders converted $3.75 million of the convertible notes and accrued interest thereon into 539,255 shares of common stock of the Company, and on November 24, 1996, converted the remaining outstanding notes of $3.75 million principal amount plus accrued interest thereon into 554,880 shares of common stock of the Company.

     Maturities of long-term debt at December 31, 1997, are as follows:

                                                                                 (IN THOUSANDS)
                                                                                 --------------
1998..........................................................................      $    386
1999..........................................................................           277
2000..........................................................................           194
2001..........................................................................            --
2002..........................................................................            --
Thereafter....................................................................       767,998
                                                                                    --------
                                                                                    $768,855
                                                                                    --------
                                                                                    --------

NOTE 8--FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's financial instruments classified as current assets or liabilities, including cash and cash equivalents, short-term investments, accounts and notes receivable, and accounts payable and accrued expenses approximate carrying value, principally because of the short maturity of these items. Marketable equity securities are stated at quoted market value.

     The carrying amounts of the long-term debt payable to financial institutions issued pursuant to two of the Company's subsidiaries' asset-based lending agreements approximate fair value because the interest rates on these agreements change with market interest rates.

     The fair values of capitalized lease obligations approximate carrying value based on their effective interest rates compared to current market rates.

     Estimated fair values of the Company's Long Term Notes Payable, Convertible Notes Payable, and Exchangeable Redeemable Preferred Stock which were calculated based upon quoted market prices, are as follows:

                                                                            DECEMBER 31, 1996        DECEMBER 31, 1997
                                                                          ---------------------    ---------------------
                                                                          CARRYING                 CARRYING
                                                                           AMOUNT    FAIR VALUE     AMOUNT    FAIR VALUE
                                                                          --------   ----------    --------   ----------
                                                                                          (IN THOUSANDS)
14% Senior Discount Notes Due 2005......................................  $176,328    $179,455     $201,843    $233,144
14% Convertible Senior Subordinated Discount Notes Due 2005.............  $88,164     $ 94,141     $100,922    $216,228
14 1/2% Senior Deferred Interest Notes Due 2005.........................       --           --     $111,691    $132,000
15% Senior Subordinated Deferred Interest Notes Due 2007 ...............       --           --     $103,542    $122,500
12 1/2% Guaranteed Senior Secured Notes Due 2004, WEC...................       --           --     $200,000    $224,500
12 1/2% Guaranteed Senior Secured Notes Due 2004, WEC II ...............       --           --     $50,000     $ 55,750
14 1/4% Series C Senior Cumulative Exchangeable Redeemable Preferred
  Stock ................................................................       --           --     $175,553    $177,675

NOTE 9--CAPITAL LEASE OBLIGATIONS

     The Company leases telecommunications and other equipment through various equipment lease financing facilities. Such leases have been accounted for as capital leases.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--CAPITAL LEASE OBLIGATIONS--(CONTINUED)

     Future minimum lease payments on these capital leases are as follows:

YEAR ENDING DECEMBER 31,                                                         (IN THOUSANDS)
------------------------------------------------------------------------------   --------------
1998..........................................................................      $  9,554
1999..........................................................................         9,641
2000..........................................................................         8,283
2001..........................................................................         5,282
2002..........................................................................         1,834
Thereafter....................................................................           194
                                                                                    --------
Total payments................................................................        34,788
Less amount representing interest.............................................        (6,655)
                                                                                    --------
Present value of minimum lease payments.......................................      $ 28,133
                                                                                    --------
                                                                                    --------

     The carrying value of assets under capital leases was $15.9 million and $28.0 million at December 31, 1996 and 1997 respectively, and is included in property and equipment. Amortization of these assets is included in depreciation expense.

NOTE 10--COMMITMENTS AND CONTINGENCIES

A. OPERATING LEASES

     The Company's offices, manufacturing and warehousing facilities, along with various equipment and roof access rights, are leased under operating leases expiring in 1998 through 2012. Certain leases contain escalation clauses based upon increases in the consumer price index.

     Future minimum lease payments on noncancellable operating leases are as follows:

YEAR ENDING DECEMBER 31,                                                         (IN THOUSANDS)
------------------------------------------------------------------------------   --------------
1998..........................................................................      $ 13,600
1999..........................................................................        13,400
2000..........................................................................        13,000
2001..........................................................................        12,600
2002..........................................................................        12,400
Thereafter....................................................................        80,500
                                                                                    --------
                                                                                    $145,500
                                                                                    --------
                                                                                    --------

     Rent expense for the ten month period ended December 31, 1995 and the years ended December 31, 1996 and 1997 were $1.0 million, $3.6 million and $11.6 million, respectively.

B. EMPLOYMENT CONTRACTS

     Amounts due under employment contracts are as follows:

YEAR ENDING DECEMBER 31,                                                         (IN THOUSANDS)
------------------------------------------------------------------------------   --------------
1998..........................................................................       $2,485
1999..........................................................................        1,728
2000..........................................................................          479
                                                                                     ------
                                                                                     $4,692
                                                                                     ------
                                                                                     ------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

C. LITIGATION

     The Company's residential long distance subsidiary, Gateway, which is treated as a discontinued operation in the accompanying financial statements (reference is made to Note 24), occasionally receives inquiries from state authorities arising with respect to consumer complaints concerning the provision of telecommunications services, including allegations of unauthorized switching of long distance carriers and misleading marketing. The Company believes such inquiries are common in the long distance industry and addresses such inquiries in the ordinary course of business. In December 1996, the Federal Communications Commission ("FCC") and Gateway entered into a consent decree which terminated an inquiry by the FCC into any alleged violations of unauthorized carrier conversions through the use of contest programs by certain of Gateway's agents. The FCC cited Gateway's efforts in identifying the problems caused by these agents and its proactive response in implementing self-directed remedial actions on its own as significant factors leading to the consent decree in lieu of initiating a formal investigation. The Company entered into assurances of voluntary compliance with the attorneys general of a number of states and has also initiated negotiations with other state authorities to resolve any claims by such authorities arising from the contest programs. The Company does not believe that the resolution of these issues will have a material adverse effect on the Company, its financial condition, or its results of operations.

     In June 1996, the Company commenced an action for declaratory judgment against a former officer of Gateway, who had notified the Company of his belief that he was entitled to the issuance of certain shares of common stock of the Company (or payment of the cash value thereof) under the terms of stock options granted to him during his employment with Gateway. He has based his beliefs on standard antidilution language contained in his stock option agreement. Such language was designed and intended to adjust the number of shares purchasable thereunder in the event of a merger, capital restructuring or other similar event of the Company. As WinStar Communications, Inc. has never been subject to a merger or capital restructuring, the former officer was immediately notified of the Company's belief that his claim was without merit in law or fact. To expedite resolution of these issues, the Company currently is seeking declaratory judgment that it has no obligation to the former officer.

     In January 1998, a stockholder suit, purported to be a class action, was commenced against the Company, its directors (and certain former directors) and one non-director officer in the Delaware Chancery Court seeking among other things, to invalidate certain portions of the Company's Stockholder Rights Plan, adopted in July 1997 (the "Rights Plan") (see Note 12), and to recover unspecified damages and attorneys' fees. The complaint alleges that certain provisions of the Rights Plan, particularly the so-called "Continuing Directors" provision, are not permitted under the Delaware General Corporation Law and the Company's Certificate of Incorporation. The Company believes strongly that these allegations are without merit and that the Rights Plan was properly adopted and is valid in its entirety. The Company is reviewing its available alternatives with regard to responding to this action.

     The Company is also involved in miscellaneous claims, inquiries and litigation arising in the ordinary course of business. The Company believes that these matters, taken individually or in the aggregate, would not have a material adverse impact on the Company's financial position or results of operations.

D. OTHER

     In connection with the purchase of telecommunications equipment including switches and radios, the Company enters into agreements with the suppliers of such equipment. As of December 31, 1997, the Company's noncancellable purchase commitments under these agreements were approximately $31 million. In addition, the Company has guaranteed $3.0 million of debt of Global Products.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 11--INCOME TAXES

     SFAS No. 109 requires the use of the liability method in accounting for income taxes. Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,         DECEMBER 31,
                                                                 1996                 1997
                                                              ------------         ------------
                                                                       (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforward..........................    $   48,218           $  134,550
  Deferred interest expense................................        10,417               21,636
  Allowance for doubtful accounts..........................           433                1,140
  Deferred compensation....................................            --                  748
  Other....................................................           961                2,291
                                                               ----------           ----------
  Gross deferred tax assets................................        60,029              160,365
  Valuation allowance......................................       (58,586)            (119,874)
                                                               ----------           ----------
  Deferred tax asset net of allowance......................         1,443               40,491
                                                               ----------           ----------
Deferred tax liabilities:
  Depreciation.............................................        (1,354)              (5,998)
  Amortization.............................................           (89)             (58,493)
                                                               ----------           ----------
  Gross deferred tax liabilities...........................        (1,443)             (64,491)
                                                               ----------           ----------
Net deferred tax asset (liability).........................    $       --           $  (24,000)
                                                               ----------           ----------
                                                               ----------           ----------

     The federal net operating loss carryforward at December 31, 1997 is approximately $345.0 million. If not utilized, the net operating loss carryforward will expire in various amounts through the year 2012.

     Some of these losses are subject to utilization limitation under
Section 382 of the Internal Revenue Code. However, the Company believes that substantially all of such losses will be available to offset future income.

     SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. The valuation allowances at December 31, 1996 and December 31, 1997, primarily pertain to uncertainties with respect to future utilization of net operating loss carryforwards.

     On January 2, 1997, a net deferred tax liability of $26.5 million was recorded in connection with the acquisition of Milliwave (see Note 2). This deferred tax liability resulted from the temporary difference between the book and tax basis of the acquired licenses, and related to the scheduled reversal of the temporary differences through amortization in years 2018 through 2036 that could not be offset by deferred tax assets existing at January 2, 1997, the date of the Milliwave acquisition.

     During 1997, the Company recognized a deferred income tax benefit of $2.5 million relating to the Company's net loss carryforwards. The Company recognizes income tax benefits to the extent of future reversals of existing temporary differences.

NOTE 12--STOCKHOLDERS' EQUITY

COMMON STOCK

     The authorized common stock of WinStar was increased during 1997 from
75.0 million shares to 200.0 million shares, $.01 par value. The holders of common stock of WinStar are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Although the Company has no present intention of paying any cash dividends (and is currently restricted from doing so under its indentures), holders of the common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution of WinStar, holders of the common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12--STOCKHOLDERS' EQUITY--(CONTINUED)

preferences of preferred shares. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     The authorized capital stock of the Company includes 15 million shares of "Blank Check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

SERIES A

     On February 11, 1997, the Company sold 4.0 million shares of 6% Series A cumulative convertible preferred stock, par value $0.01, and 1.6 million warrants to purchase common stock of the Company, par value $0.01, for gross proceeds of $100.0 million. The preferred stock earns a 6% annual dividend, payable quarterly in kind, and matures on February 11, 2002.

     Two million shares of preferred stock became convertible beginning on August 11, 1997, and certain of these shares were converted at prices ranging from $16.75 per share to $18.86 per share, while the remainder became convertible on February 11, 1998. All remaining outstanding shares are convertible at $25 per share. On February 11, 2002, any preferred stock still outstanding will be automatically converted into shares of the Company's common stock, unless the Company elects to pay, in lieu of conversion, the equivalent value in cash.

     The warrants are exerciseable at $25 per share, and expire on February 11, 2002. The Company has the right to call the warrants after February 11, 2000, if the Company's common stock price has exceeded $40 on each of the previous twenty trading days.

RIGHTS TO PURCHASE SERIES B PREFERRED STOCK

     Under a Rights Agreement dated as of July 2, 1997, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, which was adopted by the Board of Directors of the Company on July 2, 1997, holders of Common Stock of the Company received, as a dividend, preferred stock purchase rights (the "Rights") at the rate of one Right for each share of Common Stock held as of the close of business on July 14, 1997. One Right will also attach to each share of Common Stock issued thereafter. Currently the Rights are not separate from the Common Stock and are not exercisable, and the Rights will only separate from the Common Stock and become exercisable if a person or group acquires 10% or more of the Company's outstanding Common Stock (an "Acquiring Person") or launches a tender or exchange offer that would result in ownership of 10% or more the Company's outstanding common Stock. Each Right that is not owned by an Acquiring Person entitles the holder of the right to buy one one-thousandth of one share (a "Unit") of Series B Preferred Stock which will be issued by the Company. If any person becomes an Acquiring Person, or if an Acquiring Person engages in certain transactions involving conflicts of interest or in a business combination in which the Company's Common Stock remains outstanding, then the Rights Plan provides that each Right, other than any Right held by the Acquiring Person, entitles the holder to purchase, for $70, Units with a market value of $140. However, if the Company is involved in a business combination in which the Company itself is not the survivor, or if the Company sells 50% or more of its assets or earning power to another person, then the Rights Plan provides that each Right entitled the holder to purchase, for $70, shares of the common stock of the Acquiring Person's ultimate parent having a market value of $140.

     At any time until ten days following the date on which a person acquires 10% or more of the Company's Common Stock the Company may redeem all (but not less than all) of the Rights for $0.0001 per Right. The Rights expire in ten years. The Series B Preferred Stock will be junior, with respect to dividends and liquidation

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12--STOCKHOLDERS' EQUITY--(CONTINUED)

rights, to any other series of preferred stock of the Company. the Series B Preferred Stock has dividend and liquidation preferences over the Common Stock of the Company.

SERIES E PREFERRED STOCK

     In April 1995, the Company completed a private placement of 932,040 shares of Series E Convertible Preferred Stock ("Preferred Stock E") at a price of $6.4375 per share, for gross proceeds of $6 million. Preferred Stock E holders were entitled to dividends at the rate of 9% per annum, payable quarterly beginning on June 30, 1995. During the ten month period ended December 31, 1995, the entire 932,040 shares of Preferred Stock E were converted into 634,228 shares of common stock.

NOTE 13--REDEEMABLE SERIES C PREFERRED STOCK

     On December 22, 1997, the Company issued 175,000 shares of Series C Senior Cumulative Exchangeable Preferred Stock Due 2007 ("Series C Exchangeable Preferred Stock"), for gross proceeds of $175.0 million. The Company agreed to exchange the preferred stock for new preferred stock identical in every respect except that it would be registered under the Securities Act of 1933. During February 1998, the new preferred stock was registered.

     Each share of Series C Exchangeable Preferred Stock has a liquidation preference of $1,000 ("Liquidation Preference"). Dividends on the Series C Exchangeable Preferred Stock accrue from December 22, 1997 at the rate per share of 14 1/4% of the Accumulated Amount (as defined) per annum, compounded semiannually on each June 15 and December 15, but will not be payable in cash, except as set forth in the next sentence. Commencing on the first June 15 or December 15 (each a "Dividend Payment Date") which is at least six months after the later of December 15, 2002, and the Specified Debt Satisfaction Date (as defined) (the "Cash Payment Date"), dividends on the Series C Exchangeable Preferred Stock will be payable in cash as a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Dividend Payment Date preceding such date. In the event that the Specified Debt Satisfaction Date shall not have occurred before December 15, 2002, the rate otherwise applicable to the Series C Exchangeable Preferred Stock shall be increased by 150 basis points from December 15, 2002, until the Dividend Payment Date falling on or after the Specified Debt Satisfaction Date. As of December 31, 1997 dividends totaling approximately $553,000 have been accrued.

     The Series C Exchangeable Preferred Stock is not redeemable prior to December 15, 2002. On or after December 15, 2002, the Series C Exchangeable Preferred Stock is redeemable at the option of the Company, in whole or in part, at specified redemption prices plus accumulated and unpaid dividends, if any, to the date of redemption. The Company is required to redeem the Series C Exchangeable Preferred Stock at the Liquidation Preference thereof, plus accumulated and unpaid dividends, if any, on December 15, 2007, out of any funds legally available therefor.

     The Series C Exchangeable Preferred Stock ranks (i) senior to all existing and future Junior Stock (as defined) including the Series A Preferred Stock;
(ii) on a Parity basis with all existing and future Parity Stock; and
(iii) junior to all Senior Stock (as defined). In addition the Series C Exchangeable Preferred Stock is junior in right of payment to all indebtedness of the Company and its subsidiaries.

     On any scheduled Dividend Payment Date following the Specified Debt Satisfaction Date, the Company may, at is option, exchange all but not less than all of the share of Series C Exchangeable Preferred Stock then outstanding for 14 1/4% Senior Subordinated Deferred Interest Notes Due 2007 ("Exchange Debentures") in an aggregate Accumulated Amount equal to the aggregate Accumulated Amount of the shares of Series C Exchangeable Preferred Stock outstanding at the time of such exchange, plus accumulated and unpaid dividends to the date of exchange. The issuance of the Exchange Debentures upon each exchange will be registered under the Securities Act pursuant to a Registration Statement. Until the Cash Payment Date, interest on the outstanding Exchange Debentures if any, will accrue at a rate of 14 1/4% of the Accumulated Amount per annum and will be compounded semiannually on each June 15 and December 15 (each an "Interest Payment Date") but will not be

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13--REDEEMABLE SERIES C PREFERRED STOCK--(CONTINUED)

payable in cash except as set forth in the next sentence. Commencing on the first Interest Payment Date following the later of the Exchange Date (as defined) or the Cash Payment Date, interest will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Exchange Date. The Exchange Debentures, if issued, will be unsecured, senior subordinated obligations of the Company, subordinated in right of payment to all Senior Indebtedness (as defined) of the Company and to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries, and will rank pari passu with the Company's existing 1997 Senior Subordinated Notes and the Company's Convertible Notes.

NOTE 14--STOCK OPTIONS AND STOCK PURCHASE WARRANTS

     The Company has three stock option plans, the 1990 Plan, the 1992 Performance Equity Plan ("1992 Plan"), and the 1995 Performance Equity Plan ("1995 Plan"). The 1990 Plan is a non-qualified common stock incentive plan, as amended, pursuant to which options to purchase an aggregate of 150,000 shares of common stock may be granted to key employees of the Company as selected by the Board of Directors. The exercise price for shares covered by options granted pursuant to this plan will not be less than the fair market value of the shares on the date of the grant. The 1992 Plan authorizes the granting of awards up to
1.5 million shares of common stock to the Company's key employees, officers, directors and consultants. Awards consist of stock options (both non-qualified options and options intended to qualify as "incentive" stock options under the Internal Revenue Code), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards. The plan provides for automatic issuance of 10,000 stock options annually to each director on January 13, at the fair market value at that date, subject to availability. The 1995 Plan authorizes the granting of awards of up to 7.5 million shares of the Company's common stock to the Company's key employees, officers, directors and consultants. The 1995 Plan is similar to the 1992 Plan, except that the 1995 Plan does not provide for annual automatic annual director grants. The Company has also granted options to certain individuals outside the three plans. The options are exercisable over a period ranging from immediately to five years, depending on option terms.

     The following table summarizes option activity for the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997:

                                                                                         WEIGHTED AVERAGE
                                                               NUMBER OF OPTIONS         EXERCISE PRICE
                                                               -----------------         ----------------
                                                                (IN THOUSANDS)
Balance, February 28, 1995..................................          6,149                   $ 3.85
  Granted...................................................          3,896                   $ 9.13
  Exercised.................................................         (2,092)                  $ 2.35
  Canceled..................................................           (708)                  $ 3.21
                                                                    -------

Balance, December 31, 1995..................................          7,245                   $ 6.90
  Granted...................................................          4,057                   $18.55
  Exercised.................................................           (921)                  $ 6.00
  Canceled..................................................           (669)                  $12.72
                                                                    -------

Balance, December 31, 1996..................................          9,712                   $11.43
  Granted...................................................          3,905                   $15.62
  Exercised.................................................         (1,214)                  $ 7.14
  Canceled..................................................           (752)                  $16.18
                                                                    -------

Balance, December 31, 1997..................................         11,651                   $13.27
                                                                    -------
                                                                    -------

     As of December 31, 1997, options outstanding for 5.2 million shares were exercisable at prices ranging from $1.50 to $31.13, and the weighted remaining contractual life was 4.9 years.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14--STOCK OPTIONS AND STOCK PURCHASE WARRANTS--(CONTINUED)

     The following table summarizes option data as of December 31, 1997:

                                               NUMBER                                            NUMBER
                                             OUTSTANDING      WEIGHTED          WEIGHTED       EXERCISABLE      WEIGHTED
                                               AS OF          AVERAGE           AVERAGE          AS OF          AVERAGE
                  RANGE OF                    12/31/97       REMAINING          EXERCISE        12/31/97        EXERCISE
              EXERCISE PRICES                (IN THOUSANDS)  CONTRACTUAL LIFE    PRICE         (IN THOUSANDS)    PRICE
-------------------------------------------- --------------  ----------------  --------------  --------------  --------------
               $ 1.50-$ 7.00                      2,541            2.83            $ 4.75           2,490          $ 4.72
               $ 7.31-$12.00                      2,759            5.46            $ 9.88             950          $ 8.14
               $12.13-$16.81                      2,481            5.21            $15.15             721          $15.02
               $16.88-$20.38                      2,571            5.95            $18.33             663          $18.40
               $20.38-$31.13                      1,299            5.17            $23.55             384          $22.24
                                                 ------                                            ------
               $ 1.50-$31.13                     11,651            4.91            $13.27           5,208          $ 9.81
                                                 ------                                            ------
                                                 ------                                            ------

     Compensation cost charged to operations, which the Company records for options granted to non-employees, was $0, $150,000 and $0 in the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.

     The Company measures compensation in accordance with the provisions of APB Opinion No. 25 in accounting for its stock compensation plans. Accordingly, no compensation cost has been recorded for options granted to employees or directors in the ten months ended December 31, 1995 or the years ended December 31, 1996 or 1997. The fair value of each option granted has been estimated on the grant date using the Black-Scholes Option Valuation Model. The following assumptions were made in estimating fair value:

                                                                1995           1996           1997
                                                              ---------      ---------      ---------
Dividend Yield...........................................            0%             0%             0%
Risk-Free Interest Rate..................................          6.0%           6.0%           6.0%
Expected Life after Vesting Period
  Directors and Officers.................................     2.0 Years      2.0 Years      2.0 Years
  Others.................................................     0.5 Years      0.5 Years      0.5 Years
Expected Volatility......................................        66.88%         66.88%         66.88%

     Had compensation cost been determined under FASB Statement No. 123, net loss and loss per share would have been increased as follows:

                                                               TEN MONTHS         YEAR            YEAR
                                                                 ENDED           ENDED            ENDED
                                                               DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                  1995            1996            1997
                                                               ------------    ------------    ------------
                                                                              (IN THOUSANDS)
Net Loss Applicable to Common Stockholders:
  As reported...............................................     $(15,857)       $(83,723)      $ (255,363)
  Pro forma for FASB No. 123................................     $(21,795)       $(98,765)      $ (272,497)
Loss Per Share--Basic and Diluted:
  As reported...............................................     $  (0.70)       $  (3.00)      $    (7.68)
  Pro forma for FASB No. 123................................     $  (0.96)       $  (3.54)      $    (8.20)

     The weighted average fair value of options granted during the years ended December 31, 1996 and 1997 was $18.78 and $15.63 per share, respectively.

     During the initial phase-in period of FASB Statement No. 123, such compensation expense may not be representative of the future effects of applying this statement.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14--STOCK OPTIONS AND STOCK PURCHASE WARRANTS--(CONTINUED)
     Warrants to purchase the Company's common stock were issued as follows (warrants in thousands):

                                  TEN MONTHS ENDED               YEAR ENDED                  YEAR ENDED
                                 DECEMBER 31,  1995           DECEMBER 31, 1996           DECEMBER 31, 1997
                              -------------------------   -------------------------   -------------------------
                              WARRANTS    PRICE/SHARE     WARRANTS    PRICE/SHARE     WARRANTS    PRICE/SHARE
                              --------   --------------   --------   --------------   --------   --------------
Beginning Balance...........    --             --          400       $12.00-$13.00        400    $12.00-$13.00
Warrants
  Issued....................   400       $12.00-$13.00      --             --           1,600    $   25.00
Warrants Exercised..........    --             --           --             --              --          --
Warrants
  Expired...................    --             --           --             --              --          --
                                ----                        ----                       ------
Ending
  Balance...................   400       $12.00-$13.00     400       $12.00-$13.00      2,000    $12.00-$25.00
                                ----                        ----                       ------
                                ----                        ----                       ------

NOTE 15--RELATED PARTY TRANSACTIONS

SERVICES AGREEMENTS

     In connection with the Company's merger with Milliwave, the Company entered into a Services Agreement with Milliwave in June 1996. Under the Services Agreement, a subsidiary of the Company installed radio links and managed Milliwave's communications network. Total fees under the Services Agreement and equipment sales paid by Milliwave to the Company were $1.5 million through December 31, 1996.

     In connection with the Company' purchase of certain assets of Locate, the Company entered into a Services Agreement with Locate in April 1996. Under the Agreement, the Company provided consulting services to Locate regarding the operation of Locate's business. During the year ended December 31, 1996, Locate paid the Company approximately $352,000 under the Services Agreement.

PRIVATE EXCHANGE TRANSACTION

     On November 29, 1995, the Company acquired, in exchange for the issuance of 3,741,224 shares of its common stock ("Private Exchange"), substantially all of the assets of WinStar Companies, whose assets consisted of (i) all the outstanding capital stock of WinStar Services and WinStar Venture, two wholly owned subsidiaries of WinStar Companies, and (ii) 389,580 shares of the Company's common stock owned by WinStar Companies. The sole assets of WinStar Services and WinStar Venture were 2,117,183 shares of the Company's common stock and other securities of the Company that were exercisable or convertible into 1,429,633 shares of the Company's common stock. Accordingly, the Company issued 3,741,224 shares of the Company's common stock and, in exchange, acquired 3,936,396 shares of common stock and common stock equivalents. All of the Company's common stock and certain of the common stock equivalents received in the Private Exchange were included in Treasury Stock at December 31, 1995 and were retired in 1996. WinStar Companies, WinStar Services and WinStar Venture had no liabilities at the time of the closing of the Private Exchange other than a liability previously assumed by the Company or liabilities for which the Company is being indemnified. No claims for any liabilities have been received by the Company.

     The new shares of the Company's common stock issued in the Private Exchange represented that number of shares which had an aggregate market value based upon the average of the closing sale price of the Company's common stock on the 30 trading days preceding November 15, 1995, the date as of which the exchange agreement regarding the above-described transaction was executed, equal to the market value of the Company's common stock (i) transferred by WinStar Companies to the Company, (ii) owned by WinStar Services and WinStar Venture and
(iii) underlying certain other securities of the Company owned by WinStar Services and WinStar Venture which were convertible into or exercisable for shares of the Company's common stock, less the aggregate exercise price of such latter securities.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 15--RELATED PARTY TRANSACTIONS--(CONTINUED)

     The stockholders of WinStar Companies included several of the Company's current executive officers one of whom is also a director. Simultaneously with the Private Exchange, WinStar Companies was dissolved and the new shares issued in the Private Exchange were issued directly to the stockholders of WinStar Companies in proportion to their equity ownership of WinStar Companies.

     The Private Exchange was considered and approved by a special committee of independent and disinterested directors of the Company and an opinion from an independent investment banking firm that the Private Exchange was fair to the Company and its stockholders was obtained in connection with the Private Exchange.

AGREEMENT WITH ITC GROUP, INC.

     In May 1994, the Company, WinStar Wireless, Inc. ("WWI") and ITC Group, Inc. ("ITC"), a telecommunications consulting firm, entered into a two-year agreement pursuant to which ITC advised the Company on the operations of its telecommunications business. ITC, together with the management and employees of WWI, developed and implemented a two-year operating plan for the Company's wireless telecommunications business. Pursuant to the terms of the consulting agreement, ITC made its consultants available to the Company and its subsidiaries. The Company paid ITC an annual base consulting fee of $700,000 for the services of a core management team, as well as supplemental fees at agreed upon rates for additional consulting services rendered by ITC as necessary from time to time. Under the terms of the agreement, ITC provided up to 12 consultants at any given time. From March 1995 through September 1995, ITC was paid $1 million in fees and expenses in connection with the consulting agreement, and the Company granted options to purchase an aggregate of 500,000 shares of its common stock for $4.41 per share to certain consultants of ITC.

     Effective September 5, 1995, ITC's President became President and Chief Operating Officer of the Company and certain core management personnel previously provided by ITC also became employees. Concurrently, ITC ceased providing services to the Company under the consulting agreement, and the Company's obligation to pay any future compensation to ITC under such agreement was terminated.

NOTE 16--SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest during the ten months ended December 31, 1995, and the years ended December 31, 1996 and 1997 was $1.3 million, $2.1 million and $26.0 million, respectively. During the years ended December 31, 1996 and 1997, the Company capitalized $300,000 and $4.2 million of interest incurred in connection with the buildout of its telecommunications network respectively. No interest was capitalized in the ten months ended December 31, 1995.

     During the ten months ended December 31, 1995, the Company completed the following material noncash transactions: (i) the conversion of $3.75 million of convertible notes plus accrued interest thereon; (ii) the conversion of all shares of Preferred Stock Series E; (iii) the acquisition of approximately $7.5 million in property and equipment through various capitalized leases; (iv) the Private Exchange transaction (see Note 14); (v) the settlement of the Company's placement expenses from the gross proceeds of the Debt Placement; and (vi) the acquisition of Avant-Garde.

     During the year ended December 31, 1996, the Company completed the following material noncash transactions: (i) the conversion of $3.75 million of convertible notes plus accrued interest; (ii) the acquisition of $8.6 million in property and equipment through various capitalized leases; (iii) the issuance of 100,605 shares and share equivalents, with a value of $1.5 million, and $800,000 in notes payable in connection with certain acquisitions (see Note 2); (iv) the issuance of $17.5 million in notes payable for the acquisition of Locate; and
(v) the acceptance of 150,000 shares of the Company's common stock for payment of stock options exercised. Depreciation and amortization includes amortization of deferred compensation.

     During the year ended December 31, 1997, the Company completed the following material noncash transactions: (i) dividends-in-kind on the Series A Preferred Stock for the aggregate amount of $5.3 million; (ii) the acquisition of $8.9 million in property and equipment through various capitalized leases;
(iii) the issuance

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16--SUPPLEMENTAL CASH FLOW INFORMATION--(CONTINUED)

of 337,648 shares of common stock with a value of $7.5 million in connection with the acquisition of licenses; (iv) the issuance of 3,594,620 shares of Common Stock with a value of approximately $75 million in connection with the acquisition of Milliwave Limited Partnership.

NOTE 17--ADVERTISING COSTS

     Advertising costs are charged to operations when the advertising first takes place. Advertising expense for the ten months ended December 31, 1995, and the years ended December 31, 1996 and 1997 was approximately $500,000, $4.3 million and $11.0 million, respectively.

NOTE 18--BUSINESS SEGMENTS

     The Company's continuing business segments are telecommunications and information services. The following table is a summary of the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997:

                                                                                     Total
                                                                                   Continuing               Consolidated
                                                  Telecommuni-       Information    Business     General    Continuing
                                                  cations Services   Services       Segments    Corporate   Operations
                                                  ----------------   -----------   ----------   ---------   ------------
                                                                              (In Thousands)
FOR THE TEN MONTHS ENDED
 DECEMBER 31, 1995
 Net Revenues...................................     $      130        $ 2,648     $    2,778   $      --    $    2,778
 Operating income (loss)........................     $   (4,456)       $   217     $   (4,239)  $  (3,861)   $   (8,100)
 EBITDA.........................................     $   (4,019)       $   241     $   (3,778)  $  (3,758)   $   (7,536)
 Depreciation and amortization..................     $      436        $    24     $      460   $     104    $      564
 Capital expenditures...........................     $    6,989        $    14     $    7,003   $     651    $    7,654
Identifiable assets at December 31, 1995........     $   26,564        $20,195     $   46,759   $ 217,711    $  264,470
FOR THE YEAR ENDED DECEMBER 31, 1996
 Net Revenues...................................     $    4,487        $14,650     $   19,137   $      --    $   19,137
 Operating loss.................................     $  (40,731)       $(1,409)    $  (42,140)  $ (11,373)   $  (53,513)
 EBITDA.........................................     $  (39,063)       $  (890)    $  (39,953)  $  (9,796)   $  (49,749)
 Depreciation and amortization..................     $    3,093        $   469     $    3,562   $     202    $    3,764
 Capital expenditures...........................     $   45,441        $   701     $   46,142   $     509    $   46,651
Identifiable assets at December 31, 1996........     $   94,065        $30,133     $  124,198   $ 143,462    $  267,660
FOR THE YEAR ENDED DECEMBER 31, 1997
 Net Revenues...................................     $   29,796        $41,354     $   71,150          --    $   71,150
 Operating loss.................................     $ (147,134)       $(4,092)    $ (151,226)  $ (27,312)   $ (178,538)
 EBITDA.........................................     $ (123,728)       $(2,786)    $ (126,514)  $ (26,922)   $ (153,436)
 Depreciation and amortization..................     $   23,405        $ 1,306     $   24,711   $     391    $   25,102
 Capital expenditures...........................     $  219,875        $   612     $  220,487   $   1,709    $  222,196
Identifiable assets at December 31, 1997........     $  394,002        $30,376     $  424,378   $ 548,311    $  972,689

                                                                 Discontinued
                                                  Discontinued   Operation--
                                                  Operation--    Residential
                                                  Merchandising  Long Distance
                                                  -------------  -------------

FOR THE TEN MONTHS ENDED
 DECEMBER 31, 1995
 Net Revenues...................................
 Operating income (loss)........................     $   237       $  (2,832)
 EBITDA.........................................
 Depreciation and amortization..................
 Capital expenditures...........................
Identifiable assets at December 31, 1995........     $ 3,321       $   1,173
FOR THE YEAR ENDED DECEMBER 31, 1996
 Net Revenues...................................
 Operating loss.................................     $(1,010)      $  (2,967)
 EBITDA.........................................
 Depreciation and amortization..................
 Capital expenditures...........................
Identifiable assets at December 31, 1996........     $ 3,814       $   1,538
FOR THE YEAR ENDED DECEMBER 31, 1997
 Net Revenues...................................
 Operating loss.................................     $(6,477)      $  (9,508)
 EBITDA.........................................
 Depreciation and amortization..................
 Capital expenditures...........................
Identifiable assets at December 31, 1997........     $ 2,105       $    (960)

------------------

EBITDA represents losses before interest, income taxes, depreciation and amortization, other income (expense) and discontinued operations.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 19--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The unaudited quarterly financial data for 1996 and 1997 for the Company is as follows:

                                                                   QUARTER ENDED 1996 (UNAUDITED)
                                                      ---------------------------------------------------------
                                                      MARCH 31       JUNE 30      SEPTEMBER 30     DECEMBER 31
                                                      ---------     ---------     ------------     ------------
                                                                           (IN THOUSANDS)
Operating revenues
  Telecommunications services......................   $      73     $     284      $    1,875       $    2,255
  Information services.............................         771         2,652           4,056            7,171
                                                      ---------     ---------      ----------       ----------
Total operating revenues...........................         844         2,936           5,931            9,426
                                                      ---------     ---------      ----------       ----------
Operating expenses
  Cost of services and products....................       1,286         4,088           5,868           10,147
  Selling, general and administrative
     expenses......................................       4,744         9,819          12,208           20,726
  Depreciation and amortization....................         333           509             969            1,953
                                                      ---------     ---------      ----------       ----------
     Total operating expenses......................       6,363        14,416          19,045           32,826
                                                      ---------     ---------      ----------       ----------
Operating loss.....................................      (5,519)      (11,480)        (13,114)         (23,400)
Other (expense) income
  Interest expense.................................      (8,643)       (9,007)         (9,045)         (10,053)
  Interest income..................................       3,108         2,664           2,570            2,173
                                                      ---------     ---------      ----------       ----------
Loss from continuing operations....................     (11,054)      (17,823)        (19,589)         (31,280)
Income (loss) from discontinued operations.........         355          (293)         (1,623)          (2,416)
                                                      ---------     ---------      ----------       ----------
Net loss...........................................   $ (10,699)    $ (18,116)     $  (21,212)      $  (33,696)
                                                      ---------     ---------      ----------       ----------
                                                      ---------     ---------      ----------       ----------
Basic and diluted income (loss) per share:
From continuing operations.........................   $   (0.40)    $   (0.64)     $    (0.69)      $    (1.10)
From discontinued operations.......................        0.01         (0.01)          (0.06)           (0.08)
                                                      ---------     ---------      ----------       ----------
Net loss per share.................................   $   (0.39)    $   (0.65)     $    (0.75)      $    (1.18)
                                                      ---------     ---------      ----------       ----------
                                                      ---------     ---------      ----------       ----------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 19--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)--(CONTINUED)

                                                                   QUARTER ENDED 1997 (UNAUDITED)
                                                      ---------------------------------------------------------
                                                      MARCH 31       JUNE 30      SEPTEMBER 30     DECEMBER 31
                                                      ---------     ---------     ------------     ------------
                                                                           (IN THOUSANDS)
Operating revenues
  Telecommunications services......................   $   4,455     $   5,326      $    7,429       $   12,586
  Information services.............................       6,014         8,662          11,017           15,661
                                                      ---------     ---------      ----------       ----------
Total operating revenues...........................      10,469        13,988          18,446           28,247
                                                      ---------     ---------      ----------       ----------
Operating expenses
  Cost of services and products....................      11,210        14,165          18,407           30,116
  Selling, general and administrative expenses.....      28,068        37,555          39,862           45,203
  Depreciation and amortization....................       3,227         4,622           6,802           10,451
                                                      ---------     ---------      ----------       ----------
Total operating expenses...........................      42,505        56,342          65,071           85,770
                                                      ---------     ---------      ----------       ----------
Operating loss.....................................     (32,036)      (42,354)        (46,625)         (57,523)
Other (expense) income
  Interest expense.................................     (10,798)      (20,194)        (22,082)         (24,183)
  Interest income..................................       2,235         5,090           3,727            6,525
  Other income.....................................          --            --           2,219               --
                                                      ---------     ---------      ----------       ----------
Loss from continuing operations before income tax
  benefit..........................................     (40,599)      (57,458)        (62,761)         (75,181)
Income tax benefit.................................          --            --              --            2,500
                                                      ---------     ---------      ----------       ----------
Loss from continuing operations....................     (40,599)      (57,458)        (62,761)         (72,681)
Loss from discontinued operations..................      (1,377)       (1,338)         (2,522)         (10,748)
                                                      ---------     ---------      ----------       ----------
Net loss...........................................   $ (41,976)    $ (58,796)     $  (65,283)      $  (83,429)
                                                      ---------     ---------      ----------       ----------
                                                      ---------     ---------      ----------       ----------
Basic and diluted loss per share:
From continuing operations.........................   $   (1.25)    $   (1.81)     $    (1.94)      $    (2.18)
From discontinued operations.......................       (0.04)        (0.04)          (0.07)           (0.32)
                                                      ---------     ---------      ----------       ----------
Net loss per share.................................   $   (1.29)    $   (1.85)     $    (2.01)      $    (2.50)
                                                      ---------     ---------      ----------       ----------
                                                      ---------     ---------      ----------       ----------

     The financial data presented above reflects certain reclassifications from the amounts presented in the Company's filings on form 10-Q for the periods ending March 31, June 30 and September 30, 1996. The reclassifications principally relate to the breakout of revenues by operating segment and the reclassification of certain telecommunication network costs from the selling, general and administrative caption to the cost of services and products caption. In addition, the financial data presented above has been reclassified to reflect the operations of Global Products and Gateway as discontinued operations.

NOTE 20--DISCONTINUED OPERATION--WINSTAR GLOBAL PRODUCTS, INC.

     On May 13, 1997, a formal plan of disposal for the Company's consumer products subsidiary, Global Products, was approved by the Board of Directors, and it is anticipated that the disposal will be completed within the next 12 months. The disposal of Global Products has been accounted for as a discontinued operation and, accordingly, its net assets have been segregated from continuing operations in the accompanying consolidated balance sheets, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 20--DISCONTINUED OPERATION--WINSTAR GLOBAL PRODUCTS, INC.--(CONTINUED)

     Information relating to the discontinued operations of Global Products is as follows (in thousands of dollars):

                                                            FOR THE TEN      FOR THE YEAR          FOR THE YEAR
                                                            MONTHS ENDED        ENDED                  ENDED
                                                            DECEMBER 31,     DECEMBER 31,          DECEMBER 31,
                                                               1995              1996                  1997
                                                            ------------     -----------------     -----------------
Operating revenues.......................................     $ 13,986            $19,429              $  15,665
                                                              --------            -------              ---------
Cost of services and products............................        8,833             13,903                 17,534
Selling, general & administrative........................        4,289              5,323                  8,393
Depreciation and amortization............................          183                245                    464
                                                              --------            -------              ---------
Total operating expenses.................................       13,305             19,471                 26,391
                                                              --------            -------              ---------
Operating income (loss)..................................          681                (42)               (10,726)
Interest expense, net....................................         (444)              (968)                  (854)
                                                              --------            -------              ---------
Net income (loss)........................................     $    237            $(1,010)             $ (11,580)
                                                              --------            -------              ---------
                                                              --------            -------              ---------


                                                                               DECEMBER 31,          DECEMBER 31,
                                                                                   1996                  1997
                                                                                  -------              ---------
Assets:
Accounts receivable, net................................................          $ 4,499              $   4,383
Inventories.............................................................            8,606                  4,663
Other assets............................................................            2,143                  1,268
                                                                                  -------              ---------
  Total assets..........................................................           15,248                 10,314
                                                                                  -------              ---------

Liabilities:
Current liabilities.....................................................            3,102                  3,570
Other liabilities.......................................................            8,332                  9,951
                                                                                  -------              ---------
  Total liabilities.....................................................           11,434                 13,521
                                                                                  -------              ---------
  Net assets (deficit)..................................................          $ 3,814              $  (3,207)
                                                                                  -------              ---------
                                                                                  -------              ---------


     Subsequent to March 31, 1997, the Company reduced the carrying amount of its investment to $2,105,000 and recorded an additional estimated loss on disposal of $6 million.


NOTE 21-- CONDENSED FINANCIAL INFORMATION OF WINSTAR EQUIPMENT CORP. AND WINSTAR EQUIPMENT II CORP.

     The Company's wholly-owned subsidiaries, WEC and WEC II, each of which is a special purpose corporation which was formed to facilitate the financing and purchase of telecommunications equipment and related property ("Designated Equipment"), received $200.0 million and $50.0 million in gross proceeds, respectively, from the issuance and sale of 12.5% Guaranteed Senior Secured Notes in placements of debt in March and August of 1997, respectively (see
Note 7). The use of the proceeds of the Guaranteed Senior Secured Notes are to be used to purchase designated equipment and, if such equipment is not purchased within a specified period, WEC and WEC II must apply unused proceeds thereof to redeem the WEC and WEC II Notes, respectively. Both the interest and principal of the WEC Notes are guaranteed by the Company.

     WEC and WEC II have no independent operations other than to purchase designated equipment to lease same to the Company's other telecommunications subsidiaries. Given this operating environment, it is unlikely, in the opinion of management, that WEC or WEC II will generate sufficient income, after the payment of interest on the WEC and WEC II Notes, to pay dividends or make other distributions to the Company.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 21-- CONDENSED FINANCIAL INFORMATION OF WINSTAR EQUIPMENT CORP. AND WINSTAR EQUIPMENT II CORP.--(CONTINUED)

     Summary financial information of WEC and WEC II, which are included in the consolidated financial statements of the Company, are as follows (in thousands):

     Balance sheet information at December 31, 1997:

                                                                       WEC          WEC II
                                                                    ---------      --------
Current assets.................................................     $ 144,004      $ 48,394
Long-term assets...............................................        71,424         2,660
Current liabilities............................................       (25,601)       (2,432)
Long-term liabilities..........................................      (200,000)      (50,000)
                                                                    ---------      --------
Stockholders' deficit..........................................     $ (10,173)     $ (1,378)
                                                                    ---------      --------
                                                                    ---------      --------

     Statements of operations information for WEC for the period from its inception through December 31, 1997, and for WEC II for the period from its inception through December 31, 1997, are as follows (in thousands):

                                                                 WEC                  WEC II
                                                             PERIOD FROM           PERIOD FROM
                                                            MARCH 13, 1997         AUGUST 8, 1997
                                                            (INCEPTION) TO         (INCEPTION) TO
                                                            DECEMBER 31, 1997      DECEMBER 31, 1997
                                                            -----------------      -----------------
Rental revenues from other WinStar subsidiaries..........       $     854               $    --
Interest income from other WinStar subsidiaries..........           1,207                    --
Interest income--investments.............................           7,765                 1,105
Selling, general and administrative expenses.............          (1,470)                   --
Interest expense.........................................         (18,529)               (2,483)
                                                                ---------               -------
Net loss.................................................       $ (10,173)              $(1,378)
                                                                ---------               -------
                                                                ---------               -------

     Separate financial statements concerning WEC or WEC II are not presented because management of the Company has determined that such information would not provide any material information that is not already presented in the condensed consolidated financial statements of the Company.

NOTE 22--EMPLOYEE BENEFIT PROGRAMS

     The Company has a defined contribution 401K Plan for substantially all full time employees. The Company makes a 25% matching contribution up to 6% of participant's compensation, subject to certain limitations. The Company contribution vests over a five year period. Company contributions to date have not been significant.

NOTE 23--NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130), governing the reporting and display of comprehensive income and its components, and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131), requiring that all public businesses report financial and descriptive information about their reportable operating segments. The Company will implement SFAS 130 and SFAS 131 as required in 1998. The impact of adopting SFAS No. 130 is not expected to be material to the consolidated financial statements or notes to consolidated financial statements. Management is currently evaluating the effect of SFAS No. 131 on consolidated financial statement disclosures.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 24--SUBSEQUENT EVENTS

A. NOTES AND PREFERRED STOCK OFFERINGS (UNAUDITED)

     In March 1998 the Company issued an aggregate of $650.0 million of notes and preferred stock consisting of $200.0 million of 10% Senior Subordinated Notes Due 2008, $250.0 million of 11% Senior Subordinated Deferred Interest Notes Due 2008 and $200.0 million of Series D 7% Senior Cumulative Convertible Preferred Stock Due 2010.

B. DISCONTINUANCE OF RESIDENTIAL LONG DISTANCE BUSINESS

     In November 1998, a formal plan of disposal for Gateway, was approved by management of the Company, and it is anticipated that the disposal will be completed within the next twelve months. The Company expects to incur additional operating losses of approximately $4.2 million during the phase out of this business, as well as, a disposal loss of approximately $1.3 million. The disposal of Gateway has been accounted for as a discontinued operation and accordingly, its net assets have been segregated from the net assets of continuing operations in the accompanying consolidated balance sheets and its operating results are segregated from continuing operations and are reported as discontinued operations in the accompanying consolidated statements of operations and cash flows. Information relating to the discontinued operations of Gateway is as follows (in thousands of dollars).

                                                                FOR THE
                                                               TEN MONTHS      FOR THE YEAR    FOR THE YEAR
                                                                 ENDED           ENDED           ENDED
                                                               DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                  1995            1996            1997
                                                               ------------    ------------    ------------
Operating revenues..........................................     $ 13,007        $ 29,482        $  8,481
                                                                 --------        --------        --------
Cost of revenue.............................................        8,464          16,843           7,119
Selling, general & administrative...........................        6,912          14,869           6,271
Depreciation and amortization...............................          463             737           4,599
                                                                 --------        --------        --------
Total operating expenses....................................       15,839          32,449          17,989
                                                                 --------        --------        --------
Net loss....................................................     $ (2,832)       $ (2,967)       $ (9,508)
                                                                 --------        --------        --------
                                                                 --------        --------        --------

     Net assets of the discontinued operations of Gateway at December 31, 1996 and 1997 are composed of the following (in thousands of dollars):

                                                                            DECEMBER 31,          DECEMBER 31,
                                                                                1996                  1997
                                                                            -----------------     -----------------
Accounts receivable, net................................................         $ 2,676               $ 1,600
Other assets............................................................           4,639                   206
                                                                                 -------               -------
Total assets............................................................           7,315                 1,806

Current liabilities.....................................................           5,284                 2,335
Other liabilities.......................................................             493                   431
                                                                                 -------               -------
Total liabilities.......................................................           5,777                 2,766
                                                                                 -------               -------
Net assets (liabilities)................................................         $ 1,538               $  (960)
                                                                                 -------               -------
                                                                                 -------               -------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1998 gives effect to this offering as if it had occurred on September 30, 1998.



     The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 gives effect to the February 1997 Preferred Stock Placement, the issuance of the March 1997 Notes in the March 1997 Debt Placement, the WEC II Equipment Notes issued in the August 1997 Debt Placement, the Senior Subordinated Notes issued in the October 1997 Debt Placement, the US ONE Asset Acquisition and Financing, the issuance of the Exchangeable Preferred Stock in the December 1997 Exchangeable Preferred Stock Placement (collectively, the "1997 Financing Transactions"), the March 1998 Senior Subordinated Notes and Senior Subordinated Deferred Interest Notes issued in the March 1998 Debt Placement, the issuance of the Cumulative Convertible Preferred Stock in the March 1998 Cumulative Convertible Preferred Stock Placement (collectively, the "March 1998 Financing Transactions"), and the Midcom Asset Acquisition (collectively, the March 1998 Financing Transactions and the January 1998 Midcom Asset Acquisition are referred to as the "Pro Forma Transactions") as if they occurred on January 1, 1997. The following unaudited pro forma as adjusted condensed consolidated statement of operations for the year ended December 31, 1997 gives effect to the 1997 Financing Transactions, the Pro Forma Transactions and this offering, as if each had occurred on January 1, 1997.



     The following unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1998 gives effect to the Pro Forma Transactions as if they occurred as of January 1, 1998. The following unaudited pro forma as adjusted condensed consolidated statement of operations for the nine months ended September 30, 1998 gives effect to the Pro Forma Transactions and this offering, as if each had occurred on January 1, 1998.



     The pro forma financial statements do not purport to represent what the Company's results of operations or financial condition would actually have been had each of the 1997 Financing Transactions, the Pro Forma Transactions and this offering in fact occurred on the dates referenced above or to project our results of operations or financial condition for any future period or date.


     These pro forma financial statements should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial statements, which follow our consolidated financial statements included elsewhere in this prospectus.

     The pro forma financial information gives effect to the Pro Forma Transactions, and relies upon the historical financial statements of Midcom. Midcom's financial statements for the year ended December 31, 1997 (and, consequently, the pro forma financial information) include Midcom's operations during the 10-month period in 1997 prior to Midcom's bankruptcy filing in November 1997 and, therefore, do not accurately reflect the state of the business actually acquired by Winstar in January 1998. The historical financial information for Midcom for the period January 1, 1998 through January 21, 1998 is based pro rata on the actual operating results of the Midcom operations for the period January 22, 1998 through March 31, 1998. In addition, one of the significant assets acquired by the Company in the acquisition was Midcom's customer base, all of whom were notified by the Company of the transfer of their accounts to the Company and have the option to replace the Company as their service provider. Although the Company expects that a significant number of customers will elect to terminate their service and move to other carriers, the Pro Forma Financial Information does not give effect to the loss of any Midcom customers. Moreover, the Pro Forma Financial Information does not purport to represent what the Company's results of operations or financial condition would actually have been had the Midcom Asset Acquisition in fact occurred on January 1, 1997 or January 1, 1998 or to project the Company's results of operations or financial condition for any future period or date. Although the Company believes the assets it acquired from Midcom were purchased on attractive terms, the Company believes that the purchasers of the common stock should not place any reliance on the pro forma operating results contained in the Pro Forma Financial Information as they relate to Midcom.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                             ADJUSTMENTS
                                                                                              FOR THIS
                                                                             HISTORICAL       OFFERING       AS ADJUSTED
                                                                             -----------     -----------     -----------
                                  ASSETS
Current assets
  Cash and cash equivalents................................................  $   311,863      $ 161,967(a)   $   473,830
  Short term investments...................................................      162,043                         162,043
                                                                             -----------      ---------      -----------
    Cash, cash equivalents and short term investments......................      473,906        161,967          635,873
  Accounts receivable, net.................................................       80,606                          80,606
  Inventories..............................................................       16,028                          16,028
  Prepaid expenses and other current assets................................       39,427                          39,427
                                                                             -----------      ---------      -----------
    Total current assets...................................................      609,967        161,967          771,934
Property and equipment, net................................................      447,186                         447,186
Investment in equity securities............................................       14,954                          14,954
Licenses, net..............................................................      283,558                         283,558
Intangible assets, net.....................................................      149,291                         149,291
Deferred financing costs...................................................       39,378                          39,378
Other assets...............................................................       12,492                          12,492
                                                                             -----------      ---------      -----------
    Total assets...........................................................  $ 1,556,826      $ 161,967      $ 1,718,793
                                                                             -----------      ---------      -----------
                                                                             -----------      ---------      -----------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long term debt........................................  $     5,517      $              $     5,517
  Accounts payable and accrued expenses....................................       78,530                          78,530
  Net liabilities of discontinued operations...............................       11,618                          11,618
  Current portion of capitalized lease obligations.........................       13,646                          13,646
                                                                             -----------      ---------      -----------
    Total current liabilities..............................................      109,311                         109,311
Capitalized lease obligations, less current portion........................       52,448                          52,448
Long-term debt, less current portion.......................................    1,293,823                       1,293,823
Other liabilities..........................................................       13,237                          13,237
Deferred income taxes......................................................       20,000                          20,000
                                                                             -----------      ---------      -----------
    Total liabilities......................................................    1,488,819                       1,488,819
                                                                             -----------      ---------      -----------
Series C exchangeable redeemable preferred stock...........................      194,738                         194,738
Series D senior cumulative convertible redeemable preferred stock..........      200,000                         200,000
Commitments and contingencies
Stockholders' equity:
  Series A preferred stock.................................................           41                              41
  Series E preferred stock.................................................            1                               1
  Common stock, $.01 par value; authorized 200,000 shares, issued and outstanding 40,565 shares and 44,765 issued and outstanding as
    adjusted...............................................................          405             42(a)           447
  Additional paid-in capital...............................................      394,303        161,925(a)       556,228
  Accumulated deficit......................................................     (676,116)                       (676,116)
  Accumulated other comprehensive loss.....................................      (45,365)                        (45,365)
                                                                             -----------      ---------      -----------
    Total stockholders' equity.............................................     (326,731)       161,967         (164,764)
                                                                             -----------      ---------      -----------
    Total liabilities, redeemable preferred stock and stockholders'
      deficit..............................................................  $ 1,556,826      $ 161,967      $ 1,718,793
                                                                             -----------      ---------      -----------
                                                                             -----------      ---------      -----------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         PRO FORMA            ADJUSTMENTS
                                                                                          FOR THE              FOR THE
                                                      THE COMPANY,       MIDCOM,          MIDCOM,             MARCH 1998
                                                      HISTORICAL        HISTORICAL     ASSET ACQUISITION      OFFERINGS
                                                      -------------     ----------     ------------------     -----------
Operating revenues
 Telecommunications services
   CLEC...........................................      $  85,858        $                 $   85,858          $
   Other..........................................         40,276           3,772              44,048
                                                        ---------        --------          ----------          ---------
   Total telecommunications services..............        126,134           3,772             129,906
 Information services.............................         37,220                              37,220
                                                        ---------        --------          ----------          ---------
Total operating revenues..........................        163,354           3,772             167,126
                                                        ---------        --------          ----------          ---------
Operating expenses
 Cost of services and products....................        132,199           3,321             135,520
 Selling, general and administrative expenses.....        175,395             695             176,090
 Depreciation and amortization....................         48,666             158              48,824
                                                        ---------        --------          ----------          ---------
Total operating expenses..........................        356,260           4,174             360,434
                                                        ---------        --------          ----------          ---------
 Operating loss...................................       (192,906)           (402)           (193,308)
Other expense
 Interest expense.................................       (111,704)                           (111,704)           (10,757)(b)
 Interest income..................................         23,986                              23,986
                                                        ---------        --------          ----------          ---------
Loss from continuing operations before income tax
 benefit..........................................       (280,624)           (402)           (281,026)           (10,757)
Income tax benefit................................          4,000                               4,000
                                                        ---------        --------          ----------          ---------
Net loss from continuing operations...............       (276,624)           (402)           (277,026)           (10,757)
Loss from discontinued operations.................        (24,974)                            (24,974)
                                                        ---------        --------          ----------          ---------
Net loss..........................................       (301,598)           (402)           (302,000)           (10,757)
Less preferred stock dividends....................        (31,195)                            (31,195)            (2,994)(c)
                                                        ---------        --------          ----------          ---------
Net loss applicable to common stock...............      $(332,793)       $   (402)         $ (333,195)         $ (13,751)
                                                        ---------        --------          ----------          ---------
                                                        ---------        --------          ----------          ---------
Net loss applicable to common stock per share from
 continuing operations............................      $   (8.10)                         $    (8.12)
Net loss per share from discontinued operations...          (0.66)                              (0.66)
                                                        ---------                          ----------
Net loss applicable to common stock per...........      $   (8.76)                         $    (8.78)
                                                        ---------                          ----------
                                                        ---------                          ----------
Weighted average shares outstanding...............         37,970                              37,970                 72(c)
                                                        ---------                          ----------          ---------
                                                        ---------                          ----------          ---------


                                                                    ADJUSTMENT
                                                                     FOR THIS          PRO FORMA
                                                    PRO FORMA        OFFERING          AS ADJUSTED
                                                    ----------     ---------------     -----------
Operating revenues
 Telecommunications services
   CLEC...........................................  $  85,858         $                 $  85,858
   Other..........................................     44,048                              44,048
                                                    ----------        ---------         ---------
   Total telecommunications services..............    129,906                             129,906
 Information services.............................     37,220                              37,220
                                                    ----------        ---------         ---------
Total operating revenues..........................    167,126                             167,126
                                                    ----------        ---------         ---------
Operating expenses
 Cost of services and products....................    135,520                             135,520
 Selling, general and administrative expenses.....    176,090                             176,090
 Depreciation and amortization....................     48,824                              48,824
                                                    ----------        ---------         ---------
Total operating expenses..........................    360,434                             360,434
                                                    ----------        ---------         ---------
 Operating loss...................................   (193,308)                           (193,308)
Other expense
 Interest expense.................................   (122,461)                           (122,461)
 Interest income..................................     23,986                              23,986
                                                    ----------        ---------         ---------
Loss from continuing operations before income tax
 benefit..........................................   (291,783)                           (291,783)
Income tax benefit................................      4,000                               4,000
                                                    ----------        ---------         ---------
Net loss from continuing operations...............   (287,783)                           (287,783)
Loss from discontinued operations.................    (24,974)                            (24,974)
                                                    ----------        ---------         ---------
Net loss..........................................   (312,757)                           (312,757)
Less preferred stock dividends....................    (34,189)                            (34,189)
                                                    ----------        ---------         ---------
Net loss applicable to common stock...............  $(346,946)        $                 $(346,946)
                                                    ----------        ---------         ---------
                                                    ----------        ---------         ---------
Net loss applicable to common stock per share from
 continuing operations............................  $   (8.46)                          $   (7.62)
Net loss per share from discontinued operations...      (0.66)                               (.59)
                                                    ----------                          ---------
Net loss applicable to common stock per...........  $   (9.12)                          $   (8.21)
                                                    ----------                          ---------
                                                    ----------                          ---------
Weighted average shares outstanding...............     38,042             4,200(d)         42,242
                                                    ----------        ---------         ---------
                                                    ----------        ---------         ---------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                     ADJUSTMENTS
                                                                   ADJUSTMENTS        PRO FORMA                        FOR THE
                                                                     FOR THE           FOR THE                         MIDCOM
                                                    THE COMPANY,       1997          1997 FINANCING     MIDCOM,         ASSET
                                                    HISTORICAL      FINANCINGS       TRANSACTIONS      HISTORICAL    ACQUISITION
                                                    ------------   ---------------   ---------------   -----------   ------------
Operating revenues
   Telecommunications services
       CLEC.......................................   $   22,653       $                 $  22,653       $             $
       Other......................................        7,143                             7,143          98,283
                                                     ----------       ---------         ---------       ---------     ----------
   Total telecomunications services...............       29,796                            29,796          98,283
   Information services...........................       41,354                            41,354
                                                     ----------       ---------         ---------       ---------     ----------
Total operating revenues..........................       71,150                            71,150          98,283
                                                     ----------       ---------         ---------       ---------     ----------
Operating expenses
   Cost of services and products..................       73,898                            73,898          72,440
   Selling, general and administrative expenses...      150,688                           150,688          86,004            714 (f)
   Depreciation and amortization..................       25,102           5,062 (e)        30,164          17,168          5,139 (f)
                                                                                                                            (329)(f)
                                                     ----------       ---------         ---------       ---------     ----------
Total operating expenses..........................      249,688           5,062           254,750         175,612          5,524
                                                     ----------       ---------         ---------       ---------     ----------
   Operating loss.................................     (178,538)         (5,062)         (183,600)        (77,329)        (5,524)
Other expense
   Interest expense...............................      (77,257)        (25,905)(e)      (103,162)         (9,929)         9,929 (f)
   Interest income................................       17,577                            17,577              --         (4,784)(f)
   Reorganization items...........................           --                                           (11,310)        11,310 (f)
   Other income (expense).........................        2,219                             2,219          (5,200)
                                                     ----------       ---------         ---------       ---------     ----------
Loss from continuing operations before income tax
 benefit..........................................     (235,999)        (30,967)         (266,966)       (103,768)        10,931
Income tax benefit................................        2,500                             2,500
                                                     ----------       ---------         ---------       ---------     ----------
Net loss from continuing operations...............     (233,499)        (30,967)         (264,466)       (103,768)        10,931
Loss from discontinued operations.................      (15,985)                          (15,985)
                                                     ----------       ---------         ---------       ---------     ----------
Net loss..........................................     (249,484)        (30,967)         (280,451)       (103,768)        10,931
Less preferred stock dividends....................       (5,879)        (25,927)(e)       (31,806)                            --
                                                     ----------       ---------         ---------       ---------     ----------
Net loss applicable to common stock...............   $ (255,363)      $ (56,894)        $(312,257)      $(103,768)    $   10,931
                                                     ----------       ---------         ---------       ---------     ----------
                                                     ----------       ---------         ---------       ---------     ----------
Net loss applicable to common stock per share from
 continuing operations............................   $    (7.20)                        $   (8.91)
Net loss per share from discontinued operations...        (0.48)                            (0.48)
                                                     ----------                         ---------
Net loss applicable to common stock per share.....   $    (7.68)                        $   (9.39)
                                                     ----------                         ---------
                                                     ----------                         ---------
Weighted average shares outstanding...............       33,249                            33,249
                                                     ----------                         ---------
                                                     ----------                         ---------

                                                     PRO FORMA      PRO FORMA
                                                      FOR THE      ADJUSTMENTS
                                                      MIDCOM         FOR THE                        ADJUSTMENT
                                                       ASSET       MARCH 1998                        FOR THIS      PRO FORMA
                                                    ACQUISITION     OFFERINGS       PRO FORMA        OFFERING     AS ADJUSTED
                                                    ------------   ------------     -----------     -----------   ------------
Operating revenues
   Telecommunications services
       CLEC.......................................   $   22,653     $                $  22,653       $             $   22,653
       Other......................................      105,426                        105,426                        105,426
                                                     ----------     ----------       ---------       ---------     ----------
   Total telecomunications services...............      128,079                        128,079                        128,079
   Information services...........................       41,354                         41,354                         41,354
                                                     ----------     ----------       ---------       ---------     ----------
Total operating revenues..........................      169,433                        169,433                        169,433
                                                     ----------     ----------       ---------       ---------     ----------
Operating expenses
   Cost of services and products..................      146,338                        146,338                        146,338
   Selling, general and administrative expenses...      237,406                        237,406                        237,406
   Depreciation and amortization..................       52,142                         52,142                         52,142

                                                     ----------     ----------       ---------       ---------     ----------
Total operating expenses..........................      435,886                        435,886                        435,886
                                                     ----------     ----------       ---------       ---------     ----------
   Operating loss.................................     (266,453)                      (266,453)                      (266,453)
Other expense
   Interest expense...............................     (103,162)       (49,590)(g)    (152,752)                      (152,752)
   Interest income................................       12,793                         12,793                         12,793
   Reorganization items...........................           --
   Other income (expense).........................       (2,981)                        (2,981)                        (2,981)
                                                     ----------     ----------       ---------       ---------     ----------
Loss from continuing operations before income tax
 benefit..........................................     (359,803)       (49,590)       (409,393)                      (409,393)
Income tax benefit................................        2,500                          2,500                          2,500
                                                     ----------     ----------       ---------       ---------     ----------
Net loss from continuing operations...............     (357,303)       (49,590)       (406,893)                      (406,893)
Loss from discontinued operations.................      (15,985)                       (15,985)                       (15,985)
                                                     ----------     ----------       ---------       ---------     ----------
Net loss..........................................     (373,288)       (49,590)       (422,878)                      (422,878)
Less preferred stock dividends....................      (31,806)       (14,000)(g)     (45,806)                       (45,806)
                                                     ----------     ----------       ---------       ---------     ----------
Net loss applicable to common stock...............   $ (405,094)    $  (63,590)      $(468,684)      $             $ (468,684)
                                                     ----------     ----------       ---------       ---------     ----------
                                                     ----------     ----------       ---------       ---------     ----------
Net loss applicable to common stock per share from
 continuing operations............................   $   (11.70)                     $  (13.52)                    $   (12.02)
Net loss per share from discontinued operations...        (0.48)                         (0.48)                         (0.42)
                                                     ----------                      ---------                     ----------
Net loss applicable to common stock per share.....   $   (12.18)                     $  (14.00)                    $   (12.44)
                                                     ----------                      ---------                     ----------
                                                     ----------                      ---------                     ----------
Weighted average shares outstanding...............       33,249            220          33,469           4,200(h)      37,669
                                                     ----------     ----------       ---------       ---------     ----------
                                                     ----------     ----------       ---------       ---------     ----------


                 See Notes to Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

     The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts to be recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying unaudited pro forma condensed consolidated financial statements. It is therefore possible that the entries presented below will not be the amounts that were actually recorded.

BALANCE SHEET AT SEPTEMBER 30, 1998

     (a) To record the issuance of the common stock issued in the offering as if it occurred on September 30, 1998.




STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998



     (b) To record interest expense on the debt issued in the March 1998 Debt Placements, including amortization of debt offering costs and other related fees, as if the debt were issued at January 1, 1998, but not to include interest income earned on additional available cash ($10,757).



     (c) To reflect preferred stock dividends as if the March 1998 Preferred Stock Placement had occurred on January 1, 1998 ($2,994).





     (d) To record the issuance of the common stock issued in this offering as if it occurred on January 1, 1998.





STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997



     (e) To record the 1997 Financing Transactions as if they occurred as of January 1, 1997, including preferred stock dividends and amortization of debt offering costs and other related fees, but not to include interest income earned on unused cash, as follows:


             Preferred Stock dividends on the Preferred Stock issued by the Company in the February 1997 Preferred Stock Placement ($654).

             Interest expense on the debt issued in the March 1997 Debt Placement ($8,476).

             Interest expense on the debt issued in the August 1997 Debt Placement ($4,018).

             Interest expense on the Senior Subordinated Notes issued in the October 1997 Debt Placement ($12,336).

             Depreciation expense on the assets acquired in the US ONE Asset Acquisition, ($5,062) and the interest expense on the related financing ($6,877).

             Preferred Stock dividends on the Exchangeable Redeemable Preferred Stock issued in the December 1997 Preferred Stock Placement ($25,273).

             Eliminate the pro forma interest expense ($6,877) related to the US ONE Asset Financing and to record the interest expense ($1,075) related to the write-off of the related financing fees.




     (f) To record the Midcom Asset Acquisition as follows:


             Amortization of the excess of the purchase price over Seller's historical basis of the assets acquired in the Midcom Asset Acquisition over ten years ($5,139).

             Eliminate the interest expense recorded on the Midcom debt, which was not assumed in the Midcom Asset Acquisition ($9,929).

             Eliminate interest income on the purchase price of the Midcom Acquisition, as if the Midcom Acqusition had occurred as of January 1, 1997 ($4,784).

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)

             Eliminate depreciation expense ($329) related to the Midcom assets not purchased by the Company and to record rental expense ($714) for the Midcom assets leased by the Company.

             Eliminate Reorganization items related to the Midcom bankruptcy ($11,310).


     (g) To record the March 1998 Financing Transactions as follows: Cumulative Convertible Preferred Stock dividends on the Preferred Stock issued by the Company (assuming the dividends are paid in Common Stock) as if the Preferred Stock had been issued as of January 1, 1997 ($14,000). Interest expense on the 1998 Notes issued, including amortization of debt offering costs and other related fees, as if the 1998 Notes were issued as of January 1, 1997, but not to include interest income earned on available cash ($49,590).



     (h) To record the issuance of the Common Stock issued in this offering as if it occurred as of January 1, 1997.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,200,000 SHARES

                          WINSTAR COMMUNICATIONS, INC.

                                  COMMON STOCK

                          [LOGO] WINSTAR(Registered)

                                  ------------

                                   PROSPECTUS

                                JANUARY   , 1999

                                  ------------

                              SALOMON SMITH BARNEY

                           CREDIT SUISSE FIRST BOSTON


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  [INTERNATIONAL PROSPECTUS--ALTERNATE PAGE]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.





                       SUBJECT TO COMPLETION, DATED JANUARY 15, 1999
PROSPECTUS


                                                      [LOGO] WINSTAR(Registered)

                                4,200,000 SHARES

                          WINSTAR COMMUNICATIONS, INC.

                                  COMMON STOCK

                               ------------------

     We are selling 4,200,000 shares of our common stock. The U.S. underwriters named in this prospectus may purchase up to 630,000 additional shares of our common stock under certain circumstances.

     Of the 4,200,000 shares of common stock that we are selling, 840,000 shares are being offered outside the United States and Canada by a syndicate of international underwriters and 3,360,000 shares are being offered concurrently in the United States and Canada by a syndicate of U.S. underwriters.


     Our common stock is quoted on the Nasdaq National Market under the symbol "WCII". The last reported sale price of our common stock on Nasdaq on January 14, 1999, was $40.56 per share.


                               ------------------


     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                                                             PER SHARE     TOTAL
                                                                                             ---------    --------
Public offering price.....................................................................    $           $
Underwriting discount.....................................................................    $           $
Proceeds to WinStar (before expenses).....................................................    $           $

     The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about January , 1999.

                               ------------------

SALOMON SMITH BARNEY INTERNATIONAL                    CREDIT SUISSE FIRST BOSTON

January   , 1999

                  [INTERNATIONAL PROSPECTUS--ALTERNATE PAGE]

                                  UNDERWRITING

     This offering consists of (1) an offering of 840,000 shares of our common stock outside the United States and Canada and (2) a concurrent offering of 3,360,000 shares of our common stock in the United States and Canada. Salomon Smith Barney Inc. is the global coordinator and bookrunner of this offering.

     Subject to the terms and conditions stated in the international underwriting agreement, each international underwriter named below has severally agreed to purchase, and we have agreed to sell to such international underwriter, the number of shares set forth opposite its name:


                                                                                     NUMBER OF
NAME                                                                                  SHARES
----------------------------------------------------------------------------------   ---------
Salomon Brothers International Limited............................................
Credit Suisse First Boston (Europe) Limited.......................................
                                                                                      -------
       Total......................................................................    840,000
                                                                                      -------
                                                                                      -------


     The international underwriting agreement provides that the obligations of the international underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The international underwriters are obligated to purchase all the shares if they purchase any of the shares.

     The international underwriters, for whom Salomon Brothers International Limited and Credit Suisse First Boston (Europe) Limited are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a
concession not in excess of $     per share. The international underwriters may
allow, and such dealers may reallow, a concession not in excess of $     per
share on sales to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the representatives.


     We have also entered into an underwriting agreement with a syndicate of U.S. underwriters providing for the concurrent offer and sale of 3,360,000 shares of common stock in the United States and Canada. Salomon Smith Barney Inc. is the lead manager of the underwriters for the U.S. offering. The offering price and aggregate underwriting discounts and commissions per share for the international offering and the U.S. offering are identical. In addition, the international offering and the U.S. offering are each conditioned upon the closing of the other.



     The international and U.S. underwriters will enter into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares of common stock. The international and U.S. underwriters also have agreed that they may sell shares of common stock between their respective underwriting syndicates.


     We and our executive officers and directors have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate

                  [INTERNATIONAL PROSPECTUS--ALTERNATE PAGE]


member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discountinued at any time.

     In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specific percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discounted when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.


     The U.S. representatives have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The U.S. representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.


     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     Up to 950,000 of the shares to be offered in the U.S. offering may be sold by our wholly owned subsidiary. We will issue these shares to our subsidiary as a capital contribution immediately prior to the closing of this offering. The net proceeds from the sale of these shares will be received by our subsidiary. This subsidiary will be a party to the U.S. underwriting agreement.

                  [INTERNATIONAL PROSPECTUS--ALTERNATE PAGE]


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                4,200,000 SHARES

                          WINSTAR COMMUNICATIONS, INC.

                                  COMMON STOCK


                          [LOGO] WINSTAR(Registered)


                                  ------------

                                   PROSPECTUS

                                JANUARY   , 1999

                                  ------------


                       SALOMON SMITH BARNEY INTERNATIONAL

                           CREDIT SUISSE FIRST BOSTON


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses, other than underwriting discounts and commissions, in connection with this offering of shares of common stock are as follows:


Securities Act Registration Fee............................   $ 51,947.25
Nasdaq Additional Listing Fee..............................     17,500.00
Printing and Engraving Expenses............................    200,000.00
Legal Fees and Expenses....................................    300,000.00
Accounting Fees and Expenses...............................    275,000.00
Miscellaneous..............................................     55,552.75
                                                              -----------
     Total.................................................   $900,000.00
                                                              -----------
                                                              -----------


------------------
* Estimated and subject to future contingencies.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by law.

     Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

     "Section 145. Indemnification of officers, directors, employees and agents; insurance.

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES





(a) EXHIBITS



 EXHIBIT
  NUMBER     DESCRIPTION
----------   ----------------------------------------------------------------------------------------------------
    1.1      Form of U.S. Underwriting Agreement*
    1.2      Form of International Underwriting Agreement*
    5        Opinion of Graubard Mollen & Miller
   23.1      Consent of Grant Thornton LLP
   23.2      Consent of Grant Thornton LLP
   23.3      Consent of Ernst & Young LLP
   23.4      Consent of Graubard Mollen & Miller (included in Exhibit 5)
   24        Power of Attorney**


------------------


 * To be filed by amendment or incorporated by reference.


** Previously filed.



     (b) SCHEDULES



  S-1        Report of Independent Certified Public Accountants on Schedules
  S-2        Schedule II--Valuation and Qualifying Accounts


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JANUARY 14, 1999.


                                          WINSTAR COMMUNICATIONS, INC.


                                          By:    /s/ TIMOTHY R. GRAHAM
       ----------------------------------
                                                     Timothy R. Graham
                                                 Executive Vice President,
                                                General Counsel and Director



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                       TITLE                              DATE
------------------------------------------  ----------------------------------------------   -----------------
                   *                        Chairman of the Board and Chief Executive         January 14, 1999
------------------------------------------  Officer
         William J. Rouhana, Jr.

                   *                        President, Chief Operating Officer and            January 14, 1999
------------------------------------------  Director
              Nathan Kantor

        /s/ TIMOTHY R. GRAHAM               Executive Vice President, General Counsel and     January 14, 1999
------------------------------------------  Director
            Timothy R. Graham

                   *                        Executive Vice President and                      January 14, 1999
------------------------------------------  Chief Financial Officer
            Charles T. Dickson

                   *                        Director                                          January 14, 1999
------------------------------------------
              Bert Wasserman

                   *                        Director                                          January 14, 1999
------------------------------------------
         William J. vanden Heuvel

                   *                        Director                                          January 14, 1999
------------------------------------------
             Steven B. Magyar

                   *                        Director                                          January 14, 1999
------------------------------------------
              James I. Cash

                   *                        Vice President, Finance and                       January 14, 1999
------------------------------------------  Principal Accounting Officer
             Joseph P. Dwyer

*by:    /s/ TIMOTHY R. GRAHAM                                                                 January 14, 1999
------------------------------------------
            Timothy R. Graham
           as Attorney in Fact

                        REPORT OF INDEPENDENT CERTIFIED
                         PUBLIC ACCOUNTANTS ON SCHEDULE

Board of Directors
WinStar Communications, Inc.

In connection with our audit of the consolidated financial statements of WinStar Communications, Inc. and Subsidiaries referred to in our report dated
February 12, 1998, except for paragraph b of Note 24 as to which the date is November 5, 1998, we have also audited Schedule II for the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997.

In our opinion, this schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be set forth therein.

GRANT THORNTON LLP

New York, New York
November 5, 1998

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                           COLUMN C
                                                            COLUMN B      ------------
                                                            ----------     ADDITIONS                           COLUMN E
                        COLUMN A                            BALANCE AT      CHARGED          COLUMN D        --------------
---------------------------------------------------------   BEGINNING     TO COSTS AND    --------------     BALANCE AT END
                       DESCRIPTION                          OF PERIOD      EXPENSES         DEDUCTIONS        OF PERIOD
---------------------------------------------------------   ----------    ------------    --------------     --------------
Reserves deducted from assets to which they apply:
Year ended December 31, 1997
  Allowance for doubtful accounts(a).....................    $428,326      $3,963,612     $    1,578,247(b)    $2,813,691
                                                             --------      ----------     --------------       ----------
                                                             --------      ----------     --------------       ----------
Year ended December 31, 1996
  Allowance for doubtful accounts(a).....................    $  5,608      $  584,212     $      161,494(b)    $  428,326
                                                             --------      ----------     --------------       ----------
                                                             --------      ----------     --------------       ----------
Ten months ended December 31, 1995
  Allowance for doubtful accounts(a).....................    $     --      $   70,000     $       64,392(b)    $    5,608
                                                             --------      ----------     --------------       ----------
                                                             --------      ----------     --------------       ----------

------------------
(a) Deducted from accounts receivable. Excludes amounts pertaining to discontinued operations.

(b) Uncollectible accounts receivable charged against allowance

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER     DESCRIPTION
----------   ----------------------------------------------------------------------------------------------------
    1.1      Form of U.S. Underwriting Agreement*
    1.2      Form of International Underwriting Agreement*
    5        Opinion of Graubard Mollen & Miller
   23.1      Consent of Grant Thornton LLP
   23.2      Consent of Grant Thornton LLP
   23.3      Consent of Ernst & Young LLP
   23.4      Consent of Graubard Mollen & Miller (included in Exhibit 5)
   24        Power of Attorney**


------------------


 * To be filed by amendment or incorporated by reference.


** Previously filed.